      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2001

                                                      REGISTRATION NO. 333-39350
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                                 RIBAPHARM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                            95-4805655
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               3300 HYLAND AVENUE
                              COSTA MESA, CA 92626
                                 (714) 545-0100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ----------------------------

                                HARRY A. ROOSJE
                               3300 HYLAND AVENUE
                              COSTA MESA, CA 92626
                                 (714) 545-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ----------------------------

                                   Copies to:

                  Jeffrey Bagner                                    Frederick W. Kanner
     Fried, Frank, Harris, Shriver & Jacobson                      Dewey Ballantine LLP
                One New York Plaza                              1301 Avenue of the Americas
             New York, New York 10004                            New York, New York 10019
                  (212) 859-8000                                      (212) 259-8000

                          ----------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                          ----------------------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [ ]   ___________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   ___________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   ___________________


  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF SECURITIES                 PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
                     TO BE REGISTERED                              OFFERING PRICE(1)         REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------
Common stock $.01 par value...............................           $310,500,000                  $77,625
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------



(1)Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.



(2)$66,000 was paid at the time of the initial filing and an additional $15,972 was paid at the time of filing of Amendment No. 1.

                          ----------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus.


PRELIMINARY PROSPECTUS             Subject to completion            May 14, 2001

--------------------------------------------------------------------------------


18,000,000 Shares


RIBAPHARM INC.

Class A Common Stock

--------------------------------------------------------------------------------


This is an initial public offering of shares of our Class A Common Stock. ICN Pharmaceuticals, Inc. is selling all of these shares of our Class A Common Stock and will receive all of the proceeds of this offering. We expect the public offering price to be between $13.00 and $15.00 per share.



UPON COMPLETION OF THIS OFFERING, ICN WILL OWN APPROXIMATELY 97% OF THE COMBINED VOTING POWER AND 88% OF OUR OUTSTANDING SHARES OF COMMON STOCK.


We filed an application to have our Class A Common Stock listed on the Nasdaq National Market under the symbol "RIBA".


BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR CLASS A COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 7.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------


The underwriters may also purchase up to 2,700,000 additional shares of Class A Common Stock.



Delivery of the shares will be made on or about          , 2001.



UBS WARBURG LLC                                               CIBC WORLD MARKETS



                  The date of this prospectus is      , 2001.

--------------------------------------------------------------------------------


Until                , 2001 (25 days after the date of this prospectus), all
dealers selling shares of our Class A Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary....................    1
The offering..........................    4
Summary financial data................    6
Risk factors..........................    7
Forward-looking information...........   19
Use of proceeds.......................   20
Dividend policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected financial data...............   23
Management's discussion and analysis
  of financial condition and results
  of operations.......................   24
Business..............................   28
Management............................   53
Relationship with ICN.................   63
Principal and selling stockholders....   70
Description of securities.............   71
Shares eligible for future sale.......   75
Underwriting..........................   76
Legal matters.........................   79
Experts...............................   79
Where you can find more information...   80
Index to financial statements.........  F-1

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section, before making an investment decision. We derived the financial and other information contained in this prospectus from our historical performance as a division within the ICN Pharmaceuticals, Inc. consolidated group.

OUR BUSINESS


We are a biotechnology company that seeks to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. Our product ribavirin is an antiviral drug that Schering-Plough Ltd. markets under license from us in combination with its interferon alfa-2b under the trade name Rebetron as a therapy for the treatment of hepatitis C. Our royalties from sales of ribavirin by Schering-Plough were $110 million in 1999 and $155 million for 2000.



Ribavirin came from our extensive library of chemical compounds. ICN developed more than half of the compounds from 1968 through 1976. Additional compounds were developed from 1985 through 1988. At least 3,500 of these are nucleoside analog compounds. Nucleoside analogs are small-molecule-type chemicals that resemble the natural building blocks of human and viral genetic material. This genetic material is commonly known as DNA and RNA. We believe that our library contains one of the largest collections of nucleoside analogs in the world. We intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates from our nucleoside analog library. To date, ribavirin is the only compound we have commercialized from our library.



RELATIONSHIP WITH ICN



ICN has advised us that it is initiating the public offering at this time as part of a larger corporate restructuring plan intended to enhance the success and efficiency of each of its three core businesses.



In February 2000, ICN retained UBS Warburg to advise it regarding possible strategic alternatives. On June 15, 2000, ICN publicly announced a restructuring plan to split into three separate companies. On October 19, 2000, ICN announced that, as part of its restructuring, it intends to distribute its remaining interest in us to ICN's stockholders in a tax-free spin-off as soon as possible after this offering. ICN developed its corporate restructuring plan after consulting with UBS Warburg.



ICN has advised us that it believes the restructuring and spin-off will result in the following benefits:



-Greater strategic focus and reduced inefficiencies. As a result of each of its three core businesses having its own board of directors and separate management team, ICN expects the businesses will be better able to focus on corporate and strategic opportunities. In addition, ICN expects that the restructuring and spin-off will eliminate the difficulties and inefficiencies inherent in managing three separate businesses.



-Equity currency more directly linked to each business. As a result of the restructuring and spin-off, each of ICN's core businesses will have its own equity currency. ICN expects that this will result in better incentives for, and greater accountability of, employees by allowing incentive compensation to be more closely linked with market performance of the stock of each of the businesses. In addition, ICN believes that equity currency more closely linked to each business may be more attractive consideration for future acquisitions.



-Increased offering proceeds. ICN also believes that its proceeds from the public offerings are likely to be greater if ICN commits now to distribute its interest in us to ICN stockholders on a tax-free basis as soon as possible after the offering.


--------------------------------------------------------------------------------

ICN has advised us that the distribution of its remaining interest in us to ICN's stockholders on a tax-free basis is subject to a number of conditions, including:



-obtaining a ruling from the Internal Revenue Service or an opinion of counsel that the distribution will qualify as a tax-free spin-off under US tax laws;



-compliance with all other applicable laws, including the regulations of the SEC and Delaware General Corporation Law provisions regarding the payment of dividends; and



-approval by the holders of ICN's outstanding debt, to the extent required.



ICN has advised us that it intends to file a ruling request with the Internal Revenue Service no later than 60 days after completion of this offering. See "Relationship with ICN -- Tax-Free Spin-Off."


ADVANTAGES OF NUCLEOSIDE ANALOGS


We believe nucleoside analogs present significant opportunities for drug development. Nucleoside analogs treat viruses and cancers by modifying the natural structure of DNA and RNA in a way that disrupts the replication of viruses and cancer cells. The US Food and Drug Administration, or FDA, has approved over ten nucleoside analogs for antiviral and anticancer indications. Some of these nucleoside analogs are marketed as monotherapy treatments. Others, like ribavirin, are marketed as part of a combination therapy with other drugs. Estimated 2000 US revenues for the top five selling nucleoside analogs were $1.4 billion. We also believe that our nucleoside analog library provides a potentially greater opportunity for successful antiviral and anticancer drug discovery when compared to the random screening of large numbers of diverse chemical compounds. This random screening is used by many pharmaceutical and biotechnology companies in their drug discovery efforts. We base our belief on the fact that the chance of fitting molecules like nucleoside analogs to genetic targets with viruses and cancer cells is higher than the fitting of random unrelated small molecules to these same targets.


RIBAVIRIN FOR HEPATITIS C


In 1995, we granted an exclusive license to Schering-Plough for all oral forms of ribavirin for the treatment of chronic hepatitis C. We also granted to Schering-Plough an option to license oral forms of ribavirin for additional indications we develop. In 1998, Schering-Plough received FDA approval to market ribavirin in the United States in combination with Schering-Plough's interferon alfa-2b for the treatment of chronic hepatitis C in patients with compensated liver disease. Most hepatitis C patients have compensated liver disease. This means that these patients have relatively normal liver function. In May 1999, Schering-Plough received approval from the European Union to market the combination therapy in the European Union for the same patient populations as those approved in the United States. According to the World Health Organization, as many as 170 million people worldwide are infected by the hepatitis C virus. Of these, it is estimated that approximately 10 million reside in the United States, Europe and Japan.


RESEARCH AND DEVELOPMENT PROGRAM

Our research and development efforts seek to capitalize on our nucleoside analog library. We believe this library may provide us with a large supply of potential new drug candidates. We have not fully screened our nucleoside analog library for our target indications, hepatitis C, hepatitis B, HIV and cancer.


In March 2000, we hired Johnson Y.N. Lau, MD, PhD, to lead our research and development efforts. Dr. Lau, an expert in viruses and liver diseases, was formerly senior director in antiviral research at the Schering-Plough Research Institute. We believe we currently have the scientific, technological and financial resources necessary to screen our nucleoside analog library for our target indications. We plan to continue to expand our research team to over 120 scientists by the end of 2002. In addition, we


--------------------------------------------------------------------------------
 2
spent approximately $18 million in 2000 to upgrade and modernize our research laboratories and equipment.



To date, we derived four product candidates from our nucleoside analog library. Based on preclinical studies, we believe that one of these product candidates, Levovirin, may have an ability to stimulate an immune response to some viral infections without the anemia associated with ribavirin. We recently filed an investigational new drug application to begin clinical testing of Levovirin for use in combination with interferon alpha for the treatment of hepatitis C. Based on this investigational new drug application, in February 2001 we began Phase I clinical trials on Levovirin. Based on preclinical studies, we believe that another product candidate, Viramidine, may generate an antiviral and immune response to viral infections similar to ribavirin, but with less significant side effects.



We are also engaged in clinical trials for the other two nucleoside analog compounds. Tiazole is currently in human trials to evaluate its effectiveness in the treatment of the late stages of a form of leukemia. The US Food and Drug Administration granted Tiazole orphan drug designation for treatment of this form of leukemia. We are also evaluating Tiazole for the treatment of ovarian cancer and a bone marrow cancer known as multiple myeloma. Adenazole recently began additional early-stage human trials for the treatment of colon cancer. You should read "Risk factors -- Risks Related to Our Business -- Because of an ongoing dispute involving ICN's interest in a Yugoslavian joint venture, our rights to commercialize Tiazole and Adenazole may be limited" for a description of legal proceedings that may affect our rights to Tiazole and Adenazole.



We have an agreement that provides Schering-Plough with the option or right of first/ last refusal to license various products we may develop. See
"Business -- Products in Development -- November 2000 Schering-Plough
Agreement."



We intend to fund our research and development from the royalty income we receive from sales of ribavirin by Schering-Plough. These royalties presently are our only source of revenues. If this royalty income decreases significantly in the future, we would need to find an alternative funding source. Prior to receiving our next royalty payment, we intend to fund our operations by borrowing up to $25 million from ICN. Our next royalty payment is scheduled to
be received at the end of [     ] 2001.


OUR STRATEGY

Our objective is to be a leader in the discovery, development and commercialization of nucleoside analogs and other novel drugs that can be effective in the treatment of viral diseases, cancer and other unmet medical needs. We plan to pursue this objective by:

- discovering, developing and commercializing novel drug candidates from our nucleoside analog library;

- focusing on diseases that represent large unmet medical needs that we believe provide substantial commercial opportunities;

- maximizing the value of our new product candidates by leveraging our internal development capabilities;

- accelerating development of identified drug candidates from our current product pipeline; and

- expanding our existing product pipeline and technologies through acquisitions and in-licensing opportunities.

--------------------------------------------------------------------------------

The offering


Class A Common Stock offered by
ICN.................................     18,000,000 shares



Common Stock to be outstanding after
this offering:
  Class A Common Stock..............     18,000,000 shares



  Class B Common Stock..............     132,000,000 shares



Voting rights.......................     Each share of Class A Common Stock is
                                         entitled to one vote and each share of
                                         Class B Common Stock is entitled to
                                         five votes. The Class B Common Stock
                                         has the exclusive right to elect one
                                         director. All other directors will be
                                         elected by the Class A Common Stock and
                                         Class B Common Stock voting as a single
                                         class. On all other matters the Class A
                                         Common Stock and the Class B Common
                                         Stock generally vote as a single class.



Restrictions on directors...........     Our certificate of incorporation and
                                         bylaws provide that any person who was
                                         a director, officer, employee or
                                         consultant of ICN at any time during
                                         the immediately preceding three years
                                         will not be qualified to serve as a
                                         director of Ribapharm. This restriction
                                         will remain in place until after our
                                         2004 annual meeting of stockholders.
                                         This provision does not apply to any
                                         person serving as one of our directors
                                         immediately following this offering.


Proposed Nasdaq National Market
symbol..............................     RIBA


Use of proceeds.....................     We will not receive any of the proceeds
                                         from the sale of the Class A Common
                                         Stock in this offering.



The number of shares of Class A Common Stock shown above as outstanding after this offering does not include the following:



- up to 2,700,000 shares which the underwriters have the option to purchase from ICN to cover over-allotments;



- 21,000,000 shares reserved for issuance under our 2001 Stock Option Plan, including up to 7,000,000 shares issuable upon the exercise of options to be granted at the time of this offering with an exercise price equal to the offering price; and



- 132,000,000 shares of Class B Common Stock held by ICN convertible into an equal number of shares of Class A Common Stock, or 129,300,000 shares of Class B Common Stock if the underwriters' exercise the over-allotment option in full.



In December 2000, an affiliate of F. Hoffmann-La Roche Ltd entered into a non-binding letter of intent with us and ICN to exchange its common stock of ICN for up to approximately 17.4% of our outstanding common stock. See "Relationship with ICN -- Potential Transaction with Roche."


HOW TO CONTACT US

Our principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California 92626 and our telephone number is (714) 545-0100.

--------------------------------------------------------------------------------
 4

ABOUT THIS PROSPECTUS


Virazole(R), Levovirin(TM), Tiazole(TM), Adenazole(TM) and Viramidine(TM) are our trademarks. All other brand names, trademarks or service marks referred to in this prospectus are the property of their owners.


Schering-Plough sells ribavirin under the trade name Rebetron as part of a combination therapy with Schering-Plough's interferon alfa-2b in the United States. Outside the United States, Schering-Plough sells ribavirin under the trade name Rebetol. For ease of presentation, we will refer to Rebetol and the ribavirin component of Rebetron in this prospectus as ribavirin.


Unless otherwise stated, all information contained in this prospectus assumes no exercise by the underwriters of their over-allotment option. The assumed initial offering price of $14.00 used in this prospectus is the midpoint of the range shown on the cover page of this prospectus.


--------------------------------------------------------------------------------

Summary financial data


The following table summarizes the financial data for our business during the periods indicated. You should read the data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and related notes included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1998, 1999 and 2000 from our audited financial statements, which are included elsewhere in this prospectus. We derived the statement of operations data for the year ended December 31, 1997 from our audited financial statements not included in this prospectus. We derived the statement of operations data for the year ended December 31, 1996 from our unaudited financial statements not included in this prospectus. Unaudited as adjusted net income per share has been calculated using the 150,000,000 shares that will be outstanding at the completion of this offering. Historical results are not necessarily indicative of the results to be expected in the future.



                                                          YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS DATA                  1996       1997      1998       1999       2000
-----------------------------------------------------------------------------------------------
(in thousands, except per share data)
Revenues:
  Royalties...............................  $  1,753   $  3,223   $36,830   $109,592   $154,818
Costs and expenses:
Research and development..................     6,589      7,011     9,530      5,523     13,015
General and administrative................     6,253      9,676     7,392      5,608     11,103
                                            --------   --------   -------   --------   --------
Total costs and expenses..................    12,842     16,687    16,922     11,131     24,118
                                            --------   --------   -------   --------   --------
  Income (loss) from operations...........   (11,089)   (13,464)   19,908     98,461    130,700
Interest expense..........................       775        683       609        396         --
                                            --------   --------   -------   --------   --------
Income (loss) before income taxes.........   (11,864)   (14,147)   19,299     98,065    130,700
Provision (benefit) for income taxes......    (4,271)    (5,093)    6,948     35,303     48,717
                                            --------   --------   -------   --------   --------
  Net income (loss).......................  $ (7,593)  $ (9,054)  $12,351   $ 62,762   $ 81,983
                                            ========   ========   =======   ========   ========
Unaudited as adjusted net income per
  share...................................                                             $    .55
                                                                                       ========
Unaudited as adjusted Class A and B common
  shares outstanding......................                                              150,000
                                                                                       ========



                                                                 AS OF
                                                              DECEMBER 31,
BALANCE SHEET DATA                                                2000
--------------------------------------------------------------------------
(in thousands)
Working deficit.............................................    $(5,807)
Total assets................................................     38,487
Current liabilities.........................................      5,807
Total liabilities...........................................      8,566
Total equity................................................     29,921


--------------------------------------------------------------------------------
 6

--------------------------------------------------------------------------------

Risk factors

An investment in our Class A Common Stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed. In that case, the trading price of our Class A Common Stock could decline and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS


BECAUSE WE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF OUR CLASS A COMMON STOCK IN THIS OFFERING, WE WILL BE DEPENDENT ON ALTERNATIVE FINANCING SOURCES TO FUND OUR OPERATIONS.



ICN will receive all of the proceeds from the sale of our Class A Common Stock in this offering. As a result, we will be dependent upon royalties we receive from Schering-Plough to fund our operations. Until we receive our next royalty
payment in [       ] 2001, we intend to finance our operations by borrowing up to $25 million from ICN.



WE WILL CONTINUE TO BE CONTROLLED BY ICN AS LONG AS IT OWNS OVER 50% OF THE COMBINED VOTING POWER OF OUR STOCK AND WE MAY HAVE CONFLICTS WITH ICN THAT MAY BE RESOLVED IN A MANNER UNFAVORABLE TO US.



After the completion of this offering, ICN will beneficially own approximately 97% of the combined voting power and 88% of our outstanding shares of common stock. As the sole holder of Class B Common Stock, ICN will have the exclusive right to elect one director. All other directors will be elected by the Class A Common Stock and Class B Common Stock voting as a single class. Our certificate of incorporation and bylaws provide that any person who was a director, officer, employee or consultant of ICN at any time during the immediately preceding three years will not be qualified to serve as a director of Ribapharm. This restriction will remain in place until after the 2004 annual meeting of stockholders. This provision does not apply to any person serving as one of our directors immediately following this offering. As to all other matters requiring stockholder approval, ICN will be able to determine the outcome. These matters include mergers, consolidations or a sale of substantially all of our assets. ICN may act in its capacity as a stockholder by written consent without a stockholders' meeting. ICN may exercise this ability in a manner that advances its best interests and not those of our other stockholders.



We may have conflicts with ICN after this offering that we cannot resolve and, even if we are able to do so, the resolution of these conflicts may not be as favorable as if we were dealing with an unaffiliated party. Upon the completion of this offering, we will have arrangements with ICN requiring ICN and its affiliates to provide us with various interim, ongoing and other services. As a result, conflicts of interest may arise between ICN and us in a number of areas relating to our past and ongoing relationships, including:



-  major business combinations by us;



- sales or distributions by ICN of all or any portion of its ownership interest in us;



-  ICN's ability to control our management and affairs;



- the nature, quality and pricing of transitional services ICN has agreed to provide us;



-  business opportunities that may be attractive to both ICN and us; and



- litigation, labor, tax, employee benefit and other matters arising from our separation from ICN.


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


In preparation for this offering, we entered into a number of intercompany agreements with ICN. The terms of those intercompany arrangements were determined by ICN. The prices and other terms under these agreements may be less favorable to us than those we could have obtained in arm's-length negotiations with unaffiliated third parties for similar services or under similar agreements. For more information about these arrangements, see "Relationship with ICN." In addition, after this offering, a number of our directors and executive officers will continue to own ICN stock and options on ICN stock that they acquired as employees of ICN. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and ICN. These conflicts may not ultimately be resolved in a manner fair to us.


IF OUR ROYALTIES FROM SCHERING-PLOUGH DECLINE SIGNIFICANTLY IN THE FUTURE, WE MAY NOT HAVE SUFFICIENT FUNDS TO OPERATE OUR BUSINESS.


We are dependent upon royalties from our license arrangement with Schering-Plough to fund our research and development program. Schering-Plough has sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to the marketing of ribavirin. Any significant decrease in royalties from this license arrangement could require us to cut back on our research and development expenditures and other activities. We also may not be able to repay any borrowings we have incurred in anticipation of receiving these royalties. Schering-Plough has informed ICN that it believes that royalties paid under the license arrangement should not include royalties on drugs distributed as part of some marketing programs. We have not been provided with appropriate information or documentation and do not agree with the proposed adjustment. However, if Schering-Plough were to apply the proposed adjustment retroactively since the inception of the license arrangement, the adjustment would be approximately $14,000,000. Further, if Schering-Plough were to apply the proposed adjustment to future royalties payments, royalties earned could be reduced in the same proportion as the historical adjustment. Future royalties from Schering-Plough may also decrease if competing therapies are developed for the treatment of hepatitis C. Competing therapies may include pegylated interferon developed by Schering-Plough and F. Hoffmann-La Roche, Infergen being developed by Amgen, Inc., Albuferon being developed by Human Genome Sciences, Inc. and protease inhibitors being developed by Eli Lilly and Company, Vertex Pharmaceuticals Incorporated, Viropharma Incorporated, American Home Products Corporation and Gilead Sciences, Inc. Other companies that engage in research activities similar to our research activities include Abbott Laboratories, Pfizer Inc., GlaxoSmithKlein plc and Merck & Co. Inc. In addition, royalties we receive from the sale of ribavirin by Schering-Plough could decline in the future for a variety of reasons, including:


- reductions in the pricing of ribavirin by Schering-Plough or in reimbursement by health care payors;

-  the expiration or invalidation of the patents related to ribavirin;


-  a decrease in Schering-Plough's marketing efforts;


-  quarterly or yearly fluctuations in the prevalence of hepatitis C;

-  fluctuations in foreign currency exchange rates;

- the failure or refusal of Schering-Plough to pay royalties, including in connection with any contract dispute;

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-  the termination of our license arrangements with Schering-Plough; and

- an increase in the severity or frequency of side effects associated with ribavirin or interferon alfa-2b or the discovery of other harmful effects attributable to these drugs.


BECAUSE OUR EFFORTS TO DISCOVER, DEVELOP AND COMMERCIALIZE NEW PRODUCT CANDIDATES ARE IN A VERY EARLY STAGE, THESE EFFORTS ARE SUBJECT TO HIGH RISK OF FAILURE.



A key component of our strategy is to discover, develop and commercialize new product candidates using our nucleoside analog library. The process of successfully commercializing product candidates is very time consuming, expensive and unpredictable. We have only recently begun to direct significant efforts toward the expansion of our scientific staff and research capabilities in order to pursue this strategy.



We may not identify any additional compounds from the library that we believe have sufficient commercial promise to warrant further development. Furthermore, compounds selected from the library for development may not be patentable. Also, our development work may not identify patentable uses.



Clinical trials may not demonstrate that our products are safe or effective. Even if we successfully complete clinical trials, we may not be able to obtain the required regulatory approvals to commercialize any product candidate. For example, prior to its approval as part of the combination therapy to treat hepatitis C patients, the FDA denied our request for regulatory approval to market ribavirin as a monotherapy to treat hepatitis C. If we gain regulatory approval for a product, the approval will be limited to those diseases for which our clinical trials demonstrate the product is safe and effective. To date, ribavirin is our only product that has received regulatory approval for commercial sale. A more detailed discussion regarding government regulation of our products is included in this prospectus under the heading
"Business -- Government Regulation."


IF OUR INTELLECTUAL PROPERTY RIGHTS EXPIRE OR ARE NOT BROAD ENOUGH, THIRD PARTIES MAY BE ABLE TO SELL GENERIC FORMS OF OUR PRODUCTS.

We depend, in part, on the protection afforded by our patents relating to ribavirin for market exclusivity. In particular, if generic forms of ribavirin are permitted to be sold, both the volume of sales and the price Schering-Plough charges for the combination therapy may decrease significantly. As a result, our royalty revenues may decrease.


Schering-Plough currently has regulatory protection under the Waxman-Hatch Act in the United States for the treatment of hepatitis C using the combination therapy. This protection means that the FDA cannot approve a generic form of the combination therapy until December 2001. Schering-Plough is currently conducting pediatric studies for the use of the combination therapy that, if completed in accordance with FDA requirements, may extend this regulatory protection until June 2002. We also have three issued US patents that relate to methods of using ribavirin in dosages that can enhance a patient's immune system in a manner that is particularly useful for treating hepatitis C in combination with interferon alpha. We believe these protections may provide additional patent protection for the combination therapy. These patents all expire in January 2016.


We have patents in foreign countries relating to various antiviral uses of ribavirin. Coverage and expiration of these patents vary, with patents expiring at various times through June 2005. We have no, or limited, patent rights relating to the antiviral use of ribavirin in selected foreign countries where ribavirin is currently, or in the future may be, approved for commercial sale. These include countries in the European Union. However, the use of oral forms of ribavirin for combination therapy was granted a favorable review classification by the European Union. This classification may make it more difficult for competing drugs not previously approved to gain entry to the European markets.

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In addition, the expiration of US patent rights relating to Adenazole between
May 2008 and December 2015, Tiazole in February 2005, and any subsequently issued patents relating to Levovirin and Viramidine or other products, may result in competition from other drug manufacturers. The FDA has granted Tiazole orphan drug designation for treatment of the late stages of a form of leukemia. If Tiazole is the first drug approved for this treatment, the orphan drug designation could give Tiazole seven years of US marketing exclusivity after its approval. See "Business -- Government Regulation -- Orphan drug designation."


Some of the compounds in our nucleoside analog library may have been patented previously or otherwise disclosed to the public. This would prevent us from obtaining patent protection for the compounds themselves. In these cases, we intend to seek patent protection for our intended uses of these compounds and/or for derivatives of these compounds.

You should be aware that the existence of a patent will not necessarily protect us from competition. Competitors may successfully challenge our patents or produce similar drugs that do not infringe our patents.


IF COMPETITORS DEVELOP MORE EFFECTIVE OR LESS COSTLY DRUGS FOR OUR TARGET INDICATIONS, OUR BUSINESS COULD BE SERIOUSLY HARMED.



The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that we are attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We believe that a significant number of drugs are currently under development and may become available in the future for the treatment of hepatitis C, hepatitis B, HIV and cancer. For example, each of Schering-Plough and F. Hoffmann-La Roche developed a modified form of interferon, called pegylated interferon, for the treatment of hepatitis C. In addition, Human Genome Sciences, Inc. submitted an investigational new drug application with the U.S. Food and Drug Administration in October 2000 to initiate phase I human clinical trials of Albuferon for treatment of hepatitis C. If pegylated interferon, Albuferon or other therapies prove to be a more effective treatment for hepatitis C than the combination therapy, then our royalty revenues from Schering-Plough could significantly decrease. See "Business -- Ribavirin for hepatitis C -- Developments related to new forms of interferon."



Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.


IF WE OR OUR STRATEGIC PARTNERS OR LICENSEES INFRINGE OR MISAPPROPRIATE THE PROPRIETARY RIGHTS OF OTHERS, WE COULD BE PREVENTED FROM MAKING OR SELLING OUR PRODUCTS.


Our success will also depend, in part, on our ability and the ability of any strategic partners and licensees, including Schering-Plough, to operate without infringing on or misappropriating the proprietary rights of others. In January 2000, F. Hoffmann-La Roche filed suits against Schering-Plough in the United States District Court in New Jersey and in France. These lawsuits allege that Schering-Plough's pegylated interferon infringes F. Hoffmann-La Roche's patents on pegylated interferon. If Schering-Plough loses either of these lawsuits, it may not be able to market a combination therapy of pegylated interferon and ribavirin if this combination therapy is eventually approved by the FDA.


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BECAUSE OUR EXPENSES WILL INCREASE SIGNIFICANTLY FROM PRIOR LEVELS, OUR
HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE
RESULTS.


Prior to this offering, we have not operated as a stand-alone entity. Our research and development activities have increased significantly since we hired Dr. Lau in March 2000. As a result, the historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented. This information may also not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, there is limited information which you have to evaluate our business and your investment decision. This is because:


- as a division of ICN, ICN provided us with various services and allocated expenses for these services to us in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves;

- the information does not reflect other events and changes that will occur as a result of our separation from ICN, including the establishment of our capital structure and changes in our expenses as a result of new employee plans, our tax sharing arrangement with ICN, and other matters; and

- we are in the process of significantly expanding our research and development activities in connection with the implementation of our business strategy, including spending up to $120 million over the next two years on research and development activities.


IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY RESEARCH SCIENTISTS AND OTHER RESEARCH AND DEVELOPMENT PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY.



We depend on the principal members of our scientific staff, including Dr. Johnson Y.N. Lau. We have employment agreements with our executive officers, including Dr. Lau. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Our success depends upon our ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. We currently plan to expand our research team from 18 scientists on March 1, 2000 to over 120 scientists by the end of 2002. However, we may not be able to attract additional personnel or retain existing employees.



In addition, the existence of non-competition agreements between prospective employees and their previous employers may prevent us from hiring these individuals, or subject us to suit from their former employers.


IF OUR PRODUCTS ARE ALLEGED TO BE HARMFUL, WE MAY NOT BE ABLE TO SELL THEM AND WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale.

In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market. In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. We do not currently have insurance against product liability risks. Insurance is expensive and, if we seek insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential product liability claims.

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OUR FLEXIBILITY IN MAXIMIZING COMMERCIALIZATION OPPORTUNITIES FOR OUR COMPOUNDS
MAY BE LIMITED BY OUR OBLIGATIONS TO SCHERING-PLOUGH.



In November 2000, we entered into an agreement that provides Schering-Plough with an option or right of first/last refusal to license various compounds we may develop. This agreement was entered into as part of a resolution of claims asserted by Schering-Plough against us and ICN regarding our alleged improper hiring of several former Schering-Plough research and development personnel and claims that our license agreement with Schering-Plough precluded us from conducting hepatitis C research. The interest of potential collaborators in obtaining rights to our compounds or the terms of any agreements we ultimately enter into for these rights may be impacted by this agreement. Furthermore, a commercialization partner other than Schering-Plough might have otherwise been preferable due to that potential partner's strength in a given disease area or geographic region or for other reasons. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement."



We are exploring the possibility of licensing Levovirin to a major pharmaceutical company with worldwide marketing and distribution capabilities. We have granted Schering-Plough a right of first/last refusal to license Levovirin.



IF WE DO NOT DEVELOP OUR OWN MANUFACTURING, SALES, MARKETING AND DISTRIBUTION CAPABILITIES, WE WILL REMAIN DEPENDENT ON THIRD PARTIES TO MANUFACTURE AND COMMERCIALIZE OUR PRODUCTS.



We currently have no manufacturing, sales, marketing or distribution capabilities. Other than our agreements with Schering-Plough, we currently have no agreements with third parties to manufacture, sell, market or distribute our products. We are exploring the possibility of licensing Levovirin to a major pharmaceutical company with worldwide marketing and distribution capabilities. Schering-Plough has a right of first/last refusal to license Levovirin. If we do not develop our own internal capabilities, we will have to rely on third parties to manufacture, sell, market and distribute some or all of our products. These third parties may not be able to manufacture or market our products successfully. Agreements with these third parties, including our existing agreements with Schering-Plough, may restrict our ability to enter into other similar agreements. This could prevent us from obtaining the increased revenue and assistance that agreements with other third parties could provide. We may have limited control over the activities of these third parties. Before we can manufacture, sell, market or distribute products, we will need to build manufacturing capacity and a marketing and sales force with technical expertise and with supporting distribution capabilities. See "Business -- Ribavirin for hepatitis C -- Schering-Plough license agreement" and "Business -- Products in Development -- November 2000 Schering-Plough Agreement."



OUR THIRD PARTY MANUFACTURERS' FAILURE TO COMPLY WITH FDA REGULATIONS COULD CAUSE INTERRUPTION OF THE MANUFACTURE OF OUR PRODUCTS.



We do not have the internal capability to manufacture pharmaceutical products. Schering-Plough manufactures the ribavirin sold under license from us. Our manufacturers are required to adhere to regulations enforced by the FDA. Our dependence upon others to manufacture our products may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Delays or difficulties with contract manufacturers in producing, packaging or distributing our products could adversely affect the sales of ribavirin or introduction of other products.



In February 2001, Schering-Plough said that the FDA has been conducting inspections of Schering-Plough's manufacturing facility in Las Piedras, Puerto Rico that manufactures ribavirin, and has issued reports citing deficiencies concerning compliance with current Good Manufacturing Practices (GMPs), primarily relating to production processes, controls and procedures. While Schering-Plough has advised


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us that the deficiencies were not specifically applicable to the production of ribavirin, any deviations from GMPs can affect the capabilities of a manufacturing site. Schering-Plough's ability to manufacture and ship ribavirin could be affected by temporary interruption of some production lines to install system upgrades and further enhance compliance, and other technical production and equipment qualification issues.



If the FDA is not satisfied with Schering-Plough's responses and proposed corrective action, the FDA could take regulatory actions against Schering-Plough, including seizure of products, injunction against further manufacture, recall or other actions that could interrupt production of ribavirin. Interruption of ribavirin production for a sustained period of time could materially reduce our royalty payments.


WE ARE SUBJECT TO UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT POLICIES.

The levels at which government authorities, private health insurers, HMOs and other organizations reimburse the costs of developing and manufacturing drugs and treatments related to those drugs will have an effect on the successful commercialization of our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. If reimbursement is not available or is available only to limited levels, we may not be able to obtain a satisfactory financial return on the manufacture and commercialization of any future drugs. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly-approved health care products. Third-party payors may not establish and maintain price levels sufficient for us to realize an appropriate return on our investment in product development.

IF WE FAIL TO MANAGE OUR EXPANSION, OUR BUSINESS COULD BE IMPAIRED.


We are in the process of significantly increasing the number of our employees and expanding the scope of our operations. Our plan is to expand our research team from 18 scientists on March 1, 2000 to over 120 scientists by the end of 2002. We also spent approximately $18 million in 2000 to update and modernize our research laboratories and equipment. This internal expansion and any acquisitions of products or businesses we make will result in an increase in responsibilities for both existing and new management personnel. Our ability to manage our expansion and acquisitions effectively will require us to continue to implement and improve our operational, financial and management information systems. We may also have to recruit additional employees.


IF OUR NUCLEOSIDE ANALOG LIBRARY IS DESTROYED BECAUSE OF AN EARTHQUAKE OR OTHER DISASTER, OUR RESEARCH AND DEVELOPMENT PROGRAM WILL BE SERIOUSLY HARMED.

The laboratory books and the compounds that comprise our nucleoside analog library are all located at our headquarters in Costa Mesa, California. There are no duplicate copies off-premises. Our ability to develop potential product candidates from our nucleoside analog library would be significantly impaired if these records were destroyed in an earthquake or other disaster. Any insurance we maintain may not be adequate to cover our losses.

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IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR
VIOLATES LAWS, WE MAY BE LIABLE FOR DAMAGES NOT COVERED BY INSURANCE.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result. Any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance we maintain may not be adequate to cover our losses.


IF WE ACQUIRE EXCESS CASH FROM OUR OPERATIONS, THE TYPES OF INVESTMENTS IN WHICH WE MAY BE ABLE INVEST THIS CASH MAY BE LIMITED.



The Investment Company Act of 1940 requires registration as an investment company for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Unless an exemption or safe harbor applies, a company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets on an unconsolidated basis, excluding government securities and cash items. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act.



If we acquire significant amounts of cash from our royalty payments which are not used in our operations, we will be limited in our ability to invest these excess cash reserves. If we were to invest even a small percentage of this excess cash in speculative investment securities we could be considered an investment company. However, under interpretations by the staff of the SEC, we would not be considered an investment company if we invest this cash in various non-speculative investment securities and engage in activities that are consistent with our goal of discovering, developing and commercializing antiviral and anticancer medications.



Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategies. We may have to take actions, including buying, refraining from buying, selling or refraining from selling securities, when we would otherwise not choose to in order to continue to avoid registration under the Investment Company Act.


RISKS RELATING TO OUR SEPARATION FROM ICN


ICN'S COMMITMENT TO DISTRIBUTE ITS INTEREST IN US IN A TAX-FREE SPIN-OFF IS SUBJECT TO CONDITIONS AND MAY NOT OCCUR.



ICN has advised us that it is committed to distributing its interest in us to ICN's stockholders on a tax-free basis as soon as possible after completion of this offering. However, any distribution would be subject to obtaining a ruling from the Internal Revenue Service or an opinion of counsel that the distribution will qualify as a tax-free spin-off under US tax laws, compliance with all other applicable laws, including the regulations of the SEC and Delaware General Corporation Law provisions regarding the payment of dividends, and, to the extent required, approval by the holders of ICN's outstanding debt. ICN's existing debt will be refinanced in connection with the restructuring. Any new financing by ICN incurred to refinance the existing debt may provide that ICN pledge the shares of our common stock held by ICN to secure repayment of the debt or otherwise restrict our ability to complete the spin-off without the consent of the holders of ICN's outstanding debt. ICN may not be able to distribute its interest in us in a tax-free spin-off without the consent of the lenders of this debt or repayment of this debt. In addition, if ICN does not obtain a ruling from the Internal Revenue


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Service that the distribution will qualify as a tax-free spin-off under US tax laws, ICN will not be required to distribute its interest in us. Typically, it takes four to six months from the date of submission of a ruling request for the Internal Revenue Service to make a determination, but there can be no assurance that it will not take longer.



FUTURE SALES OR THE PERCEPTION OF FUTURE SALES BY ICN OF OUR COMMON STOCK COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE.



ICN has advised us that it is committed to distributing its interest in us to ICN's stockholders on a tax-free basis as soon as possible after completion of this offering. If a tax-free spin-off does not occur, ICN retains the right to sell shares of our common stock in the public market. Pursuant to a registration rights agreement, ICN has the right to require us to register its shares of our common stock under the Securities Act. Sales of a substantial number of shares of our common stock by ICN in the public market, or the perception that these sales could occur following this offering, could adversely affect the market price of our Class A Common Stock. You should read "Shares eligible for future sale" and "Relationship with ICN -- Tax-Free Spin-Off."



OUR ABILITY TO EFFECT BUSINESS COMBINATION TRANSACTIONS OR TO ISSUE ADDITIONAL SHARES OF OUR STOCK COULD BE LIMITED.



ICN has advised us that it is committed to distributing its interest in us to ICN's stockholders on a tax-free basis as soon as possible after completion of this offering. Under current law, one or more transactions involving the acquisition of a total of 50% or more of the value or voting power of our stock that generally occur prior to, or during the two years after, a spin-off of ICN's interest in us could cause the spin-off to become taxable to ICN. Under our tax sharing agreement with ICN, we would be required to indemnify ICN for this tax liability. Because of concerns regarding the tax-free nature of the spin-off, we may not be able to enter into transactions with third parties that we might otherwise have pursued to acquire businesses or products using our common stock as consideration before and for two years after the spin-off. See "Relationship with ICN -- Affiliation and Distribution Agreement."



A CHANGE OF CONTROL OF ICN COULD ADVERSELY AFFECT OUR BUSINESS AND THE ANTICIPATED SPIN-OFF.



In a press release dated October 20, 2000, ICN said it is committed to considering strategic transactions, including a sale of all or part of ICN. If a sale of all or part of ICN resulted in a change of control of ICN, the successor company may be able to control us to the same extent as ICN. There can be no assurance that a new controlling entity would continue to operate our business as we currently contemplate.



A group of dissident stockholders of ICN, who call themselves The ICN Committee to Maximize Shareholder Value, are seeking to nominate three directors to ICN's Board of Directors at the 2001 annual meeting. If the dissident group's nominees are elected at the 2001 annual meeting and were to have three nominees elected at the 2002 annual meeting, then up to two-thirds of the ICN Board of Directors would be different from the current Board of Directors. If the Board of Directors of ICN were to change, the new Board of Directors of ICN may not continue to operate our business as we currently contemplate.



Under current law, one or more transactions involving the acquisition of a total of 50% or more of the value or voting power of ICN's stock that generally occur prior to, or during the two years after, a spin-off of ICN's interest in us could cause the spin-off to become taxable to ICN. This may cause ICN to delay the spin-off or not pursue it at all. In addition, if a spin-off becomes taxable to ICN and ICN is unable to pay the tax, as a member of ICN's consolidated group, we could be held liable for the tax.


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BECAUSE OF AN ONGOING DISPUTE INVOLVING ICN'S INTEREST IN A YUGOSLAVIAN JOINT
VENTURE, OUR RIGHTS TO COMMERCIALIZE TIAZOLE AND ADENAZOLE MAY BE LIMITED.



In connection with our separation from ICN, ICN contributed to us its rights related to Tiazole and Adenazole. These are two of the four compounds in our product development pipeline. However, ICN is involved in litigation with the Republic of Serbia, the Federal Republic of Yugoslavia and the State Health Fund of the Republic of Serbia that could impact those rights. In this litigation, ICN has taken the position that rights related to Tiazole and Adenazole were previously validly transferred to ICN Yugoslavia, a joint venture between ICN and Yugoslavian entities. Depending on the resolution of this litigation, we may not have valid rights related to Tiazole and Adenazole. We may be required to obtain licenses from, or grant licenses to, third parties prior to any effort by us to commercialize these products. In addition, it may be difficult for us to license Tiazole and Adenazole to third parties for commercialization if rights related to these compounds remain unclear. See "Business -- Legal Proceedings of ICN."



As a result of the changing political environment in Yugoslavia, ICN has advised us that it is attempting to regain control of ICN Yugoslavia. There can be no assurance that ICN will be successful in its efforts.



WE MAY BE ADVERSELY AFFECTED BY AN ONGOING LITIGATION AND INVESTIGATION INVOLVING ICN AND ITS CHAIRMAN.



ICN and Milan Panic, its chairman, are defendants in a pending civil lawsuit by the SEC. ICN is also the target of a criminal investigation by the US Attorney's Office. As a company controlled by ICN, any adverse result in these proceedings may affect us. Furthermore, the pending SEC civil lawsuit seeks to bar Mr. Panic from acting as an officer or director of any publicly traded company. See "Business -- Legal Proceedings of ICN" for a description of this litigation and investigation.



AS LONG AS WE ARE A MEMBER OF ICN'S CONSOLIDATED GROUP FOR FEDERAL INCOME TAX PURPOSES, ICN WILL CONTROL DECISIONS RELATING TO PAYMENT OF TAXES.



For so long as ICN continues to own 80% or more of the combined voting power and value of our outstanding shares of stock, we will be included in ICN's consolidated group for federal income tax purposes. We and ICN have entered into a tax sharing agreement pursuant to which the tax amounts to be paid or received by us with respect to federal consolidated returns of ICN in which we are included generally is determined as though we file separate federal income tax returns. Also, we will calculate our state and local income taxes taking into account ICN's worldwide apportionment schedule, where applicable. In addition, ICN will have sole responsibility and authority to respond to and conduct all tax proceedings relating to ICN consolidated or combined income tax returns in which we are included. Moreover, notwithstanding the tax sharing agreement, federal law provides that each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Thus, to the extent ICN or other members of the group fail to make any federal income tax payments required of them by law, we could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states.


RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.


Prior to this offering, there has been no public market for our Class A Common Stock. An active public market for our Class A Common Stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the representatives of the underwriters and ICN and may not be indicative of future market prices. You may not be able to resell your Class A Common Stock at or above the initial offering price due to fluctuation in the market price of the Class A Common Stock arising from changes in our operating performance or prospects.


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In addition, the stock market in general has recently experienced extreme volatility often unrelated to the operating performance or prospects of specific companies. In particular, the market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The market price of our Class A Common Stock may be subject to substantial volatility depending upon many factors. Many of these are beyond our control. These factors include:

- announcements regarding the results of discovery efforts and preclinical and clinical activities by us or our competitors;

- announcements regarding the acquisition of technologies or companies by us or other biotechnology companies;

-  changes in our relationship with Schering-Plough;

-  establishment of additional corporate partnerships or licensing arrangements;

- technological innovations or new commercial products developed by us or our competitors;

-  changes in our intellectual property portfolio;

-  developments or disputes concerning our proprietary rights;

-  changes in government regulations affecting us or our industry;

- progress or withdrawal of regulatory approvals with respect to our product candidates;

- issuance of new or changed securities analysts' reports and/or recommendations;

-  economic and other external factors;

-  additions or departures of key personnel;

- actual or anticipated fluctuations in our quarterly financial and operating results; and

- developments with respect to legal proceedings that we or ICN may be involved in.


One or more of these factors could significantly harm our business and/or cause a decline in the price of our Class A Common Stock in the public market.



THE LIMITED VOTING RIGHTS OF OUR CLASS A COMMON STOCK COULD IMPACT ITS ATTRACTIVENESS TO INVESTORS AND ITS LIQUIDITY AND, AS A RESULT, ITS MARKET VALUE.



The holders of our Class A and Class B Common Stock generally have identical rights, except that holders of our Class B Common Stock are entitled to five votes per share and holders of our Class A Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. ICN is selling shares of our Class A Common Stock in this offering. The difference in the voting rights of the Class A and Class B Common Stock could diminish the value of the Class A Common Stock to the extent that investors or any potential future purchasers of our Class A Common Stock ascribe value to the superior voting rights of the Class B Common Stock. Our certificate of incorporation provides that each share of our Class B Common Stock will automatically convert into one share of our Class A Common Stock immediately prior to any spin-off of ICN's interest in us if such conversion will not prevent the spin-off from being a tax-free event. If, however, this automatic conversion does not occur, ICN would be required to distribute shares of our Class B Common Stock rather than shares of our Class A Common Stock to its stockholders. If ICN distributes our Class B Common Stock to its stockholders, the existence of two separate classes of publicly traded common stock could result in less liquidity for either class of our common stock than if there were only one class of common stock and


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


could result in the market price of our Class A Common Stock being lower than the market price of our Class B Common Stock. See "Relationship with ICN -- Tax-Free Spin-Off."


IF A THIRD PARTY MAKES AN ACQUISITION PROPOSAL BENEFICIAL TO OUR STOCKHOLDERS, ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION MORE DIFFICULT TO OCCUR.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:


- authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;


-  limit who may call a special meeting of stockholders;

- establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and


- provide for a board of directors with staggered terms, although directors may be removed without cause and stockholders may act by written consent.


THE PURCHASE PRICE PAID BY YOU PER SHARE FOR OUR CLASS A COMMON STOCK IN THIS OFFERING WILL BE SUBSTANTIALLY GREATER THAN BOOK VALUE PER SHARE OF THE CLASS A COMMON STOCK.


You will suffer immediate and substantial dilution. The initial public offering price for our Class A Common Stock will be substantially higher than the book value per share. The book value for our Class A Common Stock was approximately $0.20 per share as of December 31, 2000, as adjusted to give effect to the issuance of our common stock to ICN, the contribution of assets to us by ICN, the recapitalization of our common stock into two classes, a stock split of the Class B Common Stock on the basis of 1,500,000 for 1.0 and this offering.



IF ICN'S TENDER OFFER AND CONSENT SOLICITATION RELATING TO ICN'S OUTSTANDING DEBT SECURITIES IS UNSUCCESSFUL, THIS OFFERING OF RIBAPHARM CLASS A COMMON STOCK MAY BE DELAYED OR MAY NOT OCCUR.



ICN commenced a tender offer and consent solicitation for 100% of each class of
ICN's outstanding debt securities on           , 2001. Based on information
provided to us, the consent solicitation is necessary because several covenants contained in the indentures governing those debt securities restrict ICN's ability to complete this offering. ICN is making the tender offer and consent solicitation to amend those covenants. As presently in effect, the covenants would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. There can be no assurance that ICN's debt tender offer and consent solicitation will be successful. If ICN's debt tender offer and consent solicitation is unsuccessful, this offering of Ribapharm Class A Common Stock may be delayed or may not occur.


--------------------------------------------------------------------------------
 18

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements under the captions "Prospectus summary," "Risk factors," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should," "will" or "would" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements necessarily involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under "Risk factors" and elsewhere in this prospectus. The factors set forth above in the "Risk factors" section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on these statements. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provide any protection for statements made in this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds


We will not receive any proceeds from the sale of the Class A Common Stock in this offering.


Dividend policy

We currently intend to retain our future earnings, if any, to support the growth and development of our business. We do not anticipate paying dividends for the foreseeable future. Our board of directors will make all future determinations relating to our dividend policy. This determination will depend on a number of other factors, including future earnings, capital requirements, financial condition and future prospects and other factors our board of directors may deem relevant. Pursuant to our certificate of incorporation, all cash dividends are required to be declared pro-rata on the Class A Common Stock and the Class B Common Stock.

--------------------------------------------------------------------------------
 20

--------------------------------------------------------------------------------

Capitalization


The following table shows our capitalization as of December 31, 2000 on an actual basis and as adjusted basis to reflect the completion of this offering. The as adjusted information gives effect to the issuance of our common stock to ICN, the contribution of assets to us by ICN, the recapitalization of our capital stock into two classes of common stock and a stock split of the Class B Common Stock on the basis of 1,500,000 for 1.0. In connection with this offering ICN will convert 18,000,000 shares of its Class B Common Stock to Class A Common Stock and offer these shares to the public.



                                                                 DECEMBER 31, 2000
(IN THOUSANDS)                                                  ACTUAL    AS ADJUSTED
-------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred Stock, $0.01 par value; 10,000,000 shares
     authorized; none issued and outstanding................  $     --      $    --
  Class A Common Stock, $0.01 par value, 400,000,000 shares
     authorized; 18,000,000 issued and outstanding..........        --          180
  Class B Common Stock, $0.01 par value, 132,000,000 shares
     authorized, issued and outstanding.....................        --        1,320
Additional paid in capital..................................        --       28,421
Advances due from ICN.......................................  (103,709)          --
Retained earnings...........................................   133,630
                                                              --------      -------
Total stockholders' equity..................................    29,921       29,921
                                                              --------      -------
  Total capitalization......................................  $ 29,921      $29,921
                                                              ========      =======



The number of shares of Class A Common Stock to be outstanding after this offering set forth in the table above does not include the following:



- up to 2,700,000 shares which the underwriters have the option to purchase from ICN to cover over-allotments;



- 21,000,000 shares reserved for issuance under our 2001 Stock Option Plan, including up to 7,000,000 shares issuable upon the exercise of options to be granted at the time of this offering with an exercise price equal to the offering price; and



- 132,000,000 shares of Class B Common Stock held by ICN convertible into an equal number of shares of Class A Common Stock, or 129,300,000 shares of Class B Common Stock if the underwriters' exercise the over-allotment option in full.



In December 2000, an affiliate of F. Hoffmann-La Roche Ltd entered into a non-binding letter of intent with us and ICN to exchange its common stock of ICN for up to approximately 17.4% of our outstanding common stock. See "Relationship with ICN -- Potential Transaction with Roche."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dilution


The as adjusted net tangible book value of our common stock was approximately $29.9 million or approximately $0.20 per share on December 31, 2000, giving effect to the issuance of our common stock to ICN, the contribution of assets to us by ICN, the recapitalization of our common stock into two classes, a stock split of the Class B Common Stock on the basis of 1,500,000 for 1.0 and this offering. As adjusted net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of Class A Common Stock and Class B Common Stock outstanding.



The following table summarizes, on an as adjusted basis as of December 31, 2000, the differences between the total consideration paid and the price per share paid by ICN for the shares of common stock purchased by ICN from us and by the new investors for the shares of Class A Common Stock purchased from ICN in this offering. We have assumed an initial public offering price of $14.00 per share and have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations. For purposes of this table, we have treated the Class A Common Stock and the Class B Common Stock as one class.



                                     SHARES PURCHASED        TOTAL CONSIDERATION    AVERAGE PRICE
                                 NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
-------------------------------------------------------------------------------------------------
ICN.........................   132,000,000      88%      $        100       --%        $   --
New Investors...............    18,000,000      12%      $252,000,000      100%        $14.00
                              ------------
     Total..................   150,000,000


The foregoing discussion and tables assume no exercise of any outstanding stock options or the exercise by the underwriters of their over-allotment option.

--------------------------------------------------------------------------------
 22

--------------------------------------------------------------------------------

Selected financial data


The following selected financial data should be read in conjunction with the financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1998, 1999 and 2000, and the balance sheet data as of December 31, 1999 and 2000 from our audited financial statements, which are included elsewhere in this prospectus. We derived the statement of operations data for the year ended December 31, 1997 and the balance sheet data as of December 31, 1997 and 1998 from our audited financial statements not included in this prospectus. We derived the statement of operations data for the year ended December 31, 1996 and the balance sheet data as of December 31, 1996 from our unaudited financial statements not included in this prospectus. Unaudited as adjusted net income per share has been calculated using the 150,000,000 shares that will be outstanding at the completion of this offering. Historical results are not necessarily indicative of the results to be expected in the future.



                                                                    YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS DATA                            1996       1997      1998       1999       2000
---------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
Revenue:
  Royalties.........................................  $  1,753   $  3,223   $36,830   $109,592   $154,818
  Costs and expenses:
  Research and development..........................     6,589      7,011     9,530      5,523     13,015
  General and administrative........................     6,253      9,676     7,392      5,608     11,103
                                                      --------   --------   -------   --------   --------
         Total costs and expenses...................    12,842     16,687    16,922     11,131     24,118
                                                      --------   --------   -------   --------   --------
Income (loss) from operations.......................   (11,089)   (13,464)   19,908     98,461    130,700
Interest expense....................................       775        683       609        396         --
                                                      --------   --------   -------   --------   --------
Income (loss) before income taxes...................   (11,864)   (14,147)   19,299     98,065    130,700
Provision (benefit) from income taxes...............    (4,271)    (5,093)    6,948     35,303     48,717
                                                      --------   --------   -------   --------   --------
Net income (loss)...................................  $ (7,593)  $ (9,054)  $12,351   $ 62,762   $ 81,983
                                                      ========   ========   =======   ========   ========
Unaudited as adjusted net income per share..........                                             $    .55
                                                                                                 ========
Unaudited as adjusted Class A and B common shares
  outstanding.......................................                                              150,000
                                                                                                 ========



                                                                      AS OF DECEMBER 31,
BALANCE SHEET DATA                                      1996       1997      1998       1999       2000
---------------------------------------------------------------------------------------------------------
(in thousands)
Working deficit.....................................  $ (4,657)  $ (6,096)  $(1,454)  $ (1,112)  $ (5,807)
Total assets........................................    26,601     25,659    21,218     20,715     38,487
Current liabilities.................................     6,457      6,096     1,454      1,112      5,807
Total liabilities...................................    29,407     27,010    13,591      3,777      8,566
Total equity (deficit)..............................    (2,806)    (1,351)    7,627     16,938     29,921


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS


Financial information for our business is set forth below. This discussion should be read in conjunction with our financial statements included elsewhere in this prospectus.



YEARS ENDED DECEMBER 31, 1999 AND 2000



ROYALTY REVENUES



Royalty revenues represent amounts earned under our exclusive license and supply agreement with Schering-Plough. Under the license agreement, we exclusively licensed to Schering-Plough all oral forms of ribavirin for the treatment of chronic hepatitis C. In 1998 Schering-Plough received FDA approval to market ribavirin in the United States in combination with Schering-Plough's interferon alfa-2b for the treatment of chronic hepatitis C in patients with compensated liver disease. In May 1999 Schering-Plough received approval from the European Union to market the combination therapy in the European Union for the same patient populations as those approved in the United States. Royalty revenues for the year ended December 31, 2000 were $154,818,000 compared to $109,592,000 for the same period in 1999, an increase of 41%, reflecting additional sales of Rebetron(TM) by Schering-Plough resulting from the 1999 and 2000 launches into certain European markets.



Schering-Plough has informed ICN that it believes that royalties paid under the license arrangement should not include royalties on drugs distributed as part of some marketing programs. We have not been provided with appropriate information or documentation and do not agree with the proposed adjustment. However, if Schering-Plough were to apply the proposed adjustment retroactively since the inception of the license arrangement, the adjustment would be approximately $14,000,000. Further, if Schering-Plough were to apply the proposed adjustment to future royalties payments, royalties earned could be reduced in the same proportion as the historical adjustment.



RESEARCH AND DEVELOPMENT



Research and Development expenses were $5,523,000 in 1999, and $13,015,000 during the same period in 2000. The increase reflects our expanded and intensified research and development efforts in 2000, primarily in the area of antiviral and anticancer drugs. Total research and development spending for 2000 was $30,932,000, which included capital for new equipment and facilities, as well as accelerated research programs to focus on the pipeline and new product development.



GENERAL AND ADMINISTRATIVE EXPENSES



General and administrative expenses include corporate allocations of shared services. These services include legal, finance, corporate development, information systems and corporate office expenses. These expenses are allocated to us using methods that we believe reflect most fairly or reasonably the utilization of services provided to or the benefit obtained by us. These include the square footage, headcount, or actual utilization. However, the financial information included in this prospectus does not necessarily reflect what the results of operations would have been had we operated as a stand-alone entity during the periods covered. We do not expect the methods used in allocating the expenses of shared services to change significantly from those utilized in the historical results of operations. Additionally, we do not expect the amount of costs of shared services allocated to change significantly.


--------------------------------------------------------------------------------
 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


General and administrative expenses were $5,608,000 for 1999 compared with $11,103,000 for 2000. These include corporate allocations of $4,852,000 for 1999, and $10,098,000 for 2000. General and administrative costs include legal expenses and professional fees, facility and central service charges, and other general and administrative expenses. Legal expenses and professional fees were $2,844,000 for 1999, and $7,637,000 for 2000, an increase of $4,793,000. The legal expenses were mainly related to the SEC litigation, the investigation involving the US Attorney's Office and the Hepatitis C and AIDS class action lawsuits previously paid by ICN. Legal expenses for 2000 include $4,625,000 allocated to the Division from ICN related to the potential combined settlement of the Grand Jury investigation and SEC litigation. Facility and central service charges were $1,963,000 for 1999 and $2,915,000 for 2000, an increase of 48%, primarily due to the increased utilization of our headquarters building.



INTEREST EXPENSE



Interest expense is zero in 2000 as a result of the repayment of the mortgage on our headquarters building in 1999.



INCOME TAXES



Our effective tax rate was 37% for the year ended December 31, 2000, and 36% for the year ended December 31, 1999. We were not a separate taxable entity for federal, state or local income tax purposes. Our operations were included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California tax rate of 1%. The increase in the effective tax rate in 2000 reflects $4,625,000 of expenses not deductible for income taxes.



YEARS ENDED DECEMBER 31, 1998 AND 1999


ROYALTY REVENUES

Royalty revenues for 1998 were $36,830,000 compared to $109,592,000 for 1999, an increase of 198%. The 1999 royalty amount reflected increased US commercial sales of Rebetron by Schering-Plough subsequent to receipt of initial FDA approval in June 1998, inception of commercial sales in the European Union and an increase in compassionate use sales, primarily in Western Europe. Royalty revenues for 1998 also include a one-time payment of $13,467,000, which we received from Schering-Plough for settlement of past royalties due on samples and free product distributed by Schering-Plough ($8,467,000) and forgiveness of a $5,000,000 obligation to them. In addition, we gave up the right to co-market in the European Union in exchange for an increase in worldwide royalty rates.

We recorded the entire amount of the one-time payment as revenue as well as the previously unamortized and deferred portion of the 1995 license revenue paid to us by Schering-Plough of $3,689,000. At the time of the initial sale of the rights and technology to Schering-Plough in 1995, we maintained the rights to co-market in the European Union, were obligated under a supply and manufacturing agreement and participated on scientific advisory committees during the clinical trial process being conducted by Schering-Plough. In 1998 when we gave up the rights to co-market in the European Union in exchange for increased royalty rates, we no longer had any continuing obligations with respect to the transfer of the rights and technology to Schering-Plough.


RESEARCH AND DEVELOPMENT



Research and development expenditures were $9,530,000 for 1998 and $5,523,000 for 1999. The 42% decrease reflected lower spending in clinical trials as we evaluated our overall research strategy.


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES


General and administrative expenses were $7,392,000 for 1998 and $5,608,000 for 1999. These include corporate allocations of $5,146,000 for 1998 and $4,852,000 for 1999. General and administrative expenses included legal expenses and professional fees, facility and central service charges and other general and administrative expenses. Legal expenses and professional fees were $2,460,000 for 1998 and $2,844,000 for 1999. The legal expenses were mainly related to the SEC litigation, the investigation involving the US Attorney's Office and the Hepatitis C and AIDS class actions lawsuits previously paid by ICN. Facility and central service charges were $2,376,000 for 1998 and $1,963,000 for 1999. Excluding legal and facility and central service costs, general and administrative expenses were $2,556,000 for 1998 and $801,000 for 1999. The 69% decrease related to compensation expense related to the extension of stock options to an ICN director who was acting as the senior vice president of research and development in the amount of $1,625,000 in 1998.


INTEREST EXPENSE


Interest expense declined 35% from 1998 to 1999 as a result of the repayment of a mortgage on our headquarters building in 1999.


INCOME TAXES


Our effective income tax rate was 36% for each of the years ended December 31, 1998 and 1999. We were not a separate taxable entity for federal, state or local income tax purposes. Our operations were included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California state rate of 1%.



LIQUIDITY AND CAPITAL RESOURCES



Cash provided by operating activities was $83,549,000 for 2000. Operating cash flows primarily reflect net income of $81,983,000. In 1999, cash provided by operating activities was $35,013,000 and reflects net income of $62,762,000, partially offset by an increase in royalties receivable of $26,119,000, and a change of $4,323,000 in deferred income.



Cash used in investing activities was $18,763,000 for the fiscal year ended December 31, 2000 and $53,000 for the same period in 1999. The investment in capital expenditures reflects the beginning of the research and development buildup that started in the second quarter of year 2000 as a result of laboratory upgrades and installation of state-of-the-art equipment.



Cash used in financing activities was $64,786,000 for the fiscal year ended December 31, 2000 compared to $34,960,000 for the same period in 1999. In 2000, cash used in financing activities reflects cash retained by ICN of $123,507,000 offset by allocated expenses of $58,721,000.



We paid off the remaining balance of our building mortgage during 1999, which totaled $7,628,000. The mortgage debt payments were $1,478,000 in 1998.



Historically, we did not maintain cash and cash equivalents balances. We received cash from ICN on an as needed basis. During 2000 and 1999, we transferred our excess cash to ICN.



Under the terms of our affiliation and distribution agreement with ICN, ICN will indemnify us against any cash payment requirements arising out of the SEC litigation, the investigation involving the US


--------------------------------------------------------------------------------
 26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


Attorney's Office and the dispute involving ICN's interest in its Yugoslavian joint venture. However, after the completion of this offering, these expenses will continue to be allocated to us for financial reporting purposes by way of a capital contribution from ICN.



We believe that our cash generated from royalties from Schering-Plough will be sufficient to fund our research and development activities, potential acquisitions and capital expenditures for the near and medium term. Since our next scheduled royalty payment from Schering-Plough is not until the end of
[       ] 2001, we will be dependent upon ICN or other third parties to fund our operations until that time. ICN will provide us with working capital financing of up to $25 million for this purpose. Any borrowings from ICN will be payable
on        , 2002. The interest on these borrowings will be at LIBOR plus 200 basis points. See "Risk factors -- Risks Related to Our Business -- If our royalties from Schering-Plough decline significantly in the future, we may not have sufficient funds to operate our business."



We expect to spend up to approximately $120,000,000 over the next two years on research and development activities, which represents a substantial increase over our historical spending. We plan to continue to expand our research team from 18 as of March 1, 2000 to over 120 scientists by the end of 2002.



We are expanding our research facilities and anticipate spending approximately $35,000,000 in capital expenditures over the next three years.


NEW ACCOUNTING PRONOUNCEMENTS


In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and becomes effective for us in the first quarter of 2001. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, which amends certain provisions of SFAS No. 133. We do not currently engage in any program of hedging or hold derivative instruments and consequently the adoption of SFAS No. 133 and SFAS No. 138 will not have a material effect on our financial position, cash flows, or results of operations. In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 replaces SFAS No. 125 and is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 will not have a material effect on our financial position, cash flows or results of operations.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW


We are a biotechnology company that seeks to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. Our product ribavirin is an antiviral drug that Schering-Plough markets under license from us in combination with its interferon alfa-2b under the trade name Rebetron as a therapy for the treatment of hepatitis C. Our royalties from sales of ribavirin by Schering-Plough were $110 million in 1999 and $155 million in 2000.


Ribavirin came from our extensive library of chemical compounds. At least 3,500 of these are nucleoside analog compounds. Nucleoside analogs are small-molecule-type chemicals that resemble the natural building blocks of human and viral DNA and RNA. We believe that our library contains one of the largest collections of nucleoside analogs in the world. We intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates from our nucleoside analog library.


We are expanding our research facilities and assembling an experienced research and development team under the leadership of Johnson Y.N. Lau, PhD, MD. Dr. Lau joined us in March 2000. Dr. Lau is an expert in viruses and liver diseases. He was formerly senior director in antiviral research at the Schering-Plough Research Institute. At that institute, he was involved in the development and approval of the Rebetron combination therapy for hepatitis C. Under Dr. Lau's leadership, we have already hired seven scientists with over 100 years in combined experience to lead our drug discovery, molecular biology, computer-assisted drug design, enzymology, pharmacology/toxicology, and regulatory affairs departments. For a brief description of the professional experience of these department heads, see "Management -- Scientific Staff." We plan to expand our research team from 18 scientists on March 1, 2000 to over 120 scientists by the end of 2002. In addition, we spent approximately $18 million in 2000 on upgrading and modernizing our research laboratories and equipment. This included the expansion of our physical research and development facilities and the purchase of equipment for sophisticated molecular, biological and animal experiments. Furthermore, we intend to accelerate our drug discovery and development process by utilizing advanced screening techniques and equipment, biological assays, and sophisticated computer assisted drug design. We believe these steps are key components of our strategy.



We previously were a division of ICN. On August 7, 2000, ICN contributed to us our assets and operations. However, ICN's contribution to us of its rights and obligations under the license agreement with Schering-Plough was made subject to the approval of the holders of ICN's outstanding debt securities. Completion of this offering is subject to obtaining the approval of the holders of these debt securities. After this offering, we will continue to be controlled by ICN, which will own approximately 97% of the combined voting power and 88% of our outstanding shares of common stock. As the sole holder of Class B Common Stock, ICN will have the exclusive right to elect one director. All other directors will be elected by the Class A Common Stock and Class B Common Stock voting as a single class. Our certificate of incorporation and bylaws provide that any person who was a director, officer, employee or consultant of ICN at any time during the immediately preceeding three years will not be qualified to serve as a director of Ribapharm. This restriction will remain in place until after the 2004 annual meeting of stockholders. This provision does not apply to any person serving as one of our directors immediately following this offering. As long as ICN is our controlling stockholder, it will be able to approve or reject major corporate transactions without the support of any other stockholder,


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including a merger, consolidation or sale of substantially all our assets. See
"Relationship with ICN" for a description of agreements between us and ICN.

ADVANTAGES OF NUCLEOSIDE ANALOGS

We believe nucleoside analogs present significant opportunities for drug development. Nucleoside analogs are chemical compounds created by modifying nucleosides, which are the natural building blocks of human and viral DNA and RNA. Much antiviral and anticancer research has focused on nucleoside analogs because viruses and cells use nucleosides to multiply. By mimicking the role of nucleosides in the cell division process, nucleoside analogs have been used to treat viruses and cancers by modifying the natural structure of DNA and RNA in a way that disrupts the viral and cellular replication machinery. Some nucleoside analogs also stimulate antiviral immune responses.

Pharmaceutical and biotechnology companies commonly focus their drug discovery efforts on the random screening of large numbers of diverse chemical compounds. We believe researchers screening nucleoside analogs may be more likely to discover compounds for antiviral and anticancer drug development because nucleoside analogs resemble the building blocks of human and viral DNA and RNA. This approach has attracted significant attention by a number of academic and pharmaceutical investigators. Antiviral and anticancer nucleoside analogs approved by the FDA include:

-  ICN's antiviral Virazole and Schering-Plough's antiviral Rebetol;


-  BristolMyersSquibb's antivirals Videx and Zerit;



-  GlaxoSmithKline's antivirals Famvir, Retrovir, Epivir and Zovirax;


-  F. Hoffmann-La Roche's antiviral Hivid and anticancer Xeloda;

-  Eli Lilly's anticancer Gemzar; and

-  Pharmacia's anticancer Cytarabine.

It is estimated that 1999 US revenues for the top five selling nucleoside analogs were over $1 billion. We believe that nucleoside analogs may capture larger portions of the antiviral and anticancer markets in the future for use as monotherapies and as part of combination therapies.

MARKET OPPORTUNITY

We intend to focus our product discovery efforts on treatments for hepatitis C, hepatitis B, HIV, cancer and other life threatening diseases. We believe that the hepatitis C, hepatitis B, HIV and cancer markets are attractive for us because these diseases are highly prevalent and there are few treatment alternatives. In addition, drugs that treat these diseases may qualify for accelerated FDA review procedures. These drugs have a potential for premium pricing in the marketplace and favorable pricing reimbursement policies from third party payors.

HEPATITIS C

Hepatitis C is a highly infectious and potentially fatal virus that can be contracted through blood and bodily fluid contact. It is one of the most prevalent chronic infectious diseases in the United States. The disease attacks the liver and can cause liver scarring, liver failure and liver cancer. Most people infected with hepatitis C have no symptoms and are unaware that they carry this potentially deadly virus. Because they are symptomless carriers, they can unknowingly infect others. The hepatitis C virus also has the ability to adapt rapidly to antiviral treatment and host immune response. For this reason, mutants which are resistant to treatment can arise. In most cases, the body is not able to fight off the

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hepatitis C infection and the infected individual becomes a chronic hepatitis C carrier. According to the World Health Organization, as many as 170 million people worldwide are infected by the hepatitis C virus. Of these, it is estimated that approximately 10 million people are infected with hepatitis C in the United States, Europe and Japan. These areas include the world's leading pharmaceutical markets. According to the Centers for Disease Control, approximately 36,000 people become infected and approximately 10,000 people die from complications of hepatitis C each year in the United States. The hepatitis C virus was not specifically identified until 1989. Approximately 20% of infected persons develop cirrhosis of the liver within 10 to 20 years after infection. For others, the rate of disease progression is much slower and may extend over 20 to 40 years or more. Aside from the fact that this is a blood borne disease, the proliferation of hepatitis C within a population is not fully understood. Without improved prevention and treatment, the American Liver Foundation and the Centers for Disease Control and Prevention estimate the number of deaths from hepatitis C in the United States will more than triple to 38,000 annually by 2010. Currently, there is no approved vaccine to prevent hepatitis C.

We believe that the hepatitis C market is important not only because of the potential size of the market, but because of the growing education and public awareness campaigns that are focusing the public's attention on the scale and severity of the disease. With this increasing awareness of hepatitis C virus infection, we believe the market potential of hepatitis C will expand further and the demand for effective treatments will increase.

We believe that Rebetron combination therapy is currently the most effective treatment for patients with chronic hepatitis C. However, only approximately 41% of patients with chronic hepatitis C respond to the Rebetron combination therapy. In addition, interferon alfa-2b can cause flu-like symptoms and malaise while ribavirin causes patients to experience anemia. Therefore, we believe that safer and more effective treatments for hepatitis C will have significant market potential.

HEPATITIS B

Hepatitis B causes inflammation of the liver and is potentially fatal. It is one of the most common chronic infectious diseases in the world. Hepatitis B is transmitted through contaminated needles or blood and also through sexual contact. According to the American Liver Foundation, 90% of adults are able to defeat the hepatitis B virus on their own. However, 5% to 10% of those infected with hepatitis B will become chronic carriers of the virus. Children are particularly susceptible to the virus. As many as 50% of those children exposed to the virus become chronic carriers. The World Health Organization estimates that approximately 2 billion people have evidence of past or current hepatitis B virus infection and 350 million individuals worldwide, or 5% of the world's population, are long term carriers of hepatitis B in their blood. There are over 1 million carriers of hepatitis B in the United States and an estimated 200,000 people in the United States contract acute hepatitis B each year. Most people who contract acute hepatitis B remain in good health, have no symptoms, and completely recover. However, chronic carriers of the hepatitis B virus have a 200-fold increased chance of developing liver cancer and a significant number develop cirrhosis of the liver.

A safe and effective vaccine against hepatitis B is available. However, the vaccine only benefits those who have not yet been infected by the hepatitis B virus. There are two FDA approved therapies for patients infected with hepatitis
B: interferon alpha and lamivudine. Interferon alpha has the ability to reduce the amount of hepatitis B virus in the blood for long periods of time in approximately 40% of patients, but it has side effects such as flu-like symptoms and malaise. Lamivudine, which is a nucleoside analog, decreases the amount of hepatitis B virus in the blood in a majority of patients. However, if lamivudine therapy is discontinued, hepatitis B virus levels in the blood can rebound and liver disease can result. In addition, a significant number of patients taking lamivudine rapidly develop

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drug resistance. Therefore, we believe that more effective drugs, including drugs that are effective against lamivudine resistant hepatitis B, will have significant market potential.

HIV

AIDS, acquired immune deficiency syndrome, is caused by the human immunodeficiency virus, or HIV. HIV attacks cells of the immune system. It thereby destroys the body's ability to fight infections and some cancers. Individuals diagnosed with AIDS are susceptible to life-threatening diseases called opportunistic infections. These infections are caused by microbes that usually do not cause illness in healthy people. According to the World Health Organization, by the end of 1999, 33.4 million people worldwide were living with HIV or AIDS. More than 600,000 cases of AIDS have been reported in the United States since 1981, and as many as 900,000 Americans may be infected with HIV. HIV is spread most commonly by sexual contact with an infected partner. HIV is also spread through contact with infected blood, including by the sharing of needles or syringes contaminated with minute quantities of blood of someone infected with the virus.

The life cycle of HIV is still not fully understood. Researchers have focused on an enzyme crucial to the replication of HIV, reverse transcriptase. This research has led to the development of several reverse transcriptase inhibitors as antiviral therapies. AZT is the best known and most widely used reverse transcriptase inhibitor. More recently, inhibitors of a second enzyme required for viral replication, HIV protease, have been approved as treatments for HIV infection. The market for HIV protease inhibitors is highly competitive. Five different protease inhibitors compete for a share of a $1 billion US market. Worldwide sales of HIV protease inhibitors were an estimated $1.8 billion in 1998.

Initial treatments for HIV focused on monotherapies. Monotherapy involves treatment with only one drug at a time. However, in an effort to combat resistance to drugs, doctors now use a combination of two or more drugs. Often called a "cocktail," combination therapy is useful for any number of reasons. These include the fact that combination therapy reduces the likelihood of developing resistant strains, the effect of the drugs is cumulative, and combination therapy may result in clinical improvement and a reduction of virus in the blood. Current combination therapy is usually composed of two nucleoside analogs and either a protease inhibitor or a non-nucleoside reverse transcriptase inhibitor. We believe that more effective therapies for HIV infection will require the identification of additional molecular targets in the HIV replication process. We believe that novel potent antiviral drugs to treat HIV, and in particular treatments that are less susceptible to drug resistance, will have significant market potential if approved by regulatory authorities.

CANCER

Cancer is characterized by uncontrolled division of cells and can occur in almost any tissue or organ in the body. Cancerous cells can grow into a mass known as a tumor. If not destroyed, cancer cells can spread throughout the body. Cancer is the second leading cause of death in the United States. The National Cancer Advisory Board reports that more than 8 million people in the United States have cancer.

The three most prevalent methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of two or all three of these treatment methods. Surgery and radiation therapy are particularly effective in patients in whom the disease has not yet spread to other tissues or organs. Chemotherapy is the principal treatment for tumors that have spread. These tumors are referred to as having metastasized. The purpose of chemotherapy is to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. Chemotherapy involves the administration of drugs designed to kill cancer cells or the administration of hormone analogs to either reduce the production of, or block the action

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of, some hormones, including estrogens and androgens. These hormones affect the growth of tumors. In many cases, chemotherapy consists of the administration of several different drugs in combination. Use of these agents often has adverse effects since chemotherapeutic agents generally attack rapidly dividing cells indiscriminately. As a result, chemotherapy damages both normal and cancerous cells.

Although several types of tumors can now be treated effectively with drugs, survival rates for the most common tumors have only begun to improve slightly. In recent years, however, there have been significant advances in molecular biology, immunology and other related fields of biotechnology. These advances have led to a better understanding of the processes that regulate the proliferation and metastasis of malignant cells and by which malfunctioning genes can result in the formation of tumors.

The anti-cancer pharmaceutical market is expanding due to aging demographics, early detection and new treatments. According to the National Cancer Institute, total US anti-cancer pharmaceutical sales were estimated at $6 billion in 1999, representing 50% of the global market.

OUR STRATEGY

Our objective is to be a leader in the discovery, development and commercialization of nucleoside analogs and other novel drugs that can be effective in the treatment of viral diseases, cancer and other unmet medical needs. We plan to pursue this objective by implementing the following principal elements of our strategy:

DISCOVER, DEVELOP AND COMMERCIALIZE NOVEL DRUG CANDIDATES FROM OUR NUCLEOSIDE ANALOG LIBRARY
We plan to screen our library of at least 3,500 nucleoside analogs for compounds that may have therapeutic uses for the treatment of viral infections and cancer and other unmet medical needs. We intend to pursue development and commercialization of compounds that show therapeutic efficacy. We intend to employ the latest cell based screening assays to discover the potential of these compounds as antiviral and anticancer drugs against specific disease targets. We have not fully screened our nucleoside analog library for compounds that have activity against hepatitis C, hepatitis B, HIV and cancer. In addition, we are building a computer-assisted drug design team to facilitate the design of more effective and selective compounds.

FOCUS ON DISEASES THAT REPRESENT LARGE UNMET MEDICAL NEEDS THAT WE BELIEVE PROVIDE SUBSTANTIAL COMMERCIAL OPPORTUNITIES
We intend to continue to focus our drug discovery and development efforts on serious diseases that represent large potential markets for our drug products. Our current program areas include hepatitis C, hepatitis B, HIV and cancer, each of which affects a large number of patients. Drugs that treat some of these life-threatening diseases may be eligible for accelerated FDA review procedures. These drugs may also have the potential for premium pricing in the marketplace and favorable reimbursement policies from third party payors.

MAXIMIZE THE VALUE OF OUR NEW PRODUCT CANDIDATES BY LEVERAGING OUR INTERNAL DEVELOPMENT CAPABILITIES

We intend to retain control of our product candidates through preclinical development and as far into the clinical trial process as our resources permit. We intend to do so in order to obtain the maximum value for our research efforts. We believe that our royalty revenues from sales of ribavirin by Schering-Plough may give us the financial flexibility to develop our product candidates through the clinical trial process without being compelled to prematurely out-license our product candidates to third parties. We may choose to market and sell our products on our own and develop an internal sales force in connection with these efforts. Alternatively, we may choose to collaborate with other pharmaceutical companies to market and sell our products. If we choose to collaborate with third parties, we believe we may be in a stronger position to negotiate more favorable terms if we can demonstrate our new product candidate's commercial potential in clinical testing. Schering-Plough has an option to license


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from us up to three compounds that we may develop for the treatment of hepatitis
C, other than Levovirin and Viramidine. In addition, Schering-Plough has rights of first/last refusal to license Levovirin and Viramidine as well as compounds relating to the treatment of non-hepatitis C infectious disease or cancer or other oncology indications. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement."


ACCELERATE DEVELOPMENT OF IDENTIFIED DRUG CANDIDATES FROM OUR CURRENT PRODUCT PIPELINE
We intend to expedite the development of the drug candidates in our current pipeline by committing additional resources to the preclinical and clinical evaluation of these compounds. We are currently evaluating Levovirin and Viramidine for the treatment of hepatitis C. Our focus is on comparing the nature and incidence of side effects caused by these compounds with those experienced by some patients who take ribavirin. We are also working to develop Tiazole for the treatment of the late stages of chronic myelogenous leukemia in patients who are not responding to traditional chemotherapy treatments as well as for the treatment of ovarian cancer and multiple myeloma. Finally, we are working to develop Adenazole for the treatment of colon cancer.

EXPAND OUR EXISTING PRODUCT CANDIDATE PIPELINE AND TECHNOLOGIES THROUGH ACQUISITIONS AND IN-LICENSING OPPORTUNITIES
In addition to our in-house development efforts, we plan to selectively license or acquire product candidates, technologies and businesses from third parties that complement our business. We believe that our drug development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others. In addition, our existing technologies and product pipeline may be expanded through acquisitions that present additional commercial opportunities.

RIBAVIRIN FOR HEPATITIS C

INTRODUCTION

Ribavirin is a nucleoside analog that we discovered from our library of nucleoside analog compounds. Ribavirin was one of the first antiviral drugs ever discovered and was first approved by the FDA in 1985 for the treatment of a respiratory virus infection in children. In 1995, we granted an exclusive license to Schering-Plough for all oral forms of ribavirin for the treatment of chronic hepatitis C. Prior to that time, clinical studies had indicated that ribavirin, in combination with Schering-Plough's interferon alfa-2b, was potentially an effective treatment for hepatitis C. When approved by the FDA in 1998, the Rebetron combination therapy represented a significant advance in the treatment of patients with chronic hepatitis C. We believe the Rebetron combination therapy is currently the most effective treatment for patients with chronic hepatitis C. The mechanism of action of ribavirin in conjunction with interferon alpha for the treatment of hepatitis C is not clear. Recently published data suggest that ribavirin not only has an antiviral effect, but it also may stimulate some aspects of the body's immune responses to viruses. Under the license agreement, Schering-Plough is responsible for all clinical development and regulatory activities relating to oral forms of ribavirin. Schering-Plough markets ribavirin under the trade name Rebetol.

On August 7, 2000, ICN contributed to us some of its rights with respect to ribavirin. These include all of its rights under the license agreement with Schering-Plough, subject to the approval of the holders of ICN's outstanding debt securities. Completion of this offering is subject to obtaining the approval of the holders of these debt securities. ICN has retained perpetual, exclusive and royalty-free rights to all indications for ribavirin in a given jurisdiction to the extent currently approved in that jurisdiction, but not in other jurisdictions for which that indication is not currently approved. However, ICN will not retain any rights to any indications or forms of ribavirin licensed to Schering-Plough. ICN has also retained perpetual and royalty-free rights with respect to the use of ribavirin in

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aerosol form for the treatment of bone marrow transplant patients with respiratory infections caused by respiratory syncytial virus. Any future indications for ribavirin that are developed by us will be our property and are not subject to ICN's retained rights. However, Schering-Plough will have an option to exclusively license from us oral indications for ribavirin developed by us in the future. See "Relationship with ICN", "-- Schering-Plough license agreement" and "-- Products in Development -- November 2000 Schering-Plough Agreement."


CLINICAL TRIALS AND APPROVALS

In June 1998, Schering-Plough received FDA approval to market the interferon alfa-2b and ribavirin combination therapy under the brand name Rebetron for the treatment of chronic hepatitis C in patients with compensated liver disease who had relapsed following interferon alpha therapy. In December 1998, Schering-Plough received FDA approval to market the combination therapy for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with interferon alpha therapy. These patients are commonly referred to as treatment-naive patients. Clinical trials evaluating the efficacy of the Rebetron combination therapy indicated that the combination therapy, as opposed to treatment with interferon alfa-2b alone, produced a greater sustained response to the hepatitis C virus. In two clinical trials involving hepatitis C patients who had relapsed following interferon alfa-2b therapy, 45.7% of the patients had no detectable hepatitis C virus in their blood after receiving interferon alfa-2b plus ribavirin, as compared to 4.7% who received interferon alfa-2b alone. In two clinical trials involving treatment-naive hepatitis C patients, 41% of the patients who received combination therapy responded compared to 16% of the patients who received interferon alfa-2b alone. These results represented a significant advancement in the treatment of patients with chronic hepatitis C.

In May 1999, the European Union granted marketing authorization to Schering-Plough to market ribavirin capsules for use in combination with interferon alfa-2b injection for the treatment of both relapsed and treatment naive chronic hepatitis C patients. As opposed to the United States, where the combination therapy is sold as a package, ribavirin and interferon alfa-2b are sold separately in European Union countries. The European Union approval was immediately valid in all 15 European Union-Member States. The 15 members of the European Union are Germany, Italy, the United Kingdom, France, Spain, Portugal, Austria, Sweden, Finland, Greece, the Netherlands, Belgium, Luxembourg, Denmark and Ireland. Schering-Plough commenced marketing ribavirin in Germany in May 1999, the United Kingdom in July 1999, Italy in October 1999, France in May 2000 and Spain in May 2000 after receiving pricing approvals in these countries. We anticipate that Schering-Plough will introduce ribavirin in other European Union markets upon receiving pricing approvals.


In December 2000, Schering-Plough submitted a supplemental new drug application with the FDA to market ribavirin in the U.S. under the brand name Rebetol separately for use in combination with interferon alfa-2b. FDA approval would allow Schering-Plough to sell ribavirin separately as well as part of a package with interferon alfa-2b.



In March 2001, Schering-Plough announced that the European Union granted marketing authorization to Schering-Plough to market peginterferon alfa-2b with ribavirin as a combination therapy for the treatment of both relapsed and previously untreated adult patients with histologically proven chronic hepatitis
C. The European Union approval was immediately valid in all 15 European Union-Member States and Iceland and Norway.



On May 8, 2001, Schering-Plough announced that it has submitted a New Drug Application to the Ministry of Health, Labor and Welfare of Japan seeking marketing approval for ribavirin in combination with interferon alfa-2b for the treatment of hepatitis C. If approved, the combination


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therapy would be the first combination therapy approved in Japan for treating patients with chronic hepatitis C.


Schering-Plough also currently markets the combination therapy in Canada and Argentina.


DEVELOPMENTS RELATED TO NEW FORMS OF INTERFERON



Each of Schering-Plough and F. Hoffmann-La Roche has developed a modified form of interferon, called pegylated interferon. Pegylated interferon differs from interferon in that a substance called polyethylene glycol is attached to the interferon protein. The presence of polyethylene glycol is believed to result in longer-acting, sustained activity of interferon. By prolonging the activity of interferon, patients could potentially take pegylated interferon only once a week, as opposed to the three times per week regimen currently followed with the combination therapy.



Phase III clinical trial results publicly announced by Schering-Plough on May 1, 2000 indicated that pegylated interferon taken once per week alone was twice as effective as taking interferon alfa-2b three times per week alone. According to these results, 24 weeks after a 48 week period of taking either pegylated interferon once per week or interferon alfa-2b three times per week:


- 11% of patients with the most severe type of hepatitis C had no detectable hepatitis C virus in their blood after taking pegylated interferon, as opposed 6% of patients taking interferon alfa-2b; and

- 49% of patients with less severe types of hepatitis C had no detectable hepatitis C virus in their blood after taking pegylated interferon, as opposed to 28% of patients taking interferon alfa-2b.

In addition, the Phase III study showed that side effects experienced by patients taking pegylated interferon were similar to those patients taking interferon alfa-2b.


Schering-Plough publicly announced in October 2000 that results from a Phase III clinical trial evaluating the efficacy of pegylated interferon in combination with ribavirin, or Pegatron, showed that ribavirin enhanced the antiviral effect of pegylated interferon. In this study, 1,530 patients randomly received one of three different dosage levels of either interferon alfa-2b or pegylated interferon, in each case together with ribavirin. One group received during a 48 week period a high dose of pegylated interferon on a weekly basis together with ribavirin on a daily basis. The second group received a high dose of pegylated interferon on a weekly basis for 4 weeks followed by a low dose of both pegylated interferon and ribavirin on a daily basis for 44 weeks. The third group received during a 48 week period interferon alfa-2b three times a week together with ribavirin on a daily basis. The first group had a 54% long-term response rate compared to a 47% long-term response rate in both of the other groups. We believe this difference was statistically significant. Patients in each of the three groups exhibited similar side-effect profiles. If Pegatron is approved by the FDA and other regulatory authorities, Pegatron could become the preferred treatment for hepatitis C.



On May 30, 2000, Schering-Plough announced that it had received approval from the European Union to market pegylated interferon as a monotherapy for the treatment of hepatitis C patients who cannot take ribavirin because of intolerance or counterindications. This European Union approval specified that the optimal treatment for chronic hepatitis C is still considered to be the interferon alfa-2b and ribavirin combination therapy. In January 2001, Schering-Plough announced that it had received approval from the FDA to market pegylated interferon as a monotherapy for the treatment of hepatitis C patients who have not previously been treated with alpha interferon. In February 2001, Schering-Plough announced that it submitted a supplemental application to the FDA seeking approval for its pegylated interferon for use in combination therapy with ribavirin for the treatment of chronic hepatitis C in patients with compensated liver disease who were not previously treated with alpha interferon. In March 2001 the FDA notified Schering-Plough that its application has been assigned


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priority review status, which provides for FDA action within six months from the date of receipt of the application. In March 2001, Schering-Plough also announced it received marketing authorization from the European Union to market peginterferon alfa-2b with ribavirin as a combination therapy for hepatitis C.



F. Hoffmann-La Roche has alleged that Schering-Plough's pegylated interferon violates F. Hoffmann-La Roche's patents in pegylated interferon. See "Risk factors -- Risks Related to Our Business -- If we or our strategic partners or licensees infringe or misappropriate the proprietary rights of others, we could be prevented from making or selling our products" and "Business -- Patents and Proprietary Technology." In September 2000, Enzon Inc., which developed the pegylation technology used to produce Schering-Plough's pegylated interferon, filed a lawsuit in federal court in New Jersey against F. Hoffmann-La Roche alleging infringement of one of Enzon's patents relating to pegylation technology. Enzon has also filed a lawsuit in federal court in Alabama against Shearwater Polymers, Inc. alleging infringement of another of Enzon's patents relating to pegylation technology.


The conduct of the clinical trials and regulatory approval process related to the pegylated interferon and ribavirin combination therapy is not within our control. Schering-Plough may not successfully complete its clinical trials and obtain regulatory approval for this product nor can we make any prediction as to the timing of these events.


Amgen, Inc. has been testing a therapy of high dose interferon alfacon-1, under the brand name Infergen, for the treatment of chronic hepatitis C in patients that do not respond to or relapse after treatment with the combination therapy of interferon alfa-2b and ribavirin. In October 2000, Human Genome Sciences, Inc. submitted an investigational new drug application with the U.S. Food and Drug Administration to initiate phase I human clinical trials of Albuferon for the treatment of hepatitis C. Albuferon is a new protein created by fusing the gene for the human protein, interferon alpha, to the gene of another human protein, albumin. Human Genome Sciences, Inc. claims Albuferon should provide patients with a longer acting therapeutic activity and an improved side-effect profile when compared to recombinant human interferon alpha.


PATENT AND REGULATORY STRATEGY


Schering-Plough currently has regulatory protection under the Waxman-Hatch Act in the United States for the treatment of hepatitis C using the combination therapy. This protection means that the FDA cannot approve a generic form of the combination therapy until December 2001 for treatment-naive patients. Schering-Plough is currently conducting pediatric studies for the use of the combination therapy that, if completed in accordance with FDA requirements, would extend this regulatory protection until June 2002. We have two issued US patents that relate to methods of using ribavirin in dosages that can enhance a patient's immune system in a manner that is particularly useful for treating hepatitis C in combination with interferon alpha. We believe these patents may provide additional protection for the combination therapy. These patents both expire in January 2016. We have corresponding patent applications in many foreign countries, but it is unknown when or if any of those patent applications will ever issue. We have no, or limited, patent rights relating to the antiviral use of ribavirin in selected foreign countries where ribavirin is currently, or in the future may be, approved for commercial sale, including countries in the European Union. However, the European Union granted a favorable level classification for the use of oral forms of ribavirin for combination therapy. This classification will make it more difficult for competing drugs not previously approved to gain entry to the European markets. We have an issued patent in Japan relating to the use of ribavirin for treatment of numerous viruses, including hepatitis C. That patent expires in 2005.


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SCHERING-PLOUGH LICENSE AGREEMENT

ICN contributed the license agreement with Schering-Plough to us on August 7, 2000, subject to the approval of the holders of ICN's outstanding debt securities. Completion of this offering is subject to obtaining the approval of the holders of these debt securities. We have filed a copy of this agreement as an exhibit to this prospectus. Some portions of the agreement have been omitted from the filing because of the terms of our confidentiality agreement with Schering-Plough. Under the license agreement, we are entitled to receive royalty revenues associated with Schering-Plough's sale of ribavirin throughout the world. The license agreement provides for two royalty rates: one rate that is associated with sales in the European Union and another that is associated with sales in the United States and the rest of the world. Pursuant to the license agreement, each calendar year the royalty rates reset to a baseline rate, which is the same each year. These rates increase during the course of the year upon the achievement by Schering-Plough of different revenue milestones.


Schering-Plough's exclusive license expires in September 2010. After the expiration of exclusivity, Schering-Plough will have a perpetual non-exclusive license to oral forms of ribavirin. Pursuant to the license agreement, Schering-Plough can terminate the license agreement at any time upon giving prior written notice to us. If Schering-Plough were to terminate the license agreement pursuant to this provision, our license to Schering-Plough would become a perpetual non-exclusive license. We would be free to license oral forms of ribavirin to third parties. However, if Schering-Plough terminates pursuant to this provision, Schering-Plough would not be relieved from its obligation to pay us royalties on its sales of ribavirin.



We also have an agreement that provides Schering-Plough with the option or right of first/ last refusal to license various compounds we may develop. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement."


RESEARCH AND DEVELOPMENT PROGRAM

NUCLEOSIDE ANALOG LIBRARY

Our efforts are focused on developing product candidates from our nucleoside analog library, which we believe contains one of the largest collections of nucleoside analogs in the world. The late Roland K. Robins, PhD, a prominent nucleoside chemist who worked in ICN's Nucleic Acid Research Institute division, created the majority of the compounds in our library. Dr. Robins was the Director of the Cancer Research Center at Brigham Young University and Professor of Chemistry and Biochemistry. During his affiliation with ICN, Dr. Robins was responsible for the discovery and development of ribavirin and other compounds. Dr. Robins and the Nucleic Acid Research Institute created more than half of the compounds from 1968 through 1976, and later created additional nucleoside analogs from 1985 through 1988 with funding from the Eastman Kodak Company in Kodak's joint venture with the Nucleic Acid Research Institute. ICN received all rights to the nucleoside analogs created during the Nucleic Acid Research Institute-Kodak joint venture when that arrangement was terminated in 1988. We believe that we may be able to synthesize additional nucleoside analogs using modern technologies and our scientific expertise.


Between 1970 and 1980, we screened a number of compounds in the library for activity against the virus that causes the common cold, herpes viruses, and adenoviruses. We selected Ribavirin from a large panel of nucleoside analogs for development because it demonstrated broad-spectrum antiviral activity and because the financial resources of ICN at that time only permitted the development of one compound.


We believe that our nucleoside analog library may provide us with a large supply of potential new drug candidates. We have not fully screened our nucleoside analog library for our target indications,

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hepatitis C, hepatitis B, HIV and cancer. With our investments in our research and development facilities and equipment, together with our royalty revenues from sales of ribavirin by Schering-Plough, we believe we now have the financial resources and technological equipment necessary to perform this screening. We intend to pursue US and foreign patent protection with respect to both compounds and uses of nucleoside analogs from our library that show promise for development.

Our chemical compound library also consists of several thousand non-nucleoside analog compounds. However, we currently intend to focus on our nucleoside analogs.

OUR DRUG DISCOVERY PROGRAM

SCREENING

The initial step in the drug development process entails identification of compounds for potential future development. Our initial screening is accomplished through the use of cell-based assays and biochemical assays. We use cell-based assays to analyze a drug candidate's activity in an environment similar to the cells in which the drug would act. In addition, cell-based assays help us to assess the toxicity of drug candidates and their ability to penetrate cellular membranes. Prior to conducting screening with cell-based assays, we may need to resynthesize some of our nucleoside analogs to the extent that our library does not contain the necessary physical samples to perform the cell-based assay. After a potentially promising drug candidate is identified through the use of cell based assays, we will screen the compound using biochemical assays.

Using biochemical assays, we can determine how a compound works and determine its activity with better precision and this will provide further information to further modify the compound.

After performing our initial cell-based assays and biochemical assays, we screen compounds using secondary assays. Secondary assays are designed to eliminate those compounds that lack potency or specificity, or have unwanted characteristics. If a compound survives the secondary assay screening process, we then conduct further tests on the compound and, ultimately, conduct chemistry optimization. We intend to develop the appropriate secondary assays for initial counterscreening. We intend to engage contract research organizations to further test the compounds that pass the initial screening for a broader secondary screening. Generally, compounds with promising results in animal models and desirable chemical characteristics become lead compounds.

LEAD OPTIMIZATION

After identifying a compound with activity, we will attempt to improve the pharmaceutical properties of that compound before clinical development. This is the process of lead optimization.

Using traditional structure-activity relationship studies for lead optimization, we seek to synthesize new analogs of a lead compound with improved properties using chemistry techniques. In addition, we utilize computational chemistry capabilities, including molecular modeling, to support lead optimization. To further expand our drug discovery capability, we also intend to generate a small non-nucleoside molecule library biased towards polymerase inhibitors within the next two years to prepare for the next phase of antiviral and anticancer drug discovery. We believe our significant knowledge of the chemical aspects of nucleoside analogs will help us to modify lead compounds in an attempt to create more potent and selective compounds.


We also will use structural biology techniques to aid in drug design and optimization by providing molecular "snapshots" that allow scientists to visualize the interactions between a lead compound and its protein target. Nuclear magnetic resonance, spectroscopy and X-ray crystallography comprise the essential techniques of structural biology. We have upgraded our laboratory facilities to allow for the use of these tools for lead optimization. We have purchased and installed all of the instruments


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necessary to conduct these activities. Utilizing structural information, we may be able to design and synthesize new analogs of lead compounds that have a better fit with the target protein, and therefore have greater potency. By combining the latest biology and computer technologies, we feel that we will be better positioned to maximize the value of our nucleoside analog library.


PHARMACOLOGY AND PRE-CLINICAL DEVELOPMENT


Once we have identified a lead compound, we perform animal pharmacokinetics and toxicology studies on the compound. Since March 2000, we have established drug safety and metabolism, pharmacokinetics, and toxicology teams to address these needs. We have already hired 32 PhD or MD scientists and are in the process of hiring more support staff to lead these activities. As programs move forward for selected compounds, we expect that our pharmacology and pre-clinical development group will support our chemists and biologists by performing the necessary studies essential for investigational new drug application submissions.


CLINICAL DEVELOPMENT AND REGULATORY AFFAIRS

We also plan to make use of early phase proof of principle studies to evaluate promising compounds early in the development process. These studies are designed to preliminarily determine the safety and efficacy of product candidates prior to incurring the expense of clinical trials. We have assembled a drug development team to design and implement clinical trials and to analyze the data derived from these studies.

PRODUCTS IN DEVELOPMENT


The following is a description of our current product candidates, all of which were derived from our nucleoside analog library. As discussed below under "November 2000 Schering-Plough Agreement," we have granted Schering-Plough rights to license up to three product candidates we may develop for the treatment of hepatitis C, other than Levovirin and Viramidine, and rights of first/last refusal to license Levovirin and Viramidine as well as other product candidates we develop for the treatment of infectious disease other than hepatitis C or for the treatment of cancer or other oncology indications.


LEVOVIRIN


Levovirin is a nucleoside analog that we intend to develop in oral form for the treatment of hepatitis C. We intend to test Levovirin's effect on the hepatitis C virus both on its own and in combination with interferon alpha. Levovirin is currently in preclinical development. In May 2001, ICN announced that it is exploring the possibility of licensing Levovirin to a major pharmaceutical company with worldwide marketing and distribution capabilities. We have granted Schering-Plough a right of first/last refusal to license Levovirin.



Preclinical studies suggest that Levovirin may have an ability to stimulate an immune response to viral infections but without a direct antiviral effect and without the anemia associated with ribavirin. In preliminary toxicology studies on animals, Levovirin appeared to have less side effects than ribavirin at the same dosage levels. We are presently conducting chemical development and formulation studies, as well as the ancillary pharmacology and toxicology studies, on Levovirin. We filed an investigational new drug application in December 2000. Based on this investigational new drug application, in February 2001 we began phase I clinical trials on Levovirin.


Our patent efforts are directed at patent applications relating to the compound itself, regardless of use, as well as related nucleosides. Use patent applications are also focused on various activities related to the enhancement of a patient's immune response, as well as related antiviral and other indications,

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including infections, cancer and autoimmune disease. We have submitted patent applications in the United States and in many foreign countries for Levovirin relating both to the compound and for numerous indications. The US Patent and Trademark Office issued a patent for Levovirin to ICN. This patent expires in October 2016.


VIRAMIDINE

Viramidine is a nucleoside analog that we intend to develop in oral form for the treatment of hepatitis C. We expect to test Viramidine's effect on the hepatitis C virus both on its own and in combination with interferon alpha. Viramidine is currently in preclinical development.


Preclinical studies suggest that Viramidine may be similar to ribavirin in that it appears to stimulate an immune response to viral infections while also having a direct antiviral effect. In addition, in preclinical studies on animals conducted by a third party, Viramidine appeared to have less side effects than ribavirin. We are currently conducting a number of preclinical studies to determine the potential of this compound. These studies include experiments on Viramidine's biological activities, virologic studies, drug metabolism studies, pharmacology studies and toxicology studies. If these studies are successful, and if Viramidine proves to have less side effects than ribavirin, patients may be able to tolerate higher levels of this compound in their blood. This could improve patients' response to the clearance of the hepatitis C virus from their blood. The results of these preclinical studies should be available by the end of this year. We presently expect to file an investigational new drug application with the FDA in the second half of 2001. If that filing is accepted by the FDA, we intend to initiate Phase I studies of Viramidine.



We have filed three patent applications for the use of Viramidine and its related compounds. The structure of Viramidine was disclosed many years ago, and cannot itself be patented. Patent efforts are therefore directed to claiming related compounds, and novel indications including immunomodulatory activity and activity against specific viruses.


TIAZOLE (TIAZOFURIN)

Tiazole is a nucleoside analog we are developing for the treatment of chronic myelogenous leukemia with blast crisis, ovarian cancer and multiple myeloma. We believe Tiazole may cause inhibition of the biosynthesis of guanosine triphosphate, which is a building block essential for tumor cell growth in various cancer cell lines. We believe that the resulting reduction in the concentration of these building blocks may reduce the capacity of the cancer cells to proliferate. We expect that Tiazole will be administered to patients intravenously.


Preliminary studies sponsored by the US National Cancer Institute from 1996 through 1998 indicated that Tiazole may be useful in the treatment of chronic myelogenous leukemia in blast crisis, which represents the transformation of chronic leukemia to acute leukemia. To date a total of 21 patients with this disease received this therapy. Seven patients had a complete hematologic response. Of these patients, six had marrow and peripheral blood response and one had peripheral blood response but no bone marrow examination was performed. Two other patients experienced a partial response. A Phase III study was initiated in September 2000 to gather the clinical information required to support an orphan drug application for Tiazole for the treatment of chronic myelogenous leukemia in blast crisis. The FDA granted Tiazole orphan drug designation in January 2001. We expect that this study will be completed in the second half of 2002.



Through a Russian subsidiary of ICN, we are also conducting limited Phase II studies in patients with advanced ovarian cancer and in patients with multiple myeloma resistant to conventional therapy. The multiple myeloma limited Phase II study is still in the planning stage and we intend to start this clinical trial in the second half of 2001.


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ICN secured a use patent for Tiazole several years ago, and that patent is scheduled to expire in February 2005. ICN's current patent strategy is directed towards the development and coverage of new dosage forms. The FDA has granted Tiazole orphan drug designation for treatment of the late stages of a form of leukemia. In May 2001, Novartis announced that it received FDA approval to market its product Gleevec for the treatment of chronic myelogenous leukemia, including the blast crisis stage. We are currently evaluating the impact of this approval on our Tiazole development program. See "Business -- Government Regulation -- Orphan drug designation."



ADENAZOLE (8-CI cAMP, TOCLADESINE)


Adenazole is a nucleoside analog being developed for the treatment of colon cancer. Adenazole may potentially control cell growth and cause cancer cells to behave more like normal cells in various cancer cell lines. We expect that Adenazole will be administered to patients intravenously. Adenazole has completed two Phase I trials.


Adenazole has been evaluated for potential use in the treatment of colon cancer in two Phase I studies. Of the 19 patients with colon cancer in the two studies, one patient showed a 70% reduction of retroperitoneal mass, believed to be related to cancer, while another patient showed stable disease for four months. In December 1999 we submitted various data to US and Russian regulatory authorities to obtain permission to proceed with Phase I trials in the treatment of colon cancer in both countries. In the United States, the FDA accepted our investigational new drug application. A Phase Ib study was initiated in September 2000 with the University of California in San Diego and Los Angeles as the two clinical trial sites.


ICN has rights to five patents relating to Adenazole, including anti-cancer uses of Adenazole and related cAMP compounds. Also claimed are methods of manufacturing Adenazole. The major US patents are scheduled to expire in 2015. ICN has rights to one pending patent application for new uses.

ICN is currently involved in a dispute with Yugoslavian governmental bodies regarding ownership rights in Adenazole. In addition, the contribution of Adenazole to us by ICN is subject to the prior approval of the Office of Foreign Assets Control of the US Department of the Treasury. See "Business -- Legal Proceedings" and "Risk factors -- Risks Related to Our Business -- Because of an ongoing dispute involving ICN's interest in a Yugoslavian joint venture, our rights to commercialize Tiazole and Adenazole may be limited."


NOVEMBER 2000 SCHERING-PLOUGH AGREEMENT



In November 2000, we and ICN entered into an agreement to provide Schering-Plough with rights to license various compounds we may develop. Under the terms of this agreement, Schering-Plough has the option to exclusively license on a worldwide basis up to three compounds that we may develop for the treatment of hepatitis C on terms specified in the agreement. The option does not apply to Levovirin or Viramidine. The option is exercisable as to a particular compound at any time prior to the start of Phase II clinical studies for that compound. Once it exercises the option with respect to a compound, Schering-Plough is required to fund all further developmental costs and assume responsibility for regulatory approval for that compound.



Under the terms of the agreement, we also granted Schering-Plough rights of first/last refusal to license compounds relating to the treatment of non-hepatitis C infectious diseases or cancer or other oncology indications as well as rights of first/last refusal with respect to Levovirin and Viramidine. We are exploring the possibility of licensing Levovirin to a major pharmaceutical company with worldwide marketing and distribution capabilities. Under the terms of these refusal rights, if we intend to offer a license or other rights with respect to any of these compounds to a third party, we are required to


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notify Schering-Plough. At Schering-Plough's request, we are required to negotiate in good faith with Schering-Plough on an exclusive basis the terms of a mutually acceptable exclusive worldwide license or other form of agreement on commercial terms to be mutually agreed upon. If we cannot reach an agreement with Schering-Plough, we are permitted to negotiate a license agreement or other arrangement with a third party. Prior to entering into any final arrangement with the third party, we are required to offer substantially similar terms to Schering-Plough, which terms Schering-Plough has the right to match. We are exploring the possibility of licensing Levovirin to a major pharmaceutical company with worldwide marketing and distribution capabilities. Schering-Plough has a right of first/last refusal with respect to Levovirin.



If Schering-Plough does not exercise its option or refusal rights as to a particular compound, we may continue to develop that compound or license that compound to other third parties. The agreement with Schering-Plough will terminate on the later of November 14, 2012 or the termination of the 1995 license agreement with Schering-Plough. The agreement was entered into as part of the resolution of claims asserted by Schering-Plough against us and ICN, including claims regarding our alleged improper hiring of former Schering-Plough research and development personnel and claims that we were not permitted to conduct hepatitis C research under our license agreement with Schering-Plough.


SALES AND MARKETING

We currently do not have a marketing or sales force or any distribution capabilities. We may decide to build a sales and marketing force in the future, although we may establish corporate collaborations with pharmaceutical and biotechnology companies to fill these needs. As a part of the ordinary course of our business, we may consider forming arrangements or collaborations with strategic partners, including pharmaceutical companies, government organizations, academic institutions and others, to help develop and market our drug candidates. In addition, we may enter into marketing, sales and distribution arrangements with ICN and its affiliates.


MANUFACTURING



We do not have manufacturing facilities. We currently expect to contract out our manufacturing requirements to third parties who have plants with a history of compliance with good manufacturing practices requirements. We obtain compounds for our clinical trials from third party contract manufacturers and other third parties.


PATENTS AND PROPRIETARY TECHNOLOGY

Our success will depend in part on our ability to obtain patents for our technology to preserve our trade secrets and to operate without infringing upon the proprietary rights of others. ICN has contributed to us all of its patents and patent applications that relate to nucleoside analogs in our nucleoside library, including those patents relating to ribavirin. Patent positions in the biotechnology field are often uncertain and may involve complex legal, scientific and factual questions. There has been increasing litigation in the biotechnology industry with respect to the manufacture, use and sale of new therapeutic and diagnostic products that are the subject of conflicting patent rights. The validity and breadth of claims in biotechnology patents may involve complex factual and legal issues for which no consistent policy has emerged. Therefore, these patents are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the United States. Hence, the degree of protection afforded by foreign patents may be different from the protection offered by US patents. There can be no assurance that patent applications relating to products and technologies developed by us will result in patents being issued or that, if issued, the patents will provide a competitive advantage

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or will afford protection against competitors with similar technologies. There also can be no assurance that these patents will not be challenged successfully or circumvented by competitors, or that our technologies, products or processes will not infringe on third parties' patent rights. In addition, the US Patent and Trademark Office has a substantial backlog of biotechnology patent applications and the approval or rejection of patent applications may take several years.


In January 2000, F. Hoffmann-La Roche filed suits against Schering-Plough in the United States District Court in New Jersey and in France. These lawsuits allege that an advanced form of interferon alpha developed by Schering-Plough called peginterferon alfa-2b infringes Hoffmann-La Roche's patents on pegylated interferon. If Schering-Plough loses these lawsuits, it may not be able to market a combination therapy of peginterferon alfa-2b and ribavirin, even if the FDA approves this combination therapy. Peginterferon alfa-2b recently was approved in the European Union as a monotherapy for the treatment of hepatitis C patients who cannot take ribavirin because of intolerance or counterindications. In January 2001, the FDA approved Schering-Plough's pegylated interferon as a monotherapy for the treatment of hepatitis C patients who have not previously been treated with alpha interferon. In February 2001, Schering-Plough announced that it submitted a supplemental application to the FDA seeking approval for its pegylated interferon for use in combination therapy with ribavirin for the treatment of chronic hepatitis C in patients with compensated liver disease who were not previously treated with alpha interferon.



We have an active patent program. New discoveries are rapidly disclosed to our patent counsel. We attempt to file patent applications within weeks of discoveries. Our patent applications include claims on both compounds and uses, as appropriate. See "Business -- Ribavirin for Hepatitis C" and
"Business -- Products in Development" for more detailed descriptions of our patent position with respect to specific compounds.


Our commercial success also will depend in part on not infringing patents or proprietary rights of others. We cannot be sure that we will be able to obtain a license to any third-party technology we may require to conduct our business. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to us, to protect our trade secrets, know-how or other intellectual property rights, or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to us and diversion of our resources. We cannot be sure that any of our issued or licensed patents would ultimately be held valid or that efforts to defend any of our patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, which license may not be available.

Much of the know-how of importance to our technology and many of our processes depend upon the knowledge, experience and skills of key scientific and technical personnel. This experience and these skills are not patentable. To protect our rights to and to maintain the confidentiality of trade secrets and proprietary information, we require employees, consultants to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements prohibit the disclosure of confidential information to anyone outside our company and require disclosure and assignment to us of ideas, developments, discoveries and inventions made by employees, advisors and consultants. We cannot be sure, however, that these agreements will not be breached or that our trade secrets or proprietary information will not otherwise become known or developed independently by others.

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COMPETITION

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs that we are attempting to discover will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies both in the United States and abroad. Our competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

We believe that our ability to compete depends, in part, upon our ability to create, maintain and license scientifically advanced technology. We also are dependent upon our ability and the ability of third parties we license to sell and market our products to develop and commercialize pharmaceutical products based on this technology. Further, we need to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon our technology. The failure by us or any of our collaborators in any of those areas may prevent the successful commercialization of our potential drug candidates.

Our competitors might develop technologies and drugs that are more effective or less costly than any which we are developing or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining the approval of the FDA or other regulatory approvals for drug candidates more rapidly than us or our strategic partners. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including FDA marketing exclusivity rights that might delay or prevent our ability to market our products. Any drugs resulting from our research and development efforts might not be able to compete successfully with competitors' existing or future products or obtain regulatory approval in the United States or elsewhere.

GOVERNMENT REGULATION

NEW DRUG DEVELOPMENT AND APPROVAL PROCESS
Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of our products and in ongoing research and product development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, our products are subject to rigorous preclinical and clinical testing and other premarket approval requirements by the FDA and regulatory authorities in other countries. In the United States, various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. We believe that we are currently in compliance with applicable statutes and regulations. Regulatory approval, when and if obtained, may be limited in scope. In particular, regulatory approvals will restrict the marketing of a product to specific indications. Further, approved drugs, as well as their manufacturers, are subject to ongoing

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review. Discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other action affecting our potential products or us. Any failure by us to obtain and maintain, or any delay in obtaining, regulatory approvals could materially adversely affect our business.

The process for new drug approval has many steps, including:

PRECLINICAL TESTING
Once a drug candidate is identified for development, the drug candidate enters the preclinical testing stage. During preclinical studies, laboratory and animal studies are conducted to show biological activity of the drug candidate in animals, both healthy and with the targeted disease. Also, preclinical tests evaluate the safety of drug candidates. These tests typically take approximately two years to complete. The tests must be conducted in compliance with good laboratory practice regulations.

INVESTIGATIONAL NEW DRUG APPLICATION
When the preclinical testing is considered adequate by the sponsor, an investigational new drug application is filed with the FDA to begin human testing of the drug. The investigational new drug application becomes effective if not rejected by the FDA within 30 days after filing. The investigational new drug application must provide data on previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with good clinical practice regulations. In addition, an institutional review board comprised of physicians and other qualified experts at the hospital or clinic where the proposed studies will be conducted, must review and approve the investigational new drug application. The institutional review board also continues to monitor the study. The institutional review board also must be kept aware of the study's progress, particularly as to adverse events. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur. In addition, the FDA may, at any time during the 30-day period after filing of an investigational new drug application or at any future time, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the investigational new drug application process can result in substantial delay and expense.

Some limited human clinical testing may be done under a physician's investigational new drug application in support of an investigational new drug application and prior to receiving an investigational new drug application. A physician's investigational new drug application is an investigational new drug application that allows a single individual to conduct a clinical trial. A physician's investigational new drug application does not replace the more formal investigational new drug application process, but can provide a preliminary indication as to whether further clinical trials are warranted, and can, on occasion, facilitate the more formal investigational new drug application process.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

PHASE I CLINICAL TRIALS
After an investigational new drug application becomes effective, Phase I human clinical trials can begin. These tests usually involve between 20 and 80 healthy volunteers or patients and typically take one to two years to complete. The tests study a drug's safety profile, and may include the safe dosage

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range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action. We may conduct early phase proof-of-principle studies of some drug candidates in Eastern Europe to preliminarily determine the safety and efficacy of product candidates. In such a situation, if the drug candidate is sourced from the United States, an investigational new drug application may be necessary unless there is conformity with FDA regulations applicable to the export of products not approved in the United States.

PHASE II CLINICAL TRIALS
In Phase II clinical trials, controlled studies are conducted on an expanded population of patients with the targeted disease. The primary purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies generally take approximately two years, and may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug on the patient population, but also its safety.

PHASE III CLINICAL TRIALS
This phase typically lasts two to three years and involves an even larger patient population. During the Phase III clinical trials, physicians monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term use of the drug.

NEW DRUG APPLICATION

After the completion of all three clinical trial phases, if the sponsor concludes that there is substantial evidence that the drug is safe and effective, a new drug application is filed with the FDA. The new drug application must contain all of the information on the drug gathered to that date, including data from the clinical trials. New drug applications are often over 100,000 pages in length.


The FDA reviews all new drug applications submitted before it accepts them for filing. It may request additional information rather than accepting a new drug application for filing. In this event, the new drug application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the new drug application. Under the Federal Food, Drug and Cosmetic Act, the FDA has 180 days in which to review the new drug application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation. The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue an approval letter authorizing commercial marketing of the drug for specified indications. The FDA could also issue an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the new drug application. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter. On the other hand, if the FDA's evaluation of the new drug application submission or manufacturing facilities is not favorable, the FDA may refuse to approve the new drug application or issue a non-approvable letter.

Among the conditions for new drug application approval is the requirement that each prospective manufacturer's quality control and manufacturing procedures conform to good manufacturing practices. Although we expect to contract with third parties for the manufacture of any products that are approved, these manufacturers must meet and continue to comply with the standards set forth in the good manufacturing practices regulations. Manufacturing establishments are subject to periodic inspections by the FDA and by other federal, state or local agencies.

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MARKETING APPROVAL
If the FDA approves the new drug application, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may require additional Phase IV studies as a condition of approval to evaluate long-term effects.

PHASE IV CLINICAL TRIALS AND POST MARKETING STUDIES
In addition to studies required by the FDA after approval, these trials and studies are often conducted to explore new indications. The purpose of these trials and studies and related publications is to develop data to support additional indications for the drug and to increase its acceptance in the medical community.

ORPHAN DRUG DESIGNATION

The FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. An applicant must request orphan drug designation before submitting a new drug application. After the FDA grants orphan drug designation, the FDA publicly discloses the identity of the sponsor, generic identity of the therapeutic agent and its potential orphan use. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation is the first to receive FDA approval for the indication for which it had been designated, the product receives orphan exclusivity. This means the FDA may not approve for seven years any other application to market the same drug for the same indication, except in very limited circumstances.



APPROVALS OUTSIDE OF THE UNITED STATES

Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our products before any product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. The relevant authorities may not grant approvals on a timely basis or at all. In addition, most countries other than the United States require regulatory approval of prices. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

OTHER GOVERNMENT REGULATIONS
The Food and Drug Administration Modernization Act of 1997 was enacted, in part, to ensure the timely availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. This act establishes a statutory program for the approval of "fast track products." The fast track provisions essentially codified existing FDA accelerated approval regulations for drugs and biologics. A "fast track product" is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a "fast track product" at any time during the clinical development of the product. The act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. Approval of a new drug application for a fast track product can be based on an effect on a clinical endpoint or on a surrogate endpoint that is reasonably likely to predict clinical benefit. Approval of a fast track product may be subject to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint. If a preliminary review of the clinical data suggests efficacy, the FDA may initiate review of sections of an application for a "fast track product" before the application is complete. This "rolling review" is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees.

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We intend to seek fast track designation to secure expedited review of appropriate products. It is uncertain if fast track designation will be obtained.

We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research, including radioactive compounds and infectious disease agents. We believe we are currently in compliance with all these laws and regulations. The extent of governmental regulation that might result from any legislative or administrative action cannot be accurately predicted.

PHARMACEUTICAL PRICING AND REIMBURSEMENT

In both domestic and foreign markets, sales of our products will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to provide a significant amount of resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. US and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of new legislation could further limit reimbursement for pharmaceuticals. The marketability of our products may suffer if the government and third party payors fail to provide adequate coverage and reimbursement rates for our product candidates. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing.

EMPLOYEES


As of December 31, 2000, we employed 113 persons, 86 of whom are involved in research and development. PhD or MD degrees are held by 34 of our employees. In March 2000, we hired Dr. Johnson Y.N. Lau to lead our research and development efforts. Since Dr. Lau joined us, he has hired a molecular biologist, a computer-assisted drug designer, an enzymologist, a pharmacologist/ toxicologist, and a regulatory affairs MD to lead their respective departments. Our goal is to expand our research team from 18 scientists on March 1, 2000 to over 120 scientists by the end of 2002. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. Our employees are not covered by a collective bargaining agreement and we consider relations with our employees to be good.


FACILITIES


We own our 172,000 square foot building in Costa Mesa, California where we conduct all of our operations. In March 2000, we commenced work on a two-stage upgrade of our research and development facilities. Stage one, completed in 2000, involved modernizing our biology, enzymology, and drug safety and metabolism laboratories. In addition, this stage involved constructing an animal facility and biosafety facilities. We have also constructed a room to house our nuclear magnetic resonance machine and our X-ray machine for our structural biology studies. In October 2000, we


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initiated the stage two upgrading, which consists of renovations to the remaining part of our research facilities. This stage includes the renovation of our biology and chemistry laboratories, as well as chemical development/formulation and medical departments.



After this offering, ICN will lease a portion of the office space at our Costa Mesa facility from us for a transitional period. See "Relationship with ICN -- Management Services and Facilities Agreement." We believe our building are adequate to meet our immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.


LEGAL PROCEEDINGS OF ICN

SEC LITIGATION AND GRAND JURY INVESTIGATION


On August 11, 1999, the SEC filed a civil complaint in the United States District Court for the Central District of California against ICN and its chairman, Milan Panic, and one other current and one former officer of ICN. The SEC complaint alleges that ICN and the individually named defendants made material misstatements and/or omissions and engaged in acts which operated as a fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934. The civil lawsuit concerns public disclosures made by ICN with respect to the status and disposition of ICN's 1994 new drug application for ribavirin as a monotherapy treatment for hepatitis C. The FDA did not approve this new drug application. The SEC complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company, which would include us. A pre-trial schedule has been set which requires the submission of summary judgment motions in late 2002, the end of discovery by March 17, 2003, and the commencement of trial on May 6, 2003. ICN has advised us that ICN and the SEC are engaged in discussions in an effort to determine whether the litigation can be resolved by settlement agreement.



ICN has received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods and the testimony of various ICN employees and others. ICN has advised us that ICN, Mr. Panic, two current senior executive officers, a former senior officer, a current employee and a former employee of ICN are targets of the investigation. ICN also understands that a senior executive officer and a director of ICN are subjects of the investigation. None of the persons who are subjects or targets of this investigation will be a director or executive officer of us following completion of this offering. ICN has advised us that the United States Attorney's office has advised counsel for ICN that the areas of its investigation include disclosures made and not made to the public and other third parties concerning ICN's 1994 new drug application for ribavirin as a monotherapy for hepatitis C; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing ICN that it had found ICN's new drug application not approvable; possible violations of the economic embargo imposed by the United States upon the government of Yugoslavia based upon alleged sales by ICN and Mr. Panic of stock belonging to ICN's employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. ICN has advised us that it is continuing to cooperate with the Grand Jury investigation. ICN has advised us that on March 15, 2001, ICN was notified by the United States Attorney for the Central District of California that a decision had been made to decline prosecution of all of the individual targets and subjects of the Grand Jury investigation. At the same time, ICN was also notified that the United States Attorney had authorized the United States Attorney for the Central District of California to seek an indictment of ICN based upon alleged false and misleading misrepresentations concerning the 1994 hepatitis C monotherapy NDA. ICN has advised us that ICN and the United States Attorney for the Central District of California are engaged in discussions in an effort to determine whether the matter can be settled by plea bargain.


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ICN has advised us that in connection with the Grand Jury investigation and SEC litigation, ICN has recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs of which $4,625,000 was allocated to us. ICN has advised us that there can, of course, be no assurance that the Grand Jury investigation will be settled by plea agreement or that the SEC litigation will be settled by mutual agreement or what the amount of any settlements may ultimately be. ICN has advised us that in the event that a settlement of either matter is not reached, ICN will vigorously defend any litigation.


As a majority owned subsidiary of ICN, we could be adversely affected by a judgment or settlement agreement arising from the SEC civil lawsuit or by an indictment in, or an adverse resolution of, the Grand Jury investigation.

LITIGATION RELATING TO ICN YUGOSLAVIA

ICN contributed the rights to the compounds Tiazole and Adenazole to ICN Yugoslavia in connection with ICN's acquisition of its majority ownership interest in that company pursuant to a Foundation Agreement executed in November 1990. As part of the Foundation Agreement, ICN acquired a 75% ownership interest in ICN Yugoslavia and a socially-owned Yugoslavian corporation acquired the balance.

Beginning in the Fall of 1998 and culminating in the February 6, 1999 physical seizure of the company's premises, government bodies in Yugoslavia took over control of ICN Yugoslavia and purported to reallocate the ownership interests in the company. ICN's ownership interest was purportedly reduced to approximately 35%. Approximately 65% of the equity of ICN Yugoslavia was allocated to the Republic of Serbia by Yugoslav authorities, based upon a purported conclusion that ICN had failed to comply with its obligations under the Foundation Agreement to contribute identified assets to ICN Yugoslavia, including the rights to the compounds Tiazole and Adenazole.


On or about February 9, 1999, ICN commenced an action in the United States District Court for the District of Columbia against the Republic of Serbia, the State Health Fund of Serbia, and the Federal Republic of Yugoslavia seeking damages in the amount of at least $500 million and declaratory relief arising out of the unlawful taking of ICN's majority ownership interest in ICN Yugoslavia. On or about March 9, 1999, the State Health Fund of Serbia commenced an arbitration against ICN by filing a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration in Paris, seeking unspecified injunctive relief and unquantified damages based upon alleged breaches of the Foundation Agreement by ICN.



On April 27, 1999, ICN filed its answer and counterclaims against the State Health Fund of Serbia. At the same time, ICN also filed a Request for Arbitration with the ICC International Court of Arbitration against the Republic of Serbia and the Federal Republic of Yugoslavia. This request seeks declaratory relief and damages arising out of the unlawful taking of ICN's majority ownership interest in ICN Yugoslavia and the State Health Fund of Serbia's failure to pay for goods sold and delivered. Thereafter, the action in District Court in Washington was stayed pending the outcome of the ICC arbitration proceedings. On February 23, 2001, the arbitration panel issued decisions that: the State Health Fund of Serbia is a proper party to the ICC arbitration, the issue of jurisdiction over the Republic of Serbia in the ICC arbitration will be joined to the merits of the case, and there is no jurisdiction over the Federal Republic of Yugoslavia in the ICC arbitration. ICN has advised us that ICN intends to prosecute vigorously its claims against the Federal Republic of Yugoslavia, the Republic of Serbia, and the State Health Fund of Serbia, and to defend against the State Health Fund of Serbia's claims against ICN. ICN has advised us that ICN believes the State Health Fund of Serbia's claims to be meritless and filed solely as a response to the action filed earlier by ICN in the District Court. The ICC arbitration proceedings are in their initial stages.


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It is ICN's position in the ICC arbitrations that ICN validly transferred the rights to Tiazole and Adenazole, as well as other intangible assets, to ICN Yugoslavia and ICN is entitled to a declaration that it continues to own 75% of the equity of ICN Yugoslavia and has the right to manage and control the company as the majority owner. Alternatively, ICN seeks a declaration that all right, title and interest in the intangible assets, including Tiazole and Adenazole, have reverted to ICN or that ICN be awarded damages constituting the current fair market value of the intangible assets.



Pursuant to the affiliation and distribution agreement, ICN has agreed that it will take all required actions to cause ICN Yugoslavia to transfer or license Tiazole and Adenazole to us or, in the event that the rights to these compounds are deemed to have reverted to ICN, to effectuate the transfer or license to us directly. However, there cannot be any assurance that ICN's dispute with the Republic of Serbia, the Federal Republic of Yugoslavia and the State Health Fund of Serbia will not result in the impairment of ICN's ability to fulfill its obligations to transfer or license these assets to us. In addition, if we are able to commercialize Tiazole or Adenazole, we may have to license the compounds from ICN Yugoslavia which may involve the payment of fees by us to ICN Yugoslavia.



As a result of the changing political environment in Yugoslavia, ICN has advised us that it is attempting to regain control of ICN Yugoslavia. There can be no assurance that ICN will be successful in its efforts.



PRIOR CONSENT DECREES INVOLVING ICN AND MILAN PANIC


ICN and its chairman, Milan Panic, are parties to two prior consent decrees with the SEC entered into in February 1977 and October 1991. Pursuant to these consent decrees, in each case without admitting or denying any violation of the securities laws, ICN and Mr. Panic agreed not to violate securities laws in the future.

In May 1991, ICN entered into a civil settlement with the United States Justice Department. This consent decree expired by its terms in 1994.

INVESTMENT COMPANY ACT OF 1940

The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets, excluding government securities and cash items, on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act.

If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with the substantive requirements under the Investment Company Act, including:

-  limitations on our ability to borrow;

-  limitations on our capital structure;

-  prohibitions on transactions with affiliates;

-  restrictions on specific investments; and

- compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

The SEC has recognized that bona fide research and development companies in the ordinary operation of their businesses could become investment companies. Accordingly, the SEC established conditions as

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a method by which the SEC could address its regulatory concern, regulating true investment companies, while not imposing burdensome regulations on bona fide operating companies. These conditions, as applicable to us, are that:

- we use our cash to finance the research and development of our products, with our spending on research and development exceeding our gross investment income;

- a substantial portion of our gross expenses consists of research and development expenses, with our gross investment expenses being de minimis in comparison to our overall gross expenses;

- we invest in securities with the goal of preserving assets until they are needed to finance our operations;

-  our historical development reflects our status as a biotechnology company;

- our officers and directors devote substantially all of their time to our biotechnology business; and

- our public representations of policy are consistent with our activities as a biotechnology company.

We intend to operate in a manner that is consistent with the conditions noted above and believe that we will be able to do so. We note that any significant deviation from these conditions could cause us to become an investment company, which would, in turn, subject us to regulation under the Investment Company Act.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors as of the completion of this offering.


                  NAME                    AGE                               TITLE
--------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD...............  40    Chief Executive Officer, Chief Scientific Officer and Director
Richard A. Meier........................  41    President, Chief Operating Officer and Chief Financial Officer
Harry A. Roosje.........................  39    Senior Vice President, General Counsel and Secretary
Roger Guillemin, MD, PhD(2).............  77    Director
Arnold Kroll(1).........................  66    Director
Roberts A. Smith, PhD...................  71    Director
Hans Thierstein(1)(2)...................  70    Director
John Vierling, MD(1)(2) ................  55    Director


---------------

(1) Member of the audit committee
(2) Member of the compensation committee


Johnson Y.N. Lau, MD, PhD, our Chief Executive Officer and Chief Scientific Officer, was Senior Vice President, Research and Development of ICN from March 2000 until the completion of this offering. Before joining ICN, he was a Senior Director in Antiviral Research at the Schering-Plough Research Institute from 1997 to February 2000. He served as a faculty member at the University of Florida from 1992 to 1996. From 1989 to 1991, he served as a faculty member at the Institute of Liver Studies, King's College Hospital School of Medicine and Dentistry, University of London.


Richard A. Meier, our President, Chief Operating and Chief Financial Officer, was Executive Vice President and Chief Financial Officer of ICN from January 2000 until the completion of this offering and Senior Vice President -- Finance and Corporate Treasurer of ICN from May 1998 until January 2000. Before joining ICN, Mr. Meier was a Senior Vice President with the investment banking firm of Schroder & Co. Inc. in New York, New York. From 1985 to 1996, Mr. Meier served in various banking and private equity capacities at Salomon Smith Barney, Inc., Manufacturers Hanover Trust Corporation, Australian Capital Equity, Inc., and Windsor Hall Partners in New York and Dallas, Texas.


Harry A. Roosje, our Senior Vice President, General Counsel and Secretary, was Senior Vice President, Associate General Counsel and Assistant Secretary of ICN from September 2000 until the completion of this offering, Vice President, Associate General Counsel and Assistant Secretary from May 1999 until October 2000, Assistant Secretary and Associate General Counsel from May 1997 until May 1999 and Associate General Counsel from 1995 until May 1997. Prior to joining ICN, Mr. Roosje had a private law practice in Newport Beach, California.



Roger Guillemin, MD, PhD, was a member of ICN's board of directors from 1989 until the completion of this offering. Dr. Guillemin has been an Adjunct Professor of Medicine at the University of California College of Medicine in San Diego since 1970. He was a Distinguished Scientist at the Whittier Institute in La Jolla, California from March 1989 to 1995 and was Resident Fellow and Chairman of the Laboratories for Neuroendocrinology at the Salk Institute in La Jolla, California. He was awarded the Nobel Prize in Medicine in 1977 and in the same year, was presented the National Medal of Science by the President of the United States. He was affiliated with the Department of Physiology at Baylor College of Medicine in Houston, Texas from 1952 to 1970. He is a member of


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the National Academy of Sciences, and a Fellow of the American Association for
the Advancement of Science. He has also served as President of the American Endocrine Society.

Arnold Kroll, has been a senior advisor of Burnham Securities since May 2000. From March 1997 through April 2000, he was a senior advisor at Schroder & Co. He was a managing director at Schroder & Co. and its predecessors from 1988 to 1997. Prior to that time, he was a managing director of L.F. Rothschild and its predecessor from 1972 to 1988. Mr. Kroll is a member of the board of directors of National Airlines and Heynetwork.com.


Roberts A. Smith, PhD, was a director of ICN from 1960 until May 30, 2001. Dr. Smith was President of Viratek, Inc., then a subsidiary of ICN, and Vice-President, Research and Development of SPI Pharmaceuticals, Inc., then a subsidiary of ICN through 1992. For more than eleven years, Dr. Smith was Professor of Chemistry and Biochemistry at the University of California at Los Angeles.


Hans Thierstein, was Chairman of the Board of Ares-Serono from 1992 until 1999 and a board member since 1987. Mr. Thierstein was Chief Financial Officer of Ares-Serono from 1980 until 1996.

John Vierling, MD, has been on the executive committee of the board of directors for the American Liver Foundation since 1992. He has been a medical professor in residence at the University of California, Los Angeles since July 1996 and a Director of Hepatology at Cedars-Sinai Medical Center since 1990.

Prior to the completion of this offering, our officers and directors were as follows:


             NAME                         TITLES AT ICN                  TITLES AT RIBAPHARM
---------------------------------------------------------------------------------------------------
Milan Panic                      Chairman of the Board and Chief   President and Director
                                 Executive Officer
Bill MacDonald                   Executive Vice President --       Vice President, Chief Financial
                                 Strategic Planning                Officer and Treasurer and
                                                                   Director
David Watt                       Executive Vice President,         Vice President and Director
                                 General Counsel and Corporate
                                 Secretary
Harry A. Roosje                  Senior Vice President, Associate  Secretary
                                 General Counsel and Assistant
                                 Secretary


Other than Harry A. Roosje, these persons will not remain as officers or directors of Ribapharm upon completion of this offering.

SCIENTIFIC STAFF

The following are key members of our scientific staff:


Jane Wing-Sang Fang, MD -- Clinical and Regulatory Affairs. Dr. Fang joined us in April 2000. She was employed by the Schering-Plough Research Institute from January 1998 to February 2000 as Associate Director, Clinical Research, Gastroenterology & Liver Diseases. She served as Assistant Professor of Pediatric Gastroenterology & Hepatology with the University of Florida in Gainesville from July 1997 to December 1997. Dr. Fang is the spouse of Johnson Y.N. Lau, our Chief Executive Officer and Chief Scientific Officer, as well as one of our directors.


Chin-chung Lin, PhD -- Pharmacology/Toxicology. Dr. Lin joined us in May 2000 from the Schering-Plough Research Institute, where he was employed from January 1984. He served as a Senior Research Fellow -- Exploratory Drug Metabolism from April 1998 to April 2000, and Senior Associate

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Director -- Exploratory Drug Metabolism from July 1992 to March 1998. He held various other positions at Schering-Plough prior to that time.


Humberto Fernandez, MD -- Clinical Affairs and Drug Safety. Dr. Fernandez joined us in 1995 from Shaman Pharmaceuticals, where he was employed from 1993. He was also working with ICN Pharmaceuticals from 1975 to 1993.



Nasrola Edalatpour, MD -- Clinical Affairs. Dr. Edalatpour joined us in January, 2000. He was in private practice as a board-certified neurosurgeon before he joined us. He is also an Associate Clinical Professor of the Department of Neurosurgery, University of California at Irvine.



Zhi Hong, PhD -- Drug Discovery. Dr. Hong joined us in June 2000 from the Schering-Plough Research Institute, where he was employed from April 1992. Dr. Hong worked in Schering's Department of Antiviral Therapy, where he held the titles of Principal Scientist from January 1998 to June 2000, Associate Principal Scientist from January 1996 to January 1998, and Senior Scientist from April 1994 to December 1995. He was a post-doctoral fellow prior to that time.



Robert Orr, BS -- Chemical Development/Formulation. Mr. Orr joined us in 1986 from Interpor International, where he was employed from 1985. He worked as production manager in Viratek, Inc. from 1984 to 1985. From 1982 to 1984, he worked as manufacturing and process engineer in Beckman Instruments, Inc. From 1979 to 1982, he worked as a chemist in ICN Pharmaceuticals.



Nanhua Hugh Yao, PhD -- Structural Biology/Computer-Assisted Drug Design. Dr. Yao joined us from the Schering-Plough Research Institute in June 2000, where he was an Associate Principal Scientist from 1998 to June 2000, and a Senior Scientist from 1995 to 1998.



Jingfan Huang, PhD -- Analytical Chemistry. Dr. Huang joined us in August 2000 from Wyeth-Ayerst Research. She was employed by Wyeth-Ayerst from September 1995 to July 2000, where she held the titles of Senior Research Scientist II from December 1998 - August 2000, and Senior Research Scientist I from September 1995 to November 1998. Prior to joining Wyeth-Ayerst, she was employed as a Research Scientist with Lederle Labs from September 1991 to August 1995.



Weidong Zhong, PhD -- Molecular Biology. Dr. Zhong joined us in June 2000 from the Schering-Plough Research Institute, where he was an Associate Principal Scientist in the Department of Antiviral Therapy from October 1998 to June 2000. Prior to that time, he was an Investigator in the Department of Molecular Virology and Host Defense with SmithKline Beecham Pharmaceuticals from November 1996 to September 1998.



Robert Kiyoshi Hamatake, PhD -- Virology/Cell Biology. Dr. Hamatake joined us in September, 2000 from the Department of Virology in GlaxoWellcome, Inc., where he was employed from 1998. He worked in the Department of Virology in Bristol-Myers Squibb Pharmaceutical Research Institute from 1989 to 1998. From 1984 to 1989, he worked in the Laboratory of Molecular Genetics in the National Institute of Environmental Health Sciences.



Zhen Wu, PhD -- Biochemistry/Enzymology. Dr. Wu joined us in May 2000 from the Schering-Plough Research Institute, where he was employed since 1995. He was an Associate Principal Scientist and Project Leader from 1998 to May 2000, and Senior Scientist from 1995 to 1998.



As part of the agreement we entered into with Schering-Plough in November 2000, we agreed for the term of the agreement not to hire or solicit directly for employment any employee of Schering-Plough or any of its corporate affiliates.


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BOARD COMPOSITION


At the completion of this offering, we will have five directors. In accordance with the terms of our certificate of incorporation, the terms of office of the directors are divided into three classes:



- Class I, whose term will expire at the annual meeting of stockholders to be held in 2002;



- Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and



- Class III, whose term will expire at the annual meeting of stockholders to be held in 2004.



In addition, the holders of the Class B Common Stock have the exclusive right to elect one director. This director will be elected on an annual basis. All other directors will be elected by the Class A Common Stock and Class B Common Stock voting as a single class. Initially the Class B Common Stock director will be Roger Guillemin, MD, PhD. The Class I director will be Dr. Vierling, the Class II directors will be Dr. Smith and Mr. Thierstein, and the Class III directors will be Mr. Kroll and Dr. Lau. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Under our certificate of incorporation, the authorized number of directors is determined by our board of directors from time to time. The authorized number of directors may be changed only by resolution of the board of directors or by vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or our management. Our certificate of incorporation and bylaws provide that any person who was a director, officer, employee or consultant of ICN at any time during the immediately preceeding three years will not be qualified to serve as a director of Ribapharm. This restriction will remain in place until after the 2004 annual meeting of stockholders. This provision does not apply to any person serving as one of our directors immediately following this offering.


BOARD COMMITTEES

AUDIT COMMITTEE


Our audit committee, consisting of Messrs. Kroll and Thierstein and Dr. Vierling, reviews our internal accounting procedures and the services provided by our independent auditors.


COMPENSATION COMMITTEE

Our compensation committee, consisting of Drs. Guillemin and Vierling and Mr. Thierstein, reviews and recommends to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees.

SCIENTIFIC AND CLINICAL ADVISORY BOARD

We are in the process of establishing a scientific and clinical advisory board, consisting of leading experts in the fields of virology, oncology, chemistry, molecular biology, pharmacology and preclinical and clinical development. These advisors will consult on matters relating to the development of the products described elsewhere in this prospectus.

We expect that members of our scientific and clinical advisory board will review our research, development and operating activities and will be available for consultation with management and staff relating to their respective areas of expertise. We anticipate that our scientific and clinical advisory

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board will hold regular meetings. We intend to have separate consulting relationships with several members of the scientific and clinical advisory board which will provide for more frequent meetings with our management and staff to discuss our ongoing research and development projects. Some of our scientific advisors may own shares of our Class A Common Stock and/or hold options to purchase our Class A Common Stock. Our scientific advisors are expected to devote only a small portion of their time to our business.

Our scientific advisors will all be employed by other entities. We will require each of our scientific advisors to enter into a letter agreement with us that contains confidentiality and non-disclosure provisions that prohibit the disclosure of confidential information to anyone else. These letter agreements will also provide that all inventions, discoveries or other intellectual property that come to the attention of or are discovered by our scientific advisors while performing services under this letter agreement will be assigned to us.

DIRECTOR COMPENSATION


Directors who are also our employees will receive no additional compensation for their services as directors. We will pay each of our non-employee directors a quarterly fee of $7,500, payable at the election of each director either one-half in cash and one-half in Class A Common Stock or in all Class A Common Stock. Non-employee directors also are eligible to receive options to purchase Class A Common Stock under the 2001 Stock Option Plan as compensation for their services as directors. Each non-employee director will receive 7,500 options to purchase Class A Common Stock at the initial public offering price on the date of this offering, and 7,500 options to purchase Class A Common Stock on the date of each annual meeting, at the then current market price. Each non-employee director is reimbursed for reasonable expenses incurred to attend director and committee meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

EXECUTIVE COMPENSATION


The following table sets forth information concerning the compensation paid to our executive officers for services rendered in all capacities to ICN and its subsidiaries for the fiscal year ended December 31, 2000. These executive officers held the following positions with ICN prior to this offering:



-  Johnson Y.N. Lau, MD, PhD -- Senior Vice President, Research and Development



-  Richard A. Meier -- Executive Vice President and Chief Financial Officer



- Harry A. Roosje -- Senior Vice President, Associate General Counsel and Assistant Secretary


References to stock options and restricted stock relate to awards of ICN options and stock under ICN's Long Term Incentive Plan.

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SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------
                                                                      LONG TERM COMPENSATION
                                    ANNUAL COMPENSATION            RESTRICTED      SECURITIES
                                                  OTHER ANNUAL        STOCK        UNDERLYING        ALL OTHER
NAME                        SALARY     BONUS     COMPENSATION(1)     AWARDS      OPTIONS(#)(2)     COMPENSATION
-----------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD,
  PhD....................  $208,000   $ 75,000         $--             $--           75,000           $78,221(3)
Richard A. Meier.........   320,000    163,000         --              --                --             4,599(4)
Harry A. Roosje..........   175,704     65,000         --              --                --            13,463(5)


---------------
(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) Includes grants of options to purchase shares of ICN's common stock.


(3) Consists of moving expenses of $78,026 and life insurance of $195.



(4)Consists of executive medical of $3,794 and life insurance of $805.



(5)Consists of payment of $12,732 for unused vacation time and life insurance of $731.



The following table sets forth summary information regarding ICN option grants made by ICN to each of our executive officers during 2000.



2000 ICN OPTION GRANTS

----------------------------------------------------------------------------------------------------------------
                                       NUMBER OF     PERCENTAGE OF
                                       SECURITIES    TOTAL OPTIONS
                                       UNDERLYING     GRANTED TO      EXERCISE
                                        OPTIONS        EMPLOYEES        PRICE      EXPIRATION      GRANT DATE
NAME                                   GRANTED(1)     IN 2000(2)     (PER SHARE)      DATE      PRESENT VALUE(3)
----------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD............     75,000            13%        $21.00        2/24/10       $
Richard A. Meier.....................         --            --             --             --               --
Harry A. Roosje......................         --            --             --             --               --


---------------

(1) Unless otherwise noted, the options granted have ten year terms. The options granted to the executive officers vest according to the following schedule:
    25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. Except as otherwise noted, all options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.


(2) Options to purchase a total of 571,000 shares were granted to employees of ICN, including executive officers, during fiscal year 2000.



(3) Based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.


(4) These options were granted in conjunction with Mr. Meier's promotion to Executive Vice President and Chief Financial Officer of ICN.

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The following table sets forth summary information regarding the number and value of ICN options held as of December 31, 2000 by our executive officers. Options shown as exercisable in the table below are immediately exercisable. We determined the value of unexercised in-the-money options as of December 31, 2000 by taking the difference between the market price of ICN common stock as of the close of business on December 31, 2000 and the option exercise price, multiplied by the number of shares underlying the options as of that date.



YEAR-END 2000 ICN OPTION EXERCISES AND OPTION VALUES

---------------------------------------------------------------------------------------------------------------------
                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               NUMBER OF                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            SHARES ACQUIRED      VALUE      OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(2)
           NAME               ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD,
  PhD.....................            0               0             0         75,000              0      $  726,563
Richard A. Meier..........       18,250        $372,984        69,250        162,500       $905,750       1,998,906
Harry A. Roosje...........        3,187          77,030        31,450         22,500        246,971          28,594


---------------

(1) Difference between the fair market value of the shares of ICN common stock at the date of exercise and the exercise price.


(2) Difference between the fair market value of the shares of ICN common stock on December 31, 2000 and the exercise price.


EMPLOYMENT AGREEMENTS/CHANGE IN CONTROL AGREEMENTS


The board of directors adopted employment agreements which contain "change in control" benefits for our key senior executive covered officers. The executives include Dr. Johnson Y.N. Lau, Richard A. Meier and Harry A. Roosje. The Employment Agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Each agreement has an initial term of three years, and automatically extends for successive one year terms unless we or the executive elects not to extend it. In addition, if a change of control of us occurs, each agreement will generally remain in effect until the third anniversary of the change of control. These Employment Agreements provide that each executive shall receive severance benefits equal to three times salary and bonus, accelerated vesting of options, restricted stock awards and stock appreciation rights and other benefits under specified circumstances. These circumstances include the executive's employment being terminated other than for cause, death, or disability, the executive terminating employment for enumerated reasons following or in connection with a change in control of us, or the executive leaving us for any reason or without reason during a sixty day period commencing six months after a change in control. The reasons permitting an executive to terminate his employment include a reduction in the executive's compensation, a change in the executive's position, title or reporting responsibilities that does not represent a promotion from his position, title or reporting responsibilities as in effect immediately prior to a change in control, a failure by us to continue a material benefit plan in which the executive participated in at the time of a change in control of us or a change in the executive's job location. Unless it is determined that we acted in bad faith, we may cure any of the reasons permitting an executive to terminate his employment not later than 30 days from our receipt of a notice of termination from the executive. The executive is under no


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obligation to mitigate amounts payable under the employment agreements. For purposes of the employment agreements, a "change in control" generally means any of the following events:



- the acquisition, other than directly from us, by any person of beneficial ownership of more than 50% of our outstanding shares or the combined voting power of our outstanding voting securities, or more than 50% of the outstanding shares or the combined voting power of any parent entity;



- our existing board of directors or the existing board of directors of any parent entity ceases for any reason to constitute at least two-thirds of that board of directors, unless the election, or nomination for election, of any new director was approved by a vote of at least two-thirds of the then existing board of directors;



- consummation of a merger or consolidation involving us or any parent entity if our stockholders or the stockholders of any parent entity immediately before the merger or consolidation do not, as a result of the merger or consolidation, own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation or the ultimate controlling person of that entity; or



- consummation of a complete liquidation or dissolution of us or any parent entity or an agreement for the sale or other disposition of all or substantially all of our assets or the assets of any parent entity.



For purposes of the definition of change in control, a "parent entity" means any entity which owns more than 50% of our outstanding voting securities or the combined voting power of our outstanding voting securities. At the time of completion of this offering, ICN will be a parent entity. The spin-off will not constitute a change in control.



Based upon present compensation, our executives would be entitled to receive the following approximate amounts if the employment of these key senior executives is terminated under any of the circumstances described above: Dr. Johnson Y.N.
Lau, $            ; Richard A. Meier $            ; and Harry A. Roosje,
$            . In addition, the vesting of options, restricted stock awards and stock appreciation rights granted to the executives would be accelerated. The value of the accelerated options would depend upon the market price of the shares at that time and are not included in the above calculation.


LIMITATIONS OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

In connection with the completion of this offering, we will adopt and file an amended and restated certificate of incorporation and bylaws. The disclosure below assumes that the amended and restated certificate of incorporation is in effect. As permitted by Delaware law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

-  for any breach of duty of loyalty to us or to our stockholders;

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

- for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

- we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

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-  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our certificate of incorporation, our bylaws or other agreements;

- we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

-  the rights conferred in the bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

EMPLOYEE BENEFIT PLANS

Our employees will not participate in ICN's option plans on an ongoing basis. However, our employees that have ICN options will retain these options and will retain benefits earned under ICN welfare and benefit plans.


2001 STOCK OPTION AND AWARD PLAN



Our Board of Directors adopted the 2001 Stock Option and Award Plan. ICN has approved this plan as our sole stockholder. This plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards, and share awards. Persons eligible to receive grants under this plan include our directors, officers, employees, and consultants as well as directors, officers, employees and consultants of ICN and its other affiliates. This plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act.



This plan is administered by a committee that consists of at least two nonemployee outside board members. The compensation committee of the board currently serves as the committee. Generally, the committee has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options. This plan authorizes the issuance of 21,000,000 shares of Class A Common Stock pursuant to the plan.



This plan provides that the term of any option may not exceed ten years, except in the case of the death of an optionee in which event an option, other than an incentive stock option, may be exercised for up to one year following the date of death even if it extends beyond ten years from the date of grant. If a participant's employment with us or ICN or its affiliates is terminated without cause following a change in control of us or if a participant's service with us or ICN or its affiliates as a director ceases following a change in control of us, then any options or stock appreciation rights become immediately and fully vested and exercisable at that time and will remain exercisable until the earlier of the six-month anniversary of termination and the expiration of the option term. The agreement evidencing the stock options or awards may provide for different treatment of options in the event of a change of control of us.



At the completion of this offering, we intend to grant stock options to various employees, including our executive officers, under this plan. An aggregate of up to 2,000,000 shares of Class A Common Stock would be issuable upon exercise of these options. The exercise price of these options will be the


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initial public offering price. The options will have a term of 10 years. The vesting schedule of the options will be 25% each year, commencing on the first anniversary of grant. The following table sets forth the number of shares of our Class A Common Stock underlying these options granted to our executive officers.


                                                                               SHARES OF
                                                                    CLASS A COMMON STOCK
                            NAME                              UNDERLYING OPTIONS GRANTED
----------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD...................................       500,000
Richard A. Meier............................................       500,000
Harry A. Roosje.............................................       200,000



In addition, we intend to grant options to acquire up to           shares of
Class A Common Stock under this plan to officers and employees of ICN who are not one of our directors, officers, employees or consultants. The exercise price of these options will be the initial public offering price. The terms of these options will be substantially similar to the options granted our employees. Under generally accepted accounting principles, we will be required to expense the value of these options ratably over their vesting terms. This value will be determined using the Black-Scholes option pricing model. We estimate that the options granted to employees of ICN who are not our employees will have an
aggregate value of approximately $          on the grant date. We expect to
incur a charge of approximately $          per quarter during the four-year
vesting period in connection with the options. The following table sets forth the number of shares of our Class A Common Stock underlying these options granted to ICN officers and employees.



                                                                                               SHARES OF
                                                                                    CLASS A COMMON STOCK
                NAME                               TITLE AT ICN               UNDERLYING OPTIONS GRANTED
--------------------------------------------------------------------------------------------------------
Milan Panic..........................  Chairman of the Board and Chief
                                       Executive Officer
Adam Jerney..........................  President and Chief Operating Officer
David C. Watt........................  Executive Vice President, General
                                       Counsel and Corporate Secretary
John E. Giordani.....................  Executive Vice President
Bill A. MacDonald....................  Executive Vice President, Strategic
                                       Planning
Jack L. Sholl........................  Executive Vice President, Corporate
                                       Public Relations
Clifford R. Saffron..................  Senior Vice President, Deputy General
                                       Counsel and Assistant Secretary



EMPLOYEE STOCK PURCHASE PLAN



We have adopted the Employee Stock Purchase Plan. This plan allows our employees to purchase additional shares of our common stock on the Nasdaq National Market at the then current market price. Employees who elect to participate in the program will pay for these subsequent purchases with funds that we will withhold from their paychecks.


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--------------------------------------------------------------------------------

Relationship with ICN

CONTRIBUTION

ICN has contributed to us:


- our building in Costa Mesa, California, including all fixtures in the building and the real property associated with our building;


- its rights, title and interest under the license agreement with Schering-Plough, which entitles us to receive all of the royalties from Schering-Plough in connection with the sale of oral forms of ribavirin, subject to the approval of the holders of ICN's outstanding debt securities;

- all of the chemical compounds contained in its chemical compound library, along with all associated records, journals and data;


- all intellectual property rights, including all patents, copyrights and trademarks, related to our business, including all intellectual property rights held by ICN in ribavirin, Tiazole, Adenazole, Levovirin, Viramidine and the chemical compounds in our nucleoside analog library;



- all of our equipment and furniture contained in, and personnel employed in, our research and development department in our Costa Mesa facility; and


-  all other assets used in the conduct of our business.


However, ICN retains perpetual, exclusive and royalty-free rights to all indications for ribavirin in a given jurisdiction to the extent currently approved in that jurisdiction, but not in other jurisdictions for which that indication is not currently approved. This license excludes all indications and forms of ribavirin licensed to Schering-Plough. ICN also retains perpetual, exclusive and royalty-free rights with respect to the use of ribavirin in aerosol form for the treatment of bone marrow transplant patients with respiratory syncytial virus. In addition, ICN is retaining all equipment forming ICN's AS-400 mainframe computer system and all equipment related to ICN's dosimetry services operations.


Completion of this offering is subject to obtaining the approval of the holders of ICN's outstanding debt securities.

INTERCOMPANY AGREEMENTS

We have entered into a number of agreements with ICN and will enter into several other agreements with ICN for the purpose of defining our relationship with them after this offering. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties.


AFFILIATION AND DISTRIBUTION AGREEMENT


GENERAL

After completion of this offering, ICN will continue to own all of our Class B Common Stock. These shares represent approximately 97% of the combined voting power and 88% of our outstanding shares of stock. As a result, ICN will continue to include us as a subsidiary for various financial reporting, accounting and other purposes. Accordingly, we entered into an affiliation and distribution agreement with ICN.


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                                                                              63
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RELATIONSHIP WITH ICN
--------------------------------------------------------------------------------


COVENANTS


Pursuant to the affiliation and distribution agreement, we have agreed that for as long as ICN owns at least 50% of our outstanding shares, we will not take any action that would have the effect of limiting ICN's ability to freely sell, pledge or otherwise dispose of shares of our common stock or limiting the legal rights of or denying any benefit to ICN as our stockholder in a manner not applicable to our stockholders generally. In addition, we have agreed not to issue any shares of common stock or any rights, warrants or options to acquire our common stock, if after giving effect to such issuance ICN would not be able to effect a tax-free spin-off. Under current law, ICN would need to own at least 80% of the voting power of our stock to effect a tax-free spin-off. See
"-- Tax-Free Spin-Off."


FINANCIAL INFORMATION

Pursuant to the affiliation and distribution agreement, we agreed that for so long as ICN is required to include us in its consolidated financial statements, we will provide ICN financial information regarding our company and our subsidiaries, consult with ICN regarding the timing and content of our earnings releases and cooperate fully with ICN in connection with its public filings.


INDEMNIFICATION
We agreed to indemnify ICN and its affiliates against all liabilities arising out of:


- any breach by us or our affiliates of any of the provisions of the affiliation and distribution agreement;



- any incorrect or incomplete financial information provided by us or our affiliates to ICN as required by the affiliation and distribution agreement; and



-  any third-party claims relating to our business and operations.


ICN agreed to indemnify us and our affiliates against all liabilities arising out of:


- any breach by ICN or its affiliates of any of the provisions of the affiliation and distribution agreement;



- any incorrect or incomplete financial information provided by ICN or its affiliates to us as required by the affiliation and distribution agreement;



- any expenses, monetary judgment or settlement incurred in connection with the SEC litigation, the investigation involving the US Attorney's Office and the dispute involving ICN's interest in its Yugoslavian joint venture; and



- any third-party claims relating to ICN's business and operations, excluding the business and operations ICN contributed to us.


EXPENSES

ICN will pay the costs and expenses incurred in connection with this offering, including the costs and expenses of financial, legal, accounting and other advisers. Ribapharm will pay the costs and expenses incurred in connection with the tax-free spin-off of Ribapharm's financial, legal, accounting and other advisors, if they are not also acting as advisors to ICN. ICN will pay all other costs and expenses incurred in connection with the tax-free spin-off.


INTERIM FINANCING

ICN will provide us with working capital financing of up to $25 million. We may
draw upon this commitment until        , 2001. Any borrowings from ICN will be
repayable on           , 2002. The interest on the note will be at LIBOR plus
200 basis points.


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RELATIONSHIP WITH ICN
--------------------------------------------------------------------------------

MANAGEMENT SERVICES AND FACILITIES AGREEMENT

We and ICN entered into a management services and facilities agreement. Under this agreement, ICN will provide administrative and corporate support services to us on a transitional basis, including human resource, accounting, treasury, tax, facilities, and information services. Over time, it is our intention to provide these services ourselves or contract with third parties to provide these services. ICN will charge us for these services at its cost, including all out-of-pocket, third party costs and expenses incurred by ICN in providing the services. If ICN incurs third party expenses on behalf of us as well as an ICN entity, ICN will be required to allocate these expenses in good faith between us and the ICN entity. ICN will determine this allocation in the exercise of its reasonable judgment.


For a transitional period, ICN will utilize a portion of our Costa Mesa facilities. ICN will be responsible for reimbursing us for its share of our depreciation, utilities, security, parking, building maintenance, cleaning services and other facility costs. This share will be determined based upon the percentage of square feet of space in the building used by ICN. ICN intends to relocate to new office space as soon as practicable after completion of this offering, but not later than December 31, 2003.


The agreement provides for monthly invoicing of service charges. If the invoiced amount is not paid within 60 days following receipt of the invoice, interest will be required to be paid at a specified rate, unless the invoiced amount is in dispute. ICN and we will be required to use reasonable efforts to resolve any disputes promptly.

The management services and facilities agreement provides that the services provided by ICN will be substantially similar in scope, quality and nature to those services provided to us prior to the completion of this offering. ICN is also required to provide the services to us through the same or similarly qualified personnel, but the selection of personnel to perform the various services will be within the sole control of ICN. In addition, ICN is not required to increase materially the volume, scope or quality of the services provided beyond the level at which they performed these services for us in the past. The agreement provides that ICN may cause any third party to provide any service to us that ICN is required to provide, but that ICN will remain responsible for any services it causes to be provided in this manner. ICN is not required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of ICN, which could include natural disasters, governmental actions or similar events of force majeure. Similarly, ICN is not required to provide any service if doing so would require ICN to violate any laws, rules or regulations. The management services and facilities agreement also provides that ICN may provide additional services to us upon our mutual agreement. We will mutually agree on the terms and costs of these additional services. These additional services may include services that were not provided to us prior to the completion of this offering.

Pursuant to the management services and facilities agreement, we have agreed to indemnify and hold harmless ICN, each of its subsidiaries and their directors, officers, agents and employees from any claims, damages and expenses arising out of the services rendered to us. This indemnity would not apply to claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on the part of ICN or its representatives. In addition, we have agreed that these same persons shall be liable to us only for any claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on their part.

The management services and facilities agreement will commence on the date of this offering and will continue until December 31, 2003. We may terminate one or more of the services provided under the agreement if we determine at any time that we no longer require these services. ICN and we may, by mutual agreement, provide for the continuation of some services after this termination date. In

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RELATIONSHIP WITH ICN
--------------------------------------------------------------------------------

addition, either ICN or us will be able to terminate the management services and facilities agreement with respect to one or more of the services provided under the agreement:

- if the other party has failed to perform any material obligation relating to the terminated service; and

- if the failure continues for a period of 30 days after the other party receives notice of the failure from the terminating party.

CONFIDENTIALITY AGREEMENT

We and ICN entered into a confidentiality agreement with respect to confidential and proprietary information, intellectual property and other matters and ICN will agree to keep confidential and to cause our affiliates to keep confidential, and not to use for any unauthorized purpose, confidential information regarding the other party. Confidential information includes:

-  unpublished technology and know-how;

-  unpublished patent applications; and

-  other confidential or proprietary technical and business information.

Confidential information does not include any information that:

-  is already known to the other party from a third party source;

-  is or becomes publicly known;

-  is received from a third party without any obligations of confidentiality;

-  is disclosed to a third party without restrictions;

- is independently developed by employees or consultants of the party receiving the information; or

-  is approved for release by the disclosing party.

REGISTRATION RIGHTS AGREEMENT


Although ICN has announced its plans to complete the spin-off as soon as possible, we cannot assure you that the spin-off will occur at all. See "Relationship with ICN -- Tax-Free Spin-Off". In the event that ICN does not complete the spin-off, ICN could not freely sell all of our shares that it owns without registration under the Securities Act.



Accordingly, we have entered into a registration rights agreement with ICN to provide it with the registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as ICN informs us that it no longer intends to proceed with or complete the spin-off.



ICN will be able to require us to register under the Securities Act all or any portion of our shares covered by the registration rights agreement on up to six occasions. In addition, the registration rights agreement provides for various piggyback registration rights for ICN. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, we are required to provide prompt notice to ICN and include in that registration all shares of our stock which ICN requests to be included. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our employees and personnel for road show presentations. All registration expenses incurred in connection with the registration rights agreement will be paid by us other than the underwriting commission. In addition, we are required to reimburse ICN for the reasonable fees and disbursements of its outside counsel retained in connection


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RELATIONSHIP WITH ICN
--------------------------------------------------------------------------------

with any registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of ICN and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration. However, ICN must indemnify us for those liabilities resulting from information provided by ICN. The registration rights under the registration rights agreement will remain in effect with respect to the shares covered by the agreement until:

- those shares have been sold pursuant to an effective registration statement under the Securities Act;

- those shares have been sold to the public pursuant to Rule 144 under the Securities Act;

- those shares have been transferred and new certificates delivered, where the new certificates do not bear a legend restricting further transfer and where subsequent public distribution of those shares does not require registration under the Securities Act; or

-  those shares cease to be outstanding.

TAX SHARING AGREEMENT


We are, and after this offering will continue to be, included in ICN's consolidated federal income tax group. Our federal income tax liability will be included in the consolidated federal income tax liability of ICN. We and ICN have entered into a tax sharing agreement pursuant to which the tax amounts to be paid or received by us with respect to federal consolidated returns of ICN in which we are included generally is determined as though we file separate federal income tax returns. Also, we will calculate our state and local income taxes taking into account ICN's worldwide apportionment schedule, where applicable. Under the terms of the tax sharing agreement, ICN is not required to make any payment to us for the use of our tax attributes that come into existence until we would otherwise be able to utilize these attributes. Under the agreement, ICN will:


-  continue to have all the rights of a parent of a consolidated group;

- have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns); and

- have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns.


We will be included in ICN's consolidated group for federal income tax purposes for so long as ICN beneficially owns at least 80% of the combined voting power and value of our outstanding stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and ICN during the period in which we are included in ICN's consolidated group, we could be liable in the event that any federal tax liability is incurred, but not paid, by any other member of ICN's consolidated group. See "Risk factors -- Risks Relating to Our Separation from ICN -- As long as we are a member of ICN's consolidated group for federal income tax purposes, ICN will control decisions relating to payment of taxes."



Under the terms of the tax sharing agreement, we have agreed to indemnify ICN in the event that the spin-off is not tax free to ICN as a result of various actions taken by or with respect to us, or our failure to take or prevent various actions, during the two years before and after a spin-off, including:



- liquidation of us or, subject to certain exceptions, merger of us with or into another corporation;



- the issuance by us of more than 20 percent, in the aggregate, by vote or value, of our capital stock;


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RELATIONSHIP WITH ICN
--------------------------------------------------------------------------------


- the redemption, purchase or reacquisition by us of our capital stock, subject to certain exceptions;



- the sale, exchange, distribution or other disposition of our assets other than in the ordinary course of our business;



-  discontinuing the active conduct of our current trade or business; and



- entering into any negotiation, agreement or arrangement pursuant to which one or more persons acquire 50 percent of the voting power or value of our stock.



A ruling from the Internal Revenue Service or an opinion of counsel that the spin-off is a tax-free event will be based, in part, upon facts and representations that we provide, and any ruling or opinion will be subject to the accuracy and completeness of such facts and representations. We have agreed to indemnify ICN for any tax liability resulting from any misstatement or omission of any fact and any breach by us of any representation that we provide.



We may not be able to control some of the events that could trigger our indemnification obligation.


TAX-FREE SPIN-OFF


ICN has advised us that it is committed to distributing its interest in us to ICN's stockholders on a tax-free basis as soon as possible after completion of this offering. The distribution is subject to a number of conditions, including obtaining a ruling from the Internal Revenue Service or an opinion of counsel that the distribution will qualify as a tax-free spin-off under US tax laws, compliance with all other applicable laws, including the regulations of the SEC and Delaware General Corporation Law provisions regarding the payment of dividends, and, to the extent required, approval by the holders of ICN's outstanding debt. ICN has advised us that it intends to file a ruling request with the Internal Revenue Service no later than 60 days after completion of this offering. Typically, it takes four to six months from the date of submission of a ruling request for the Internal Revenue Service to make a determination, but there can be no assurance that it will not take longer.



One of the legal requirements under the U.S. tax laws for a tax-free spin-off is that the business conducted by us is considered to be an active trade or business that has been conducted for five years. The determination of whether we satisfy the five-year active trade or business requirement will be made based upon all of the relevant facts and circumstances. An example in the applicable Treasury Regulations suggests that a research and development operation may satisfy the active trade or business requirement. Based upon this example in the regulations, ICN has advised us that it believes that the business conducted by us should constitute an active trade or business. ICN has advised us that it would not effect a spin-off of its interest in us to ICN's stockholders absent a ruling from the Internal Revenue Service or an opinion of counsel that all of the legal requirements for a tax-free spin-off are satisfied, including that the business conducted by us is considered to be an active trade or business that has been conducted for five years. There can be no assurance that the Internal Revenue Service would agree with ICN's conclusion, or that ICN will be able to obtain an opinion of counsel stating, that our research and development operation satisfies the active trade or business requirement, or that the other legal requirements for a tax-free spin-off are satisfied.



Under another of the legal requirements for a tax-free spin-off, ICN would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding non-voting capital stock. Assuming no additional shares of Class A Common Stock are issued, other than as a result of the conversion of Class B Common Stock into Class A Common Stock, ICN would continue to hold at least 80% of the voting power of our stock so long as it owns at least approximately 66,667,000 shares of Class B Common Stock. We currently have no non-voting capital stock outstanding. Legislation proposed by the Clinton administration, if enacted,


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RELATIONSHIP WITH ICN
--------------------------------------------------------------------------------


would not permit ICN to spin-off its interest in us on a tax-free basis unless ICN maintains at least an 80% interest in both the voting power and value of our outstanding capital stock.



Another of the legal requirements for a tax-free spin-off is that ICN must be carrying out the spin-off for one or more corporate business purposes. A spin-off is considered to be carried out for a corporate business purpose only if it is motivated, in whole or substantial part, by a real and substantial non-Federal tax purpose that is germane to our business, to ICN's business, or to the business of the affiliated group to which ICN belongs. The Internal Revenue Service has announced guidelines that it will use, for purposes of ruling requests, in evaluating whether a spin-off satisfies the corporate business purpose requirement. The announcement provides that a spin-off that, among other things, is carried out to enhance the success of the businesses by enabling the corporations to resolve management, systemic or other inefficiencies that arise from the current corporate structure is carried out for a valid corporate business purpose. ICN has advised us that it believes that it will be considered to be carrying out the spin-off for one or more valid corporate business purposes. There can be no assurance, however, that the Internal Revenue Service would agree with ICN's conclusion.



POTENTIAL TRANSACTION WITH ROCHE



On December 20, 2000, we, ICN and Roche Capital Corporation, an affiliate of F. Hoffmann-La Roche, entered into a non-binding letter of intent. The letter of intent originally expired on January 31, 2001. ICN and Roche extended the expiration until June 30, 2001 and may further extend the expiration of the letter of intent by mutual agreement. Under the terms of the letter of intent, Roche agreed in principle to exchange its ownership stake in ICN for an approximately 8.7% ownership interest in our common stock at the same time, and as part of the same plan under which, ICN effects a tax-free distribution of its remaining interest in us. Roche would also have an option to exchange, at the same time, up to an additional 3,970,000 shares of ICN that it may acquire for our common stock held by ICN. If Roche were to exercise the option in full, it would own approximately a total of 17.4% of our outstanding shares of common stock.



Any transaction under the letter of intent is subject to the negotiation of binding agreements between us, ICN and Roche. If we, ICN and Roche enter into binding agreements regarding the exchange, as contemplated by the letter of intent, our capital structure would only include one class of common stock. There can be no assurance that we, ICN and Roche will enter into a definitive agreement regarding the exchange contemplated by the letter of intent.



CONTRACT SERVICES WITH ICN


From time to time, if we determine that it is in our best interest to do so, we will seek to enter into arrangements with ICN and foreign affiliates of ICN to conduct studies on our product candidates. ICN will have no obligation to enter into any of these arrangements. We believe that ICN's ability to conduct these studies in Eastern Europe may provide us with a substantial cost advantage over many of our domestic competitors who do not have foreign affiliates. By conducting these studies in Eastern Europe, we will be able to determine preliminarily the safety and efficacy of product candidates prior to incurring the expense of full clinical trials in the United States.

OPTION GRANTS TO ICN EMPLOYEES


We intend to grant options under the 2001 Stock Option Plan to some ICN officers and/or employees who will not become our employees. Under generally accepted accounting principles, we will be required to expense the value of these options ratably over their vesting terms. This value will be determined using the Black-Scholes option pricing model. See "Management -- Employee Benefit
Plans -- 2001 Stock Option and Award Plan."


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                                                                              69

--------------------------------------------------------------------------------

Principal and selling stockholders


Prior to this offering, we were a wholly owned subsidiary of ICN. Upon completion of this offering, ICN will own all of the outstanding shares of Class B Common Stock. These shares will represent approximately 97% of the combined voting power and 88% of our outstanding shares of common stock.



The following table presents selected information regarding ICN's beneficial ownership of our Class A Common Stock and Class B Common Stock. None of our officers or directors beneficially own any shares of common stock other than shares of Class A Common Stock beneficially owned through stock options granted under our 2001 Stock Option Plan.


                                   NUMBER OF SHARES OF                                NUMBER OF SHARES OF            PERCENTAGE OF
                                          COMMON STOCK                                       COMMON STOCK       OUTSTANDING SHARES
                                    BENEFICIALLY OWNED        NUMBER OF SHARES         BENEFICIALLY OWNED          OF COMMON STOCK
                                     PRIOR TO OFFERING           BEING OFFERED             AFTER OFFERING           AFTER OFFERING
                              ------------------------    --------------------   ------------------------    ---------------------
BENEFICIAL OWNER              CLASS A(1)       CLASS B       CLASS A   CLASS B   CLASS A(1)       CLASS B    CLASS A(1)    CLASS B
----------------------------------------------------------------------------------------------------------------------------------
ICN.........................       --      150,000,000    18,000,000        --        --      132,000,000         --        100%


                              PERCENTAGE
                               OF TOTAL
                                VOTING
BENEFICIAL OWNER                POWER
----------------------------  ----------
ICN.........................      97%


---------------


(1) Under the terms of our charter, any Class B Common Stock sold by ICN is automatically converted into Class A Common Stock on a one-for-one basis. Accordingly, while ICN owns no Class A Common Stock, it is able to sell 18,000,000 shares of Class A Common Stock because 18,000,000 shares of Class B Common Stock owned by it will be converted into Class A Common Stock contemporaneously with the sale. The number of shares of Class A Common Stock shown as being beneficially owned by ICN in the above table does not include shares of Class A Common Stock issuable upon conversion of Class B Common Stock. The Class B Common Stock is convertible into Class A Common Stock at the option of ICN at any time.


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

--------------------------------------------------------------------------------

Description of securities

AUTHORIZED CAPITAL STOCK


We presently have a single class of common stock. ICN currently owns all of these outstanding shares. Before the completion of this offering, we will effect a recapitalization of our capital stock. In this recapitalization, the existing shares of common stock held by ICN will be reclassified into shares of Class B Common Stock. Effective as of the completion of this offering, our certificate of incorporation will provide for authorized capital stock of 542,000,000 shares, including 400,000,000 shares of Class A Common Stock, $.01 par value per share, 132,000,000 shares of Class B Common Stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon completion of this offering, no preferred stock will be outstanding and ICN will own all of the outstanding shares of Class B Common Stock. See "Principal and selling stockholders."


COMMON STOCK

The relative rights of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and conversion rights.

VOTING
Holders of Class A Common Stock have one vote per share while holders of Class B Common Stock have five votes per share on all matters submitted to a vote of our stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock will possess all voting power. Generally, all matters voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock that are present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. However, in the case of some amendments to our certificate of incorporation, the requisite approval percentage will be 80% of the votes entitled to be cast by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock so as to adversely affect them must also be approved by a majority of the outstanding shares of the class that is adversely affected by that amendment, voting as a separate class. Special voting rights may be granted to holders of any preferred stock that we issue in the future. Our certificate of incorporation will not provide for cumulative voting in the election of directors.

CONVERSION OF CLASS B COMMON STOCK
ICN will be entitled, from time to time, to convert all or any portion of its shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis. Any shares of Class B Common Stock transferred by ICN or any of its subsidiaries to any person, other than ICN or any of its subsidiaries, will automatically be converted into shares of Class A Common Stock on a one-for-one basis, except in connection with a tax-free spin-off of ICN's ownership interest in us to its stockholders, as described below. All shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis if the number of outstanding shares of Class B Common Stock falls below 20% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. This automatic conversion feature will prevent ICN from

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
DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

decreasing its economic interest in us to less than 20% while still retaining control of approximately 50% of the combined voting power of our outstanding shares of common stock, assuming no additional shares of common stock are issued after this offering.


Shares of Class B Common Stock will automatically convert into shares of Class A Common Stock immediately prior to any spin-off of ICN's interest in us if the conversion would not prevent the spin-off from being a tax-free event. Under current U.S. tax laws, the automatic conversion of our Class B Common Stock to Class A Common Stock would prevent the spin-off from being a tax-free event if immediately after the conversion, ICN would not own at least 80% of the voting power of our common stock. In that event, ICN would distribute shares of our Class B Common Stock to its stockholders and two classes of our common stock would be publicly traded.


DIVIDENDS
Subject to any preferential rights of any outstanding series of Preferred Stock created by our board of directors from time to time, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to cash dividends as may be declared from time to time by the board of directors from funds available therefor. Dividends are required to be declared pro-rata on both classes. In addition, in connection with any stock dividend that may be declared by our board of directors from time to time, holders of Class A Common Stock will be entitled to receive these dividends only in shares of Class A Common Stock while holders of Class B Common Stock will be entitled to receive these dividends either in shares of Class A Common Stock or in shares of Class B Common Stock as may be determined by our board of directors. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

LIQUIDATION
Subject to any preferential rights of any outstanding series of Preferred Stock created from time to time by our board of directors, upon our liquidation, dissolution or winding up, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to receive pro rata all our assets available for distribution to these holders.

PREFERRED STOCK

Pursuant to our certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

A number of provisions in Delaware Law and our certificate of incorporation and bylaws may make it more difficult to acquire control of us. These provisions could deprive our stockholders of

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DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

opportunities to realize a premium on the shares of common stock owned by them. Amendments to many of the provisions in our certificate of incorporation require approval of 80% of our outstanding voting securities. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions may:

- enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

- discourage specified types of transactions which may involve an actual or threatened change in control of us;

-  discourage tactics that may be used in proxy fights; and

- encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

STAGGERED BOARD

Our certificate of incorporation and bylaws will provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation and bylaws also divides the board of directors into three classes. The members of each class of directors will serve for staggered three-year terms. Our directors may be removed with or without cause.



Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.


The holders of the Class B Common Stock have the right to elect one director. This director will be elected on an annual basis and initially will be Roger Guillemin, MD, PhD.

ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Our bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder may be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The bylaws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT

Our certificate of incorporation provides that stockholders may take action by written consent.


PREFERRED STOCK
The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with

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
DESCRIPTION OF SECURITIES
--------------------------------------------------------------------------------

possible acquisitions, financing, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change in control of us.

AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK
The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DELAWARE SECTION 203
Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Class A Common Stock is American Stock Transfer and Trust Company.

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

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our Class A Common Stock. Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices.


Upon completion of this offering, we will have outstanding an aggregate of 18,000,000 shares of Class A Common Stock, assuming no exercise of the underwriters' over-allotment option, and 132,000,000 shares of Class B Common Stock. Of these shares, all of the shares of Class A Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless our affiliates purchase these shares. The shares of Class B Common Stock held by ICN are restricted securities. Restricted securities may be sold in the public market only if registered or if the sale qualified for an exemption from registration.


ICN and all of our officers and directors have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of UBS Warburg LLC.


Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of Class A Common Stock reserved for issuance under our 2001 Stock Option Plan. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to lock-up agreements.


In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


- 1% of the number of shares of our Class A Common Stock then outstanding, which will equal approximately 180,000 shares immediately after this offering; and


- the average weekly trading volume of our Class A Common Stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 144, the holding period of any prior owner is aggregated, except if the transferee was an affiliate of ours.

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                                                                              75

--------------------------------------------------------------------------------

Underwriting


We, ICN and the underwriters of this offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase from ICN the number of shares indicated in the following table. UBS Warburg LLC and CIBC World Markets Corp. are the representatives of the underwriters.



                                                                  NUMBER
                        UNDERWRITERS                           OF SHARES
------------------------------------------------------------------------
UBS Warburg LLC.............................................
CIBC World Markets Corp. ...................................

                                                              ----------
          Total.............................................  18,000,000
                                                              ==========



If the underwriters sell more shares of Class A Common Stock than the total number set forth in the table above, the underwriters have a 30-day option to by from ICN up to an additional 2,700,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares of Class A Common Stock are purchased under this over-allotment option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


The following table shows the per share and total underwriting discounts and commissions ICN will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                              NO EXERCISE    FULL EXERCISE
------------------------------------------------------------------------------------------
Per share...................................................   $               $
       Total................................................   $               $

We estimate that the total expenses of the offering payable by ICN will be
approximately $          .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect sales to accounts over which they exercise investment discretion to exceed 5% of the shares of Class A Common Stock sold in this offering.

We, our directors and officers and ICN have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC, a registration statement under the Securities Act relating to any shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC. This lockup provision does not limit our ability to grant options to purchase Class A Common Stock under stock option plans or to issue Class A Common Stock under our employee stock purchase plan.

--------------------------------------------------------------------------------
 76

UNDERWRITING
--------------------------------------------------------------------------------


The underwriters have reserved for sale, at the initial public offering price, up to 900,000 shares of Class A Common Stock to some of our directors, officers, employees and friends and to some of the officers and employees of ICN. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.


Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price will be negotiated by ICN, us and the representatives. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-  the history and the prospects for the industry in which we compete;

-  the ability of our management;

- our prospects for future earnings, the present state of our development and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with this offering, the underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

We and ICN have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.


UBS Warburg LLC and some of its affiliates have in the past provided, and may in the future from time to time provide, investment banking and other services to ICN.



Concurrently with this offering, UBS Warburg LLC is acting as dealer manager for a tender offer and consent solicitation relating to 100% of each class of ICN's outstanding debt securities. ICN commenced the tender offer and consent
solicitation on             ,      . Based upon information provided to us by
ICN, the consent solicitation is necessary because several covenants contained in the indentures governing those debt securities restrict ICN's ability to complete this offering. The tender offer is being made to amend the covenants. As presently in effect, the covenants would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. ICN has informed us that it anticipates that all of the proceeds of the offering to be received by ICN will be used by ICN in connection with the tender offer and consent solicitation. In addition, it is contemplated that an affiliate of UBS Warburg LLC will act as lead underwriter in connection with a proposed initial public offering of ICN's operations outside of North and South America. UBS Warburg LLC is also providing financial advisory services to ICN in connection with the potential transaction between us, ICN and an affiliate of F. Hoffmann-La Roche.


--------------------------------------------------------------------------------
 78

--------------------------------------------------------------------------------

Legal matters


Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York, will pass upon the validity of the Class A Common Stock offered under this prospectus. Fried, Frank, Harris, Shriver & Jacobson has in the past provided, and may continue to provide, legal services to ICN and its affiliates. The underwriters have been represented by Dewey Ballantine LLP, New York, New York.


Experts


The financial statements as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

Our telephone number is (714) 545-0100.

                      ------------------------------------

You should rely only on the information contained in this prospectus. Neither we nor ICN has authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell the Class A Common Stock are being made, and offers to buy the Class A Common Stock are being sought, only in jurisdictions that permit offers and sales. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the Class A Common Stock.

--------------------------------------------------------------------------------
 80

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
------------------------------------------------------------------
Report of Independent Accountants...........................  F-2

Balance Sheets at December 31, 1999 and 2000................  F-3

Statements of Income for the years ended December 31, 1998,
  1999 and 2000.............................................  F-4

Statements of Division Equity for the years ended December
  31, 1998, 1999 and 2000...................................  F-5

Statements of Cash Flows for the years ended December 31,
  1998, 1999 and 2000.......................................  F-6

Notes to Financial Statements...............................  F-7


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of ICN Pharmaceuticals, Inc.:


In our opinion, the accompanying balance sheets and the related statements of income, of division equity and of cash flows present fairly, in all material respects, the financial position of Ribapharm (the "Division"), a division of ICN Pharmaceuticals, Inc., at December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



                                          /s/ PricewaterhouseCoopers LLP

                                          --------------------------------------
                                          PricewaterhouseCoopers LLP


Orange County, California


April 13, 2001


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

BALANCE SHEETS

DECEMBER 31, 1999 AND 2000

(IN THOUSANDS)


                                                                 DECEMBER 31,
                                                               1999       2000
--------------------------------------------------------------------------------
ASSETS
Property, plant and equipment, net..........................  $20,715    $38,487
                                                              -------    -------
Total assets................................................  $20,715    $38,487
                                                              =======    =======
LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Trade payables............................................  $   362    $ 3,944
  Accrued liabilities.......................................      750      1,863
                                                              -------    -------
Total current liabilities...................................    1,112      5,807
Deferred income taxes payable...............................    2,665      2,759
Commitments and contingencies
Division equity.............................................   16,938     29,921
                                                              -------    -------
Total liabilities and division equity.......................  $20,715    $38,487
                                                              =======    =======


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000


(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     DECEMBER 31,
                                                             1998        1999        2000
-------------------------------------------------------------------------------------------
Revenues:
  Royalties...............................................  $36,830    $109,592    $154,818
                                                            -------    --------    --------
Costs and expenses:
  Research and development................................    9,530       5,523      13,015
  General and administrative..............................    7,392       5,608      11,103
                                                            -------    --------    --------
Total expenses............................................   16,922      11,131      24,118
                                                            -------    --------    --------
Income from operations....................................   19,908      98,461     130,700
Interest expense..........................................      609         396          --
                                                            -------    --------    --------
Income before income taxes................................   19,299      98,065     130,700
Provision for income taxes................................    6,948      35,303      48,717
                                                            -------    --------    --------
Net income................................................  $12,351    $ 62,762    $ 81,983
                                                            =======    ========    ========



Unaudited as adjusted data:
  Basic and diluted earnings per share, as adjusted.......                         $    .55
                                                                                   ========
  As adjusted shares used in computation..................                          150,000
                                                                                   ========


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF DIVISION EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

(IN THOUSANDS)


                                                          ADVANCES
                                                           DUE TO      RETAINED
                                                           (FROM)      EARNINGS     DIVISION
                                                             ICN       (DEFICIT)     EQUITY
--------------------------------------------------------------------------------------------
Balances at December 31, 1997...........................  $  22,115    $(23,466)    $ (1,351)
  Net income............................................         --      12,351       12,351
  Advances due to ICN, net..............................     (3,373)         --       (3,373)
                                                          ----------------------------------
Balances at December 31, 1998...........................     18,742     (11,115)       7,627
  Net income............................................         --      62,762       62,762
  Advances due from ICN, net............................    (53,451)         --      (53,451)
                                                          ----------------------------------
Balances at December 31, 1999...........................    (34,709)     51,647       16,938
  Net income............................................         --      81,983       81,983
  Advances due from ICN, net............................    (69,000)         --      (69,000)
                                                          ----------------------------------
Balances at December 31, 2000...........................  $(103,709)   $133,630     $ 29,921
                                                          ==================================


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

(IN THOUSANDS)


                                                                      DECEMBER 31,
                                                            --------------------------------
                                                              1998        1999        2000
--------------------------------------------------------------------------------------------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................  $ 12,351    $ 62,762    $ 81,983
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation............................................       560         556         991
  Deferred income.........................................   (13,619)     (4,323)         --
  Deferred income taxes...................................     4,998       1,651          94
  Compensation expense related to extension of stock
     options..............................................     1,625          --          --
  Increase in royalty receivable transferred to ICN.......    (6,875)    (26,119)     (4,214)
Change in trade payables and accrued liabilities..........       664         486       4,695
                                                            --------    --------    --------
Net cash (used in) provided by operating activities.......      (296)     35,013      83,549
                                                            --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures......................................      (103)        (53)    (18,763)
                                                            --------    --------    --------
Net cash used in investing activities.....................      (103)        (53)    (18,763)
                                                            --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on mortgage payable..............................    (1,478)     (7,628)         --
Cash payments from (to) ICN, net..........................     1,877     (27,332)    (64,786)
                                                            --------    --------    --------
Net cash provided by (used in) financing activities.......       399     (34,960)    (64,786)
                                                            --------    --------    --------
Net change in cash and cash equivalents...................        --          --          --
                                                            --------    --------    --------
Cash and cash equivalents at beginning of period..........        --          --          --
                                                            --------    --------    --------
Cash and cash equivalents at end of period................  $     --    $     --    $     --
                                                            ========    ========    ========
Cash paid for interest....................................  $    609    $    396    $     --
                                                            ========    ========    ========



The accompanying notes are an integral part of these financial statements.


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:


Ribapharm (the "Division") is a division of ICN Pharmaceuticals, Inc. ("ICN") and seeks to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. The Division's primary product, ribavirin, is an antiviral drug that was licensed to Schering-Plough Ltd. ("Schering-Plough") for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's interferon alfa-2b. All of the Division's revenue is currently derived from this licensing agreement. The accompanying financial statements are derived from the historical books and records of ICN and present the assets and liabilities, results of operations and cash flows applicable to the Division. The financial statements of the Division have been prepared for inclusion in a registration statement relating to the public offering of a portion of the common stock (the "Offering") of Ribapharm Inc. ("Ribapharm"), a wholly-owned subsidiary of ICN which was incorporated in April 2000. On August 7, 2000, substantially all of the assets and liabilities of the Division were transferred to Ribapharm at historical cost. Subsequent to the contribution, only the 100 shares of Ribapharm common stock originally purchased by ICN were outstanding.



Prior to the completion of the Offering, Ribapharm will effect a recapitalization of its capital stock. In this recapitalization, a 1,500,000 for
1.0 stock split will be effected and the existing shares of common stock held by ICN will be reclassified into shares of Class B Common Stock. Additionally, the certificate of incorporation will provide for authorized capital stock of 542,000,000 shares, including 400,000,000 shares of Class A Common Stock, $.01 par value per share, 132,000,000 shares of Class B Common Stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon completion of the Offering, no preferred stock will be outstanding, ICN will own all of the 132,000,000 outstanding shares of Class B Common Stock and the public will hold 18,000,000 shares of Class A Common Stock. These 18,000,000 shares of Class A Common Stock will have been issued upon conversion of an equal number of shares of Class B Common Stock.



The balance sheets have been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to the Division. The statements of income include all revenue and costs attributable to the Division, including a corporate allocation of costs of shared services (including legal, finance, corporate development, information systems and corporate office expenses). These costs are allocated to the Division on a basis that is considered by management to reflect most fairly or reasonably the utilization of services provided to or the benefit obtained by the Division, such as the square footage, headcount, or actual utilization. Management believes the methods used to allocate these amounts are reasonable. However, the financial information included herein does not necessarily reflect what the financial position or results of operation would have been had it operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position. For the years ended December 31, 1998, 1999 and 2000, such allocated costs amounted to $5,146,000, $4,852,000, and $10,098,000 are included in


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)

NOTES TO FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------


operating expenses. The details of the allocation for the years ended December 31, 1998, 1999 and 2000 were as follows (in thousands):



                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1998      1999      2000
                                                                ------    ------    -------
Legal expenses and professional fees........................    $2,460    $2,844    $ 7,637
Facility and central service costs..........................     2,376     1,963      2,425
Information systems.........................................       310        45         36
                                                                ------    ------    -------
                                                                $5,146    $4,852    $10,098
                                                                ======    ======    =======


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. The Division primarily uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives. The building and its related improvements are depreciated over a period of 40 years, and equipment from 3 - 10 years.

The Division follows the policy of capitalizing expenditures that materially increase the lives of the related assets and charges maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and the resulting gain or loss is included in income.


REVENUE RECOGNITION: The Division earns royalties as a result of the sale of product rights and technologies to third parties. Royalty revenue is earned at the time the products subject to the royalty are sold by the third party.


RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

INCOME TAXES: The Division is not a separate taxable entity for federal, state or local income tax purposes. The Division's operations are included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%. Prior to the consummation of the Offering, the Division intends to enter into a tax sharing agreement as described in Note 4.

Deferred income taxes are calculated using the estimated future tax effects or difference between financial statement carrying amounts and the tax bases of assets and liabilities.


CONCENTRATION OF CREDIT RISK: Financial instruments that subject the Division to concentrations of credit risk consist principally of accounts receivable. The Division performs an ongoing credit evaluation of its customers' financial condition and generally does not require collateral to secure accounts receivable. The Division's exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within its sole customer. The Division historically has not experienced losses relating to accounts receivable from its customer. All revenues for the three years in the period ended December 31, 2000 were derived from one customer.


STOCK-BASED COMPENSATION: The Division participates in ICN's stock-based compensation plans. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Division has elected to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------


Stock Issued to Employees" ("APB 25"), and related interpretations. The Division discloses the summary of pro forma effects to reported net income for fiscal 1998, 1999 and 2000, as if the Division had elected to recognize compensation cost based on the fair value of the options granted by ICN to employees of the Division as prescribed by SFAS No. 123.


USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

COMPREHENSIVE INCOME: The Division has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components. For all periods presented, there were no differences between comprehensive and net income.


EARNINGS PER SHARE, AS ADJUSTED: Unaudited earnings per share, as adjusted, has been calculated using the 150,000,000 shares that will be outstanding at the completion of the Offering. Historical earnings per share are not presented in the accompanying financial statements as such amounts are not considered meaningful.



NEW ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and becomes effective for the Division for the first quarter of 2001. The Division does not currently engage in any program of hedging or hold derivative instruments and consequently the Division does not expect the adoption of SFAS No. 133 to have a material effect on the Division's financial position, cash flows or results of operations.


3. AGREEMENT WITH SCHERING-PLOUGH:

On July 28, 1995, ICN entered into an Exclusive License and Supply Agreement (the "License Agreement") with Schering-Plough. Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of HCV in combination with Schering-Plough's interferon alfa-2b. The License Agreement provided ICN an initial non-refundable payment and future royalty payments from sales of ribavirin by Schering-Plough, including certain minimum royalty rates. As part of the initial License Agreement, ICN retained the right to co-market ribavirin capsules in the European Union under its trademark Virazole. In 1998, ICN and the Division received a one-time payment of $16,500,000 from Schering-Plough of which the Division received $13,467,000 for settlement of past royalties due on samples and free product distributed by Schering-Plough ($8,467,000) and forgiveness of a $5,000,000 obligation to them. In addition, the Division gave up the right to co-market in the European Union in exchange for an increase in worldwide royalty rates.

In conjunction with the License Agreement, Schering-Plough entered into a stock purchase agreement under which Schering-Plough purchased $42,000,000 of ICN's common stock upon the achievement of certain regulatory milestones.


Schering-Plough has informed ICN that it believes that royalties paid under the License Agreement should not include royalties on drugs distributed as part of some marketing programs. The Division has not been provided with appropriate information or documentation and does not agree with the proposed adjustment. However, if Schering-Plough were to apply the proposed adjustment retroactively


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------


since the inception of the License Agreement, the adjustment would be approximately $14,000,000. Further, if Schering-Plough were to apply the proposed adjustment to future royalties payments, royalties earned could be reduced in the same proportion as the historical adjustment.


As part of ICN's contribution, ICN intends to assign to Ribapharm its rights under the License Agreement.


In November 2000, the Company and ICN entered into an agreement to provide Schering-Plough with certain rights to license various products the Company may develop. Under the terms of the agreement, Schering-Plough has the option to exclusively license on a worldwide basis up to three compounds that the Company may develop for the treatment of hepatitis C on terms specified in the agreement. The option does not apply to Levovirin or Viramidine. The option is exercisable as to a particular compound at any time prior to the start of Phase II clinical studies for that compound. Once it exercises the option with respect to a compound, Schering-Plough is required to take over all developmental costs and responsibility for regulatory approval for that compound.



Under the terms of the agreement, the Company also granted Schering-Plough rights of first/last refusal to license compounds relating to the treatment of infectious diseases (other than hepatitis C) or cancer or other oncology indications as well as rights of first/last refusal with respect to Levovirin and Viramidine (collectively, the "Refusal Rights"). Under the terms of the Refusal Rights, if the Company intends to offer a license or other rights with respect to any of these compounds to a third party, the Company is required to notify Schering-Plough. At Schering-Plough's request, the Company is required to negotiate in good faith with Schering-Plough on an exclusive basis the terms of a mutually acceptable exclusive worldwide license or other form of agreement on commercial terms to be mutually agreed upon. If the Company cannot reach an agreement with Schering-Plough, the Company is permitted to negotiate a license agreement or other arrangement with a third party. Prior to entering into any final arrangement with the third party, the Company is required to offer substantially similar terms to Schering-Plough, which terms Schering-Plough has the right to match.



If Schering-Plough does not exercise its option or Refusal Rights as to a particular compound, the Company may continue to develop that compound or license that compound to other third parties. The agreement with Schering-Plough will terminate on the later of November 14, 2012 or the termination of the 1995 license agreement with Schering-Plough. The agreement was entered into as part of the resolution of claims asserted by Schering-Plough against the Company, including claims regarding the Company's alleged improper hiring of former Schering-Plough research and development personnel and claims that the Company was not permitted to conduct hepatitis C research the Company's license agreement with Schering-Plough.


4. RELATED PARTY TRANSACTIONS:

These financial statements have been prepared for inclusion in a registration statement relating to the planned initial public offering of a portion of the common stock of Ribapharm. ICN will continue to beneficially own more than 80% of the outstanding shares of common stock after the offering.


Effective upon the closing of this offering, Ribapharm and ICN will be subject to an affiliation and distribution agreement, which requires Ribapharm to comply with the terms of ICN's indentures, places restrictions on Ribapharm's ability to issue capital stock to ensure that Ribapharm remains part of ICN's consolidated group for tax purposes, and details ICN's commitment to elect independent directors to Ribapharm's board of directors; a management services and facilities agreement, which details ICN's agreement to provide Ribapharm with interim administrative and corporate services and


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

Ribapharm's agreement to provide ICN with interim facilities; a confidentiality agreement, which provides that Ribapharm and ICN will not disclose to third parties confidential and proprietary information concerning each other; a registration rights agreement, which grants ICN rights to require Ribapharm to register shares of Ribapharm common stock owned by ICN; and a tax sharing agreement, which will govern Ribapharm's commitment to remain part of ICN's consolidated tax group.


At the end of each quarter, all amounts receivable from Schering-Plough relating to the License Agreement are transferred to ICN. However, should the Division receive payment from Schering-Plough which is related to receivables previously transferred to ICN subsequent to the completion of the Offering, then ICN shall transfer the receivable back to the Division. Additionally, all excess cash remaining after payment by the Division of its costs is retained by ICN.



Following is a summary of transactions between the Division and ICN for each of the years ended December 31, 1998, 1999 and 2000 (in thousands):



                                                                      DECEMBER 31,
                                                             1998        1999        2000
--------------------------------------------------------------------------------------------
Allocation of costs of shared services (Note 1)...........  $ 5,146    $  4,852    $  10,098
Allocation of income tax expense..........................    1,950      33,652       48,623
Increase in royalty receivable transferred to ICN.........   (6,875)    (26,119)      (4,214)
Cash retained by ICN......................................   (3,594)    (65,836)    (123,507)
                                                            -------    --------    ---------
Total.....................................................  $ 3,373    $(53,451)   $ (69,000)
                                                            =======    ========    =========


Effective upon the closing of the Offering, the advances due to (from) ICN will be eliminated and recorded as a component of the new capital structure.

5. INCOME TAXES:


The income tax provision for each of the years ended December 31, 1998, 1999 and 2000, consists of the following (in thousands):



                                                                      DECEMBER 31,
                                                               1998      1999       2000
------------------------------------------------------------------------------------------
Current.....................................................  $1,950    $33,652    $48,623
Deferred....................................................   4,998      1,651         94
                                                              ------    -------    -------
                                                              $6,948    $35,303    $48,717
                                                              ======    =======    =======


The Division is not a separate taxable entity for federal, state or local income tax purposes. The Division's operations are included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%. Prior to the consummation of the Offering, the Division intends to enter into a tax sharing agreement with ICN.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------

The primary components of the Division's net deferred taxes were (in thousands):


                                                                 DECEMBER 31,
                                                               1999       2000
--------------------------------------------------------------------------------
Property and equipment......................................  $(2,665)   $(2,759)
                                                              -------    -------
Net deferred tax liability..................................  $(2,665)   $(2,759)
                                                              =======    =======



The Division's effective tax rate for each of years ended 1998 and 1999 was 36%. This rate is equal to the federal statutory rate and ICN's worldwide apportionment California State rate of 1%. The Division's effective tax rate for 2000 was 37% and reflects $4,625,000 of expenses which are not tax deductible.


6. DETAIL OF CERTAIN ACCOUNTS (IN THOUSANDS):


                                                                 DECEMBER 31,
                                                               1999       2000
--------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET:
  Land......................................................  $10,859    $10,859
  Building and building improvements........................   10,121     10,121
  Equipment.................................................    3,399     10,827
                                                              -------    -------
                                                               24,379     31,807
Accumulated depreciation....................................   (3,664)    (4,655)
Construction in progress....................................       --     11,335
                                                              -------    -------
                                                              $20,715    $38,487
                                                              =======    =======
Accrued Liabilities:
  Payroll and related items.................................  $    93    $   422
  Accrued consulting fees...................................      657      1,441
                                                              -------    -------
                                                              $   750    $ 1,863
                                                              =======    =======



7. COMMON STOCK PLANS:



During 2000, the Board of Directors and the stockholders of ICN approved ICN's Amended and Restated 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan, as amended, provides for the granting of options to purchase a maximum of 11,604,000 shares (including 3,000,000 shares authorized in 1998) of ICN's common stock to key employees, officers, directors, consultants and advisors of ICN. Options granted under the Stock Option Plan must have an option price not less than 85% of the fair market value of ICN's common stock at the date of the grant, and a term not exceeding 10 years. Options vest ratably over a four-year period from the date of the grant. Certain ICN employees who will become employees of Ribapharm were granted options under the Stock Option Plan.


The Division has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------


compensation cost for ICN's Stock Option Plan been determined based on the fair value at the grant date for awards in 1998, 1999 and 2000 consistent with the provisions of SFAS No. 123, the Division's unaudited pro forma net income would have been $11,992,000, $62,400,000 and $81,168,000 for the years ended December 31, 1998, 1999 and 2000, respectively.


The pro forma amounts were estimated using the Black-Scholes option-pricing model with the following assumptions:


                                                               1998      1999      2000
----------------------------------------------------------------------------------------
Weighted-average life (years)...............................     5.0       4.4       4.8
Volatility..................................................      56%       54%       55%
Expected dividend per share.................................  $ 0.36    $ 0.36    $ 0.36
Risk-free interest rate.....................................    5.15%      5.4%      5.8%
Weighted-average fair value of options granted..............  $23.57    $13.11    $12.07


The following table sets forth information relating to ICN stock option plans for Division employees during the years ended December 31, 1997, 1998 and 1999 (in thousands, except per share data):


                                                              NUMBER OF    WEIGHTED AVERAGE
                                                               SHARES       EXERCISE PRICE
                                                              -----------------------------
Shares under option, December 31, 1997......................     262            $12.73
  Granted...................................................     223             31.60
  Exercised.................................................     (54)            15.38
  Canceled..................................................      --                --
                                                                 ---            ------
Shares under option, December 31, 1998......................     431             22.16
  Granted...................................................     186             21.30
  Exercised.................................................     (73)            11.06
  Canceled..................................................      (9)            45.25
                                                                 ---            ------
Shares under option, December 31, 1999......................     535             23.00
  Granted...................................................     129             23.52
  Exercised.................................................     (77)            15.27
  Canceled..................................................      --                --
                                                                 ---            ------
Shares under option, December 31, 2000......................     587            $24.13
                                                                 ===            ======
Exercisable at December 31, 1998............................     108            $14.42
                                                                 ===            ======
Exercisable at December 31, 1999............................     204            $21.00
                                                                 ===            ======
Exercisable at December 31, 2000............................     224            $24.43
                                                                 ===            ======


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
--------------------------------------------------------------------------------


The schedule below reflects the number of outstanding and exercisable options for employees of the Division as of December 31, 2000 segregated by price range (in thousands, except per share data):



                              OUTSTANDING              EXERCISABLE
                         ----------------------   ----------------------
                                       WEIGHTED                 WEIGHTED     WEIGHTED
                           NUMBER      AVERAGE                  AVERAGE      AVERAGE
                             OF        EXERCISE    NUMBER OF    EXERCISE    REMAINING
RANGE OF EXERCISE PRICES   SHARES       PRICE       SHARES       PRICE     LIFE (YEARS)
---------------------------------------------------------------------------------------
$ 5.11  to   $13.67           75        $10.35         74        $10.29        4.00
 13.92  to    26.88          409         19.97        108         18.20        8.59
 27.25  to    46.25          103         42.47         42         45.25        7.74
                             ---                      ---
                             587                      224
                             ===                      ===



During 1998, ICN extended by one year the term of options to purchase an aggregate of 103,475 shares of common stock which are held by a director of ICN who was acting as the Senior Vice President of Research and Development. The Division was allocated non-cash compensation expense of $1,625,000 related to these options.



2001 STOCK OPTION AND AWARD PLAN: The 2001 Stock Option and Award Plan was adopted by Ribapharm's Board of Directors and approved by the sole shareholder. The Stock Option and Award Plan provides for the granting of options to purchase a maximum of 21,000,000 shares of Ribapharm's Class A Common Stock to the Ribapharm's directors, officers, employees and consultants as well as directors, officers and employees of ICN and its other affiliates. Options granted under the Stock Option and Award Plan will have an option price not less than 85% of the fair market value of Ribapharm's Common Stock at the date of grant and a term not exceeding 10 years. Options will vest ratably over a four year period from the date of the grant.



EMPLOYEE STOCK PURCHASE PLAN: The Employee Stock Purchase Plan was adopted by Ribapharm's Board of Directors. The Stock Purchase Plan allows Ribapharm's employees to purchase shares of the Ribapharm's Class A Common Stock on the Nasdaq National Market at the then current market price. Employees electing to participate in this program will pay for these purchases through payroll deductions.



8. COMMITMENTS AND CONTINGENCIES:



CONTINGENCIES: On August 11, 1999, the United States Securities and Exchange Commission filed a complaint in the United States District Court for the Central District of California captioned Securities and Exchange Commission v. ICN Pharmaceuticals, Inc., Milan Panic, Nils O. Johannesson, and David C. Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Complaint"). The SEC Complaint alleges that ICN and the individual named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The SEC Complaint concerns the status and disposition of ICN's 1994 New Drug Application for Virazole as a monotherapy treatment for Hepatitis C (the "NDA"). The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company. A pre-trial schedule has been set which requires the submission of summary


--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)

NOTES TO FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------


judgment motions in late 2002, the end of discovery by March 17, 2003, and the commencement of trial on May 6, 2003. ICN and the SEC are engaged in discussions in an effort to determine whether the litigation can be resolved by settlement agreement.



Beginning in 1996, ICN received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods. ICN understood that ICN, Mr. Panic, two current senior executive officers, a former senior officer, a current employee, and a former employee of ICN were targets of the investigation. ICN also understood that a senior executive officer and a director were subjects of the investigation. The United States Attorney for the Central District of California (the "Office") advised counsel for ICN that the areas of its investigation included disclosures made and not made concerning the 1994 Hepatitis C monotherapy NDA to the public and other third parties; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing ICN that the 1994 Hepatitis C monotherapy NDA had been found not approvable; possible violations of the economic embargo imposed by the United States upon the Federal Republic of Yugoslavia, based upon alleged sales by ICN and Mr. Panic of stock belonging to Company employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. ICN has cooperated, and continues to cooperate, in the Grand Jury investigation. A number of current and former officers and employees of ICN were interviewed by the government in connection with the investigation. The Office had issued subpoenas requiring various current and former officers and employees of ICN to testify before the Grand Jury. Certain current and former officers and employees testified before the Grand Jury beginning in July 1998.



On March 15, 2001, ICN was notified by the Office that a decision had been made to decline prosecution of all of the individual targets and subjects of the Grand Jury investigation. At the same time, ICN was also notified that the United States Attorney had authorized the Office to seek an indictment of ICN based upon alleged false and misleading misrepresentations concerning the 1994 hepatitis C monotherapy NDA. ICN and the Office are engaged in discussions in an effort to determine whether the matter can be settled by plea bargain.



In connection with the Grand Jury investigation and SEC litigation, ICN recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs, of which $4,625,000 was allocated to the Division. There can, of course, be no assurance that the Grand Jury investigation will be settled by plea agreement or that the SEC litigation will be settled by mutual agreement or what the amount of any settlements may ultimately be. In the event that a settlement of either matter is not reached, ICN will vigorously defend any litigation.


As a division controlled by ICN, any adverse judgment or settlement of the pending Securities and Exchange Commission and government actions against ICN can impose restrictions on the conduct of the Division's business. Furthermore, the pending Commission action seeks to bar ICN's chairman from acting as an officer or director of any publicly traded company, which would include Ribapharm.


BENEFIT PLANS: ICN has a defined contribution plan that provides all U.S. employees the opportunity to defer a portion of their compensation for pay out at a subsequent date. ICN can voluntarily make matching contributions on behalf of participating and eligible employees. Certain of the employees of ICN who will become employees of Ribapharm participate in this plan. The Division's expense related to such defined contribution plan was not material in 1998, 1999 and 2000.


PRODUCT LIABILITY INSURANCE: The Division is currently self-insured with respect to product liability claims and could be exposed to possible claims for personal injury resulting from allegedly defective

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)

NOTES TO FINANCIAL STATEMENTS, CONTINUED

--------------------------------------------------------------------------------

products. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Division, a substantial claim, if successful, could have a negative impact on the Division's results of operations and cash flows.

LONG-TERM INCENTIVE PLAN: ICN has a long-term incentive plan, which provides for the issuance of shares of ICN's common stock to senior executives, certain of whom are employees of the Division. Shares issued under the long-term incentive plan are restricted and vest over a four-year period. Although certain current employees of the Division may be eligible for grants under the plan, no such grants have been made.

OTHER: Milan Panic, ICN's Chairman of the Board and Chief Executive Officer, is employed under a contract expiring December 31, 2002 that provides for, among other things, certain health and retirement benefits. The contract is automatically extended at the end of each term for successive one-year periods unless either ICN or Mr. Panic terminates the contract upon six months prior written notice. Mr. Panic, at his option, may provide consulting services upon his retirement and will be entitled, when serving as a consultant, to participate in ICN medical and dental plans. The consulting fee shall not at any time exceed the annual compensation, as adjusted, paid to Mr. Panic. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments. To date, Mr. Panic has devoted substantially all of his efforts to ICN.


ICN has employment agreements with eleven key executives which contain "change in control" benefits, three of whom are employees of the Division. Upon a "change in control" of ICN as defined in the contract, the employee shall receive severance benefits equal to three times salary and other benefits.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Class A Common Stock registered hereby, all of which expenses, except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee, and the Nasdaq National Market listing fee, are estimated.



---------------------------------------------------------------------
Securities and Exchange Commission registration fee.........  $
NASD filing fee.............................................
Nasdaq National Market listing application fee..............
Printing and engraving fees and expenses....................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses..................................
Transfer Agent and Registrar fees and expenses..............
Miscellaneous expenses......................................
                                                              -------
          Total.............................................
                                                              =======


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

In connection with the consummation of this offering, we will adopt and file an amended and restated certificate of incorporation and amended and restated bylaws. As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

-  for any breach of duty of loyalty to us or to our stockholders;

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

- we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

- we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

- we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

-  the rights conferred in the amended and restated bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, Ribapharm has not sold any of its securities without registration under the Securities Act of 1933, except for the issuance of 100 shares of common stock to ICN on May 1, 2000 for $1.00 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

The following exhibits are filed with this registration statement.


EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
 1.1      Form of Underwriting Agreement, by and among ICN
          Pharmaceuticals, Inc., Ribapharm Inc. and the underwriters named therein.***
 3.1      Form of Amended and Restated Certificate of Incorporation of
          Ribapharm Inc.*
 3.2      Form of Amended and Restated Bylaws of Ribapharm Inc.*
 4.1      Form of Class A Common Stock Certificate.*
 5.1      Form of Opinion of Fried, Frank, Harris, Shriver &
          Jacobson.*
10.1      Form of Ribapharm Inc. 2001 Employee Stock Option and Award
          Plan and form of Stock Option Agreement.*
10.2      Form of Ribapharm Inc. Employee Stock Purchase Plan.*
10.3      Form of Affiliation and Distribution Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.*
10.4      Form of Management Services and Facilities Agreement between
          ICN Pharmaceuticals, Inc. and Ribapharm Inc.*
10.5      Form of Confidentiality Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.*
10.6      Form of Registration Rights Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.*
10.7      Form of Tax Sharing Agreement between ICN Pharmaceuticals,
          Inc. and Ribapharm Inc.*
10.8      Form of Indemnification Agreement between Ribapharm Inc. and its directors and executive officers.*


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
10.9      Exclusive License and Supply Agreement between ICN
          Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
          28, 1995.* Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.
10.10     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          January 20, 1998.* Portions of this exhibit have been
          omitted pursuant to an application for confidential
          treatment pursuant to Rule 406 under the Securities Act of
          1933, as amended.
10.11     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          July 16, 1998.* Portions of this exhibit have been omitted pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.
10.12     Form of Employment Agreement between Ribapharm Inc. and
          Johnson Y. N. Lau.*
10.13     Form of Employment Agreement between Ribapharm Inc. and
          Richard A. Meier.*
10.14     Form of Employment Agreement between Ribapharm Inc. and
          Harry A. Roosje.*
10.15     Agreement among Schering Corporation, ICN Pharmaceuticals,
          Inc. and Ribapharm Inc. dated as of November 14, 2000.*
          Portions of this exhibit have been omitted pursuant to an
          application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.
23.1      Form of Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in the opinion filed as Exhibit 5.1).*
23.2      Consent of PricewaterhouseCoopers LLP.*
24.1      Power of Attorney.**
99.1      Consent of Johnson Y. N. Lau to serve as director of
          Ribapharm Inc.*
99.2      Consent of Roger Guillemin to serve as director of Ribapharm
          Inc.*
99.3      Consent of Arnold Kroll to serve as director of Ribapharm
          Inc.*
99.4      Consent of Hans Thierstein to serve as director of Ribapharm
          Inc.*
99.5      Consent of John Vierling to serve as director of Ribapharm
          Inc.*
99.6      Consent of Roberts A. Smith to serve as a director of
          Ribapharm Inc.*


-------------------------
  * Filed herewith.


 ** Previously filed.



***To be filed by amendment.


(b) FINANCIAL STATEMENT SCHEDULES

All the schedules are omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 14th day of May, 2001.


                                          RIBAPHARM INC.

                                          By:     /s/ BILL A. MACDONALD
                                          --------------------------------------
                                          Name: Bill A. MacDonald
                                          Title:  Vice President, Chief
                                                  Financial Officer and
                                                  Treasurer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated.


                       SIGNATURE                                      TITLE                  DATE
                       ---------                                      -----                  ----
*                                                         President and Director         May 14, 2001
--------------------------------------------------------  (Principal Executive Officer)
Milan Panic

*                                                         Vice President, Chief          May 14, 2001
--------------------------------------------------------  Financial Officer, Treasurer
Bill A. MacDonald                                         and Director
                                                          (Principal Financial Officer
                                                          and
                                                          Principal Accounting Officer)

*                                                         Director                       May 14, 2001
--------------------------------------------------------
David C. Watt

                 *By: /s/ DAVID C. WATT
  ---------------------------------------------------
                     David C. Watt
                    Attorney-in-fact


--------------------------------------------------------------------------------

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
 1.1      Form of Underwriting Agreement, by and among ICN
          Pharmaceuticals, Inc., Ribapharm Inc. and the underwriters named therein.***
 3.1      Form of Amended and Restated Certificate of Incorporation of
          Ribapharm Inc.*
 3.2      Form of Amended and Restated Bylaws of Ribapharm Inc.*
 4.1      Form of Class A Common Stock Certificate.*
 5.1      Form of Opinion of Fried, Frank, Harris, Shriver &
          Jacobson.*
10.1      Form of Ribapharm Inc. 2001 Employee Stock Option and Award
          Plan and form of Stock Option Agreement.*
10.2      Form of Ribapharm Inc. Employee Stock Purchase Plan.*
10.3      Form of Affiliation and Distribution Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.*
10.4      Form of Management Services and Facilities Agreement between
          ICN Pharmaceuticals, Inc. and Ribapharm Inc.*
10.5      Form of Confidentiality Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.*
10.6      Form of Registration Rights Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.*
10.7      Form of Tax Sharing Agreement between ICN Pharmaceuticals,
          Inc. and Ribapharm Inc.*
10.8      Form of Indemnification Agreement between Ribapharm Inc. and its directors and executive officers.*
10.9      Exclusive License and Supply Agreement between ICN
          Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
          28, 1995.* Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.
10.10     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          January 20, 1998.* Portions of this exhibit have been
          omitted pursuant to an application for confidential
          treatment pursuant to Rule 406 under the Securities Act of
          1933, as amended.
10.11     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          July 16, 1998.* Portions of this exhibit have been omitted pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.
10.12     Form of Employment Agreement between Ribapharm Inc. and
          Johnson Y. N. Lau.*
10.13     Form of Employment Agreement between Ribapharm Inc. and
          Richard A. Meier.*
10.14     Form of Employment Agreement between Ribapharm Inc. and
          Harry A. Roosje.*
10.15     Agreement among Schering Corporation, ICN Pharmaceuticals,
          Inc. and Ribapharm Inc. dated as of November 14, 2000.*
          Portions of this exhibit have been omitted pursuant to an
          application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.
23.1      Form of Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in the opinion filed as Exhibit 5.1).*
23.2      Consent of PricewaterhouseCoopers LLP.*
24.1      Power of Attorney.**
99.1      Consent of Johnson Y. N. Lau to serve as director of
          Ribapharm Inc.*
99.2      Consent of Roger Guillemin to serve as director of Ribapharm
          Inc.*

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
99.3      Consent of Arnold Kroll to serve as director of Ribapharm
          Inc.*
99.4      Consent of Hans Thierstein to serve as director of Ribapharm
          Inc.*
99.5      Consent of John Vierling to serve as director of Ribapharm
          Inc.*
99.6      Consent of Roberts A. Smith to serve as a director of
          Ribapharm Inc.*


-------------------------
  * Filed herewith.


 ** Previously filed.



***To be filed by amendment.